Date: as of December 21, 2011

STI AMBER SHIPPING COMPANY LIMITED

STI GARNET SHIPPING COMPANY LIMITED

STI RUBY SHIPPING COMPANY LIMITED

STI TOPAZ SHIPPING COMPANY LIMITED

as joint and several Borrowers

SCORPIO TANKERS INC.
as Guarantor

THE BANKS AND FINANCIAL INSTITUTIONS
listed in Schedule 1
as Lenders

THE BANKS AND FINANCIAL INSTITUTIONS
listed in Schedule 2
as Swap Banks

- and -

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK
as Arranger, Agent
and as Security Trustee

________________________________________

LOAN AGREEMENT

________________________________________

relating to senior secured term loan facility in the amount of up to US$92,000,000

 i

6. INTEREST PERIODS		39
6.1	Commencement of Interest Periods	39
6.2	Duration of normal Interest Periods	39
6.3	Duration of Interest Periods for repayment installments	40
6.4	Non-availability of matching deposits for Interest Period selected	40

7. DEFAULT INTEREST		40
7.1	Payment of default interest on overdue amounts	40
7.2	Default rate of interest	40
7.3	Calculation of default rate of interest	40
7.4	Notification of interest periods and default rates	41
7.5	Payment of accrued default interest	41
7.6	Application to Master Agreement	41

8. REPAYMENT AND PREPAYMENT		41
8.1	Amount of repayment installments	41
8.2	Repayment Dates	42
8.3	Maturity Date	42
8.4	Voluntary prepayment	42
8.5	Conditions for voluntary prepayment	42
8.6	Effect of notice of prepayment	42
8.7	Notification of notice of prepayment	42
8.8	Application of partial prepayment	42
8.9	Mandatory prepayment	43
8.10	Amounts payable on prepayment	43
8.11	No reborrowing	43
8.12	Unwinding of Designated Transactions	43
8.13	Release of Borrower	43

9. CONDITIONS PRECEDENT		43
9.1	Documents, fees and no default	43
9.2	Waiver of conditions precedent	45

10. REPRESENTATIONS AND WARRANTIES		47
10.1	General	47
10.2	Status	47
10.3	Company power; consents	47
10.4	Consents in force	48
10.5	Title.	48
10.6	Legal validity; effective Security Interests	48
10.7	No third party Security Interests	48
10.8	No conflicts	49
10.9	Taxes.	49
10.10	No default	50
10.11	Information	50
10.12	No litigation	51
10.13	ISM Code and ISPS Code compliance	51

10.14	Validity and completeness of Contracts	51
10.15	No rebates etc.	51
10.16	Compliance with law; Environmentally Sensitive Material	51
10.17	Ownership structure.	52
10.18	Pension Plans	52
10.19	Margin Stock	52
10.20	Investment company, public utility, etc.	52
10.21	Asset Control.	52
10.22	No money laundering	53
10.23	Ships	53
10.24	Place of Business	54
10.25	Solvency	54
10.26	Borrowers’ business; Guarantor’s business	54
10.27	Immunity; Enforcement; Submission to Jurisdiction; Choice of Law.	54
10.28	Status of Secured Liabilities	55

11. GENERAL AFFIRMATIVE AND NEGATIVE COVENANTS		55
11.1	Affirmative covenants	55
11.2	Negative covenants	62

12. FINANCIAL COVENANTS		64
12.1	General	64
12.2	Maximum leverage	64
12.3	Minimum tangible net worth	64
12.4	Minimum interest coverage	65
12.5	Free liquidity	65

13. MARINE INSURANCE COVENANTS		65
13.1	General	65
13.2	Maintenance of obligatory insurances	65
13.3	Terms of obligatory insurances	65
13.4	Further protections for the Creditor Parties	66
13.5	Renewal of obligatory Insurances	67
13.6	Copies of policies; letters of undertaking	68
13.7	Copies of certificates of entry	68
13.8	Deposit of original policies	69
13.9	Payment of premiums	69
13.10	Guarantees	69
13.11	Compliance with terms of insurances	69
13.12	Alteration to terms of insurances	70
13.13	Settlement of claims	70
13.14	Provision of copies of communications	70
13.15	Provision of information	70
13.16	Mortgagee’s interest, additional perils and political risk insurances	71
13.17	Review of insurance requirements	71
13.18	Modification of insurance requirements	71
13.19	Compliance with instructions	71

14. SHIP COVENANTS		71
14.1	General	71
14.2	Ship’s name and registration	71
14.3	Repair and classification	72
14.4	Classification Society instructions	72
14.5	Modification	73
14.6	Removal of parts	73
14.7	Surveys	73
14.8	Inspection	73
14.9	Prevention of and release from arrest	73
14.10	Compliance with laws etc	74
14.11	Provision of information	74
14.12	Notification of certain events	75
14.13	Restrictions on chartering, appointment of managers etc	75
14.14	Notice of Mortgage	76
14.15	ISPS Code	76

15. SECURITY MAINTENANCE COVER RATIO		76
15.1	General	76
15.2	Security Maintenance Cover Ratio	76
15.3	Provision of additional security; prepayment	77
15.4	Value of additional vessel security	77
15.5	Valuations binding	77
15.6	Provision of information	77
15.7	Payment of valuation expenses	78
15.8	Application of prepayment	78

16. GUARANTEE		78
16.1	Guarantee and indemnity	78
16.2	Continuing guarantee	78
16.3	Performance of Guaranteed Obligations; obligations pari passu.	79
16.4	Reinstatement	79
16.5	Liability absolute and unconditional	79
16.6	Waiver of promptness, etc.	80
16.7	Waiver of revocation, etc.	80
16.8	Waiver of certain defenses	80
16.9	Waiver of disclosure, etc.	81
16.10	Immediate recourse	81
16.11	Acknowledgment of benefits	81
16.12	Independent obligations	81
16.13	Deferral of Guarantor’s rights	81
16.14	Limitation of liability	81
16.15	Reliance of Creditor Parties	82

16A. BORROWERS’ SWAP GUARANTEE		82
16A.1	Guarantee and indemnity	82
16A.2	Continuing guarantee	82
16A.3	Performance of Guaranteed Swap Obligations; obligations pari passu.	83
16A.4	Reinstatement	83
16A.5	Liability absolute and unconditional	83
16A.6	Waiver of promptness, etc	84
16A.7	Waiver of revocation, etc.	84
16A.8	Waiver of certain defenses	84
16A.9	Waiver of disclosure, etc.	84
16A.10	Immediate recourse	85
16A.11	Acknowledgment of benefits	85
16A.12	Independent obligations	85
16A.13	Deferral of Borrower’s rights	85
16A.14	Limitation of liability	85
16A.15	Reliance of Creditor Parties	86

17. PAYMENTS AND CALCULATIONS		86
17.2	Currency and method of payments	86
17.3	Payment on non-Business Day	86
17.4	Basis for calculation of periodic payments	86
17.5	Distribution of payments to Creditor Parties	87
17.6	Permitted deductions by Agent	87
17.7	Agent only obliged to pay when monies received	87
17.8	Refund to Agent of monies not received	87
17.9	Agent may assume receipt	87
17.10	Creditor Party accounts	87
17.11	Agent’s memorandum account	88
17.12	Accounts prima facie evidence	88

18. APPLICATION OF RECEIPTS		88
18.1	Normal order of application	88
18.2	Variation of order of application	89
18.3	Notice of variation of order of application	89
18.4	Appropriation rights overridden	89
18.5	Payments in excess of Contribution.	89

19. APPLICATION OF EARNINGS, SALES PROCEEDS, INSURANCE PROCEEDS AND RETENTION ACCOUNT		90
19.1	General	90
19.2	Payment of Earnings	90
19.3	Location of Accounts	90
19.4	Borrowers’ obligations unaffected	90
19.5	Interest accrued on Retention Account	91
19.6	Debt for expenses etc.	91
19.7	Retention Account: credits and withdrawals	91
19.8	Earnings Account Balance	92

 v

20. EVENTS OF DEFAULT		92
20.1	Events of Default. An Event of Default occurs if:	92
20.2	Actions following an Event of Default	94
20.3	Termination of Commitments	95
20.4	Acceleration of Loan	95
20.5	Multiple notices; action without notice	95
20.6	Notification of Creditor Parties and Security Parties	95
20.7	Creditor Party rights unimpaired	96
20.8	Exclusion of Creditor Party liability	96
20.9	Position of Swap Counterparties	96

21. FEES AND EXPENSES		96
21.1	Arrangement, commitment and up front fees	96
21.2	Costs of negotiation, preparation etc.	97
21.3	Costs of variations, amendments, enforcement etc	97
21.4	Documentary taxes	97
21.5	Certification of amounts	97

22. INDEMNITIES		97
22.1	Indemnities regarding borrowing and repayment of Loan	97
22.2	Breakage costs	98
22.3	Miscellaneous indemnities	98
22.4	Currency indemnity	99
22.5	Application to Master Agreements	99
22.6	Certification of amounts	99
22.7	Sums deemed due to a Lender	100

23. NO SET-OFF OR TAX DEDUCTION; TAX INDEMNITY		100
23.1	No deductions	100
23.2	Grossing-up for taxes	100
23.3	Evidence of payment of taxes	100
23.4	Indemnity for taxes	100
23.5	Exclusion from indemnity and gross-up for taxes	100
23.6	Delivery of tax forms.	101
23.7	Application to Master Agreements	102

24. ILLEGALITY, ETC		102
24.1	Illegality	102
24.2	Notification of illegality	102
24.3	Prepayment; termination of Commitment	102
24.4	Mitigation	102

25. INCREASED COSTS		103
25.1	Increased costs	103
25.2	Meaning of “increased costs”	103
25.3	Notification to Borrowers of claim for increased costs	104
25.4	Payment of increased costs	104
25.5	Notice of prepayment	104
25.6	Prepayment; termination of Commitment	104
25.7	Application of prepayment	104

26. SET-OFF		104
26.1	Application of credit balances	104
26.2	Existing rights unaffected	105
26.3	Sums deemed due to a Lender	105
26.4	No Security Interest	105

27. TRANSFERS AND CHANGES IN LENDING OFFICES		105
27.1	Transfer by Borrowers or Guarantor	105
27.2	Transfer by a Lender	105
27.3	Transfer Certificate, delivery and notification	106
27.4	Effective Date of Transfer Certificate	106
27.5	No transfer without Transfer Certificate	106
27.6	Lender re-organization; waiver of Transfer Certificate	106
27.7	Effect of Transfer Certificate	107
27.8	Maintenance of register of Lenders	107
27.9	Reliance on register of Lenders	108
27.10	Authorization of Agent to sign Transfer Certificates	108
27.11	Registration fee	108
27.12	Sub-participation; subrogation assignment	108
27.13	Disclosure of information	108
27.14	Change of lending office	108
27.15	Notification	108
27.16	Security over Lenders’ rights	108

28. VARIATIONS AND WAIVERS		109
28.1	Variations, waivers etc. by Majority Lenders	109
28.2	Variations, waivers etc. requiring agreement of all Lenders	109
28.3	Variations, waivers etc. relating to the Servicing Banks	110
28.4	Exclusion of other or implied variations	110

29. NOTICES		110
29.1	General	110
29.2	Addresses for communications	110
29.3	Effective date of notices	112
29.4	Service outside business hours	112
29.5	Illegible notices	113
29.6	Valid notices	113
29.7	English language	113
29.8	Meaning of “notice”	113

30. SUPPLEMENTAL		113
30.1	Rights cumulative, non-exclusive	113
30.2	Severability of provisions	113
30.3	Counterparts	113
30.4	Binding Effect	113

31. THE SERVICING BANKS AND PARALLEL DEBT		114
31.1	Appointment and Granting.	114
31.2	Scope of Duties	115
31.3	Reliance	116
31.4	Knowledge	116
31.5	Security Trustee and Agent as Lenders	116
31.6	Indemnification of Security Trustee and Agent	117
31.7	Reliance on Security Trustee or Agent	117
31.8	Actions by Security Trustee and Agent	118
31.9	Resignation and Removal	118
31.10	Release of Collateral	118
31.11	Parallel Debt	118

32. LAW AND JURISDICTION		119
32.1	Governing law	119
32.2	Consent to Jurisdiction.	120
32.3	Creditor Party rights unaffected	120
32.4	Meaning of “proceedings”	121

33. WAIVER OF JURY TRIAL		121
33.1	WAIVER	121

34. PATRIOT ACT NOTICE		121
34.1	PATRIOT Act Notice	121

Appendix A	152
Appendix B	153
Appendix C	154
Appendix D	155
Appendix E	156
Appendix F	157
Appendix G	158
Appendix H	159
Appendix I	160
Appendix J	161
Appendix K	162
EXECUTION PAGE	122
Schedule 1	124
Schedule 2	125
Schedule 3	126
Schedule 4	127
Schedule 5	131
Schedule 6	141
Schedule 7	145
Schedule 8	146
Schedule 9	147

THIS LOAN AGREEMENT (this “Agreement”) is made as of December 21, 2011

AMONG

(1)	STI AMBER SHIPPING COMPANY LIMITED (“Amber”), STI GARNET SHIPPING COMPANY LIMITED (“Garnet”), STI RUBY SHIPPING COMPANY LIMITED (“Ruby”) and STI TOPAZ SHIPPING COMPANY LIMITED (“Topaz” and together with Amber, Garnet and Ruby, the “Borrowers” and, each individually, a “Borrower”, which expression includes their respective successors, transferees and assigns) each a corporation incorporated and existing under the laws of the Republic of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, as joint and several borrowers;

(2)	SCORPIO TANKERS INC., a corporation incorporated and existing under the laws of the Republic of the Marshall Islands whose principal office is at 9, Boulevard Charles III, Monaco, 98000, as guarantor (the “Guarantor”, which expression includes its successors, transferees and assigns);

(3)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as lenders (the “Lenders”, which expression includes their respective successors, transferees and assigns);

(4)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 2, as Swap banks (together with any other person that becomes a swap bank pursuant to a Swap Bank Accession Agreement (as defined below), the “Swap Banks”, which expression includes their respective successors, transferees and assigns);

(5)	CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as agent for the Lenders (in such capacity, the “Agent”, which expression includes its successors, transferees and assigns), acting in such capacity through its principal office at 9 quai du President Paul Doumer, 92920 Paris La Defense Cedex, France;

(6)	CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as security trustee for the Lenders (in such capacity, the “Security Trustee”, which expression includes its successors, transferees and assigns), acting in such capacity through its principal office at 9 quai du President Paul Doumer, 92920 Paris La Defense Cedex, France; and

(7)	CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as arranger (in such capacity, the “Arranger”, which expression includes its successors, transferees and assigns), acting in such capacity through its principal office at 9 quai du President Paul Doumer, 92920 Paris La Defense Cedex, France.

1

BACKGROUND

(A)     The Lenders have agreed to make available to the Borrowers a loan facility of up to $92,000,000 for the purpose of financing part of the shipbuilding purchase price for the Ships.

(B)     At their discretion, the Swap Banks may make available to the Borrowers interest rate swap transactions from time to time to hedge the Borrowers’ exposure under this Agreement to interest rate fluctuations.

(C)     The Lenders and the Swap Banks have agreed to share in the security to be granted to the Security Trustee pursuant to this Agreement pari passu.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions. Subject to Clause 1.5, in this Agreement:

“Acceptable Accounting Firm” means Deloitte LLP, or such other recognized accounting firm as the Agent may, from time to time approve in its reasonable discretion;

“Acceptable Long Term Employment” means a time charter contract or other contract of employment (a) having a duration of two (2) years or more with at least three (3) months remaining on the term thereof (inclusive of any extensions); (b) with a charterer reasonably acceptable to the Majority Lenders; and (c) having such other terms and conditions reasonably acceptable to the Majority Lenders;

“Account Bank” means CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, acting through its principal office at 9 quai du President Paul Doumer, 92920 Paris La Defense Cedex, France;

“Account Pledge” means the pledge of the Earnings Accounts and the Retention Account pursuant to the Balance Accounts Pledge Agreement in the form set out in Appendix C;

“Advance” means each borrowing of a portion of the Total Commitment by the Borrowers or (as the context may require) the outstanding principal amount of such borrowing at any relevant time, and includes the Amber Contract Installment Advance, the Amber Delivery Advance, the Garnet Contract Installment Advance, the Garnet Delivery Advance, the Ruby Contract Installment Advance, the Ruby Delivery Advance, the Topaz Contract Installment Advance and the Topaz Delivery Advance, and also

(a)	in relation to the Amber Ship and/or Amber and/or the Amber Tranche, it means the Amber Contract Installment Advance and the Amber Delivery Advance;

(b)	in relation to the Garnet Ship and/or Garnet and/or the Garnet Tranche, it means the Garnet Contract Installment Advance and the Garnet Delivery Advance;

2

(c)	in relation to the Ruby Ship and/or Ruby and/or the Ruby Tranche, it means the Ruby Contract Installment Advance and the Ruby Delivery Advance; and

(d)	in relation to the Topaz Ship and/or Topaz and/or the Topaz Tranche, it means the Topaz Contract Installment Advance and the Topaz Delivery Advance; and “Advances” means any or all of them;

“Affiliate” means, as to any person, any other person that, directly or indirectly, controls, is controlled by or is under common control with such person or is a director or officer of such person, and for purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a person means the possession, direct or indirect, of the power to vote 20% or more of the Voting Stock of such person or to direct or cause direction of the management and policies of such person, whether through the ownership of Voting Stock, by contract or otherwise;

“Agreed Form” means in relation to any document, that document in the form reasonably acceptable to the Agent with the consent of the Majority Lenders (such consent not to be unreasonably withheld), or as otherwise reasonably approved in accordance with any other approval procedure specified in any relevant provision of any Finance Document;

“Amber Commercial Management Agreement” means an Approved Commercial Management Agreement for the Amber Ship;

“Amber Contract” means the shipbuilding contract dated June 2, 2011 made between Amber and the Builder, as may be amended and supplemented from time to time, relating to the construction and sale by the Builder, and the purchase by Amber of the Amber Ship;

“Amber Contract Assignment Consent and Acknowledgement” means the acknowledgement of notice of, and consent to, the assignment in respect of the Amber Contract given or to be given in the form annexed to the Amber Pre-delivery Security Assignment;

“Amber Contract Installment Advance” means, in relation to the Amber Ship, an Advance of a portion of the Total Commitment, in the maximum amount in Dollars specified in the “Advance Amount” column of Schedule 3 of this Agreement opposite the name of the relevant Advance and to be made to finance in part payment of the fourth installment of the Amber Contract Price due before the Delivery Date for the Amber Ship;

“Amber Contract Price” means the purchase price for the Amber Ship under the Amber Contract, being $37,405,500 or such lesser sum in Dollars as may be payable as the purchase price for the Amber Ship by Amber to the Builder pursuant to the Amber Contract;

“Amber Delivery Advance” means in relation to the Amber Ship, an Advance of a portion of the Total Commitment in the maximum amount in Dollars specified in the “Advance Amount” column of Schedule 3 of this Agreement opposite the name of the relevant Advance and to be made to finance in full the payment of the delivery installment of the Amber Contract Price due on the Delivery Date for the Amber Ship;

3

“Amber Earnings Account” means, in relation to the Amber Ship, an account in the name of Amber with the Account Bank designated the Amber - Earnings Account, or any other account which is designated by the Agent as the Amber Earnings Account in relation to the Amber Ship for the purpose of this Agreement;

“Amber Earnings Assignment” means in relation to the Amber Ship, an assignment of the Earnings and any Requisition Compensation of the Amber Ship, in the form set out in Appendix D;

“Amber Insurance Assignment” means in relation to the Amber Ship; an assignment of the Insurances applicable to the Amber Ship, in the form set out in Appendix K;

“Amber Mortgage” means the first preferred mortgage to be executed by Amber in favor of the Security Trustee in the form set out in Appendix E;

“Amber Pre-delivery Security Assignment” means an assignment of the Amber Contract and the Amber Refund Guarantee in the form set out in Appendix F;

“Amber Refund Guarantee” means each letter of guarantee issued or to be issued by the Refund Guarantor as amended and supplemented from time to time in favor of Amber in respect of the Builder’s obligations under the Amber Contract, each in the form required by the Amber Contract, and any further guarantee(s) to be issued by the Refund Guarantor in respect of any agreement supplemental to the Amber Contract, and any extension, renewal or replacement thereto or thereof.

“Amber Refund Guarantee Assignment Consent and Acknowledgement” means in relation to each Amber Refund Guarantee, an acknowledgement of notice of, and consent to, the assignment in respect of that Amber Refund Guarantee given or to be given by the Refund Guarantor in the form annexed to the Amber Pre-delivery Security Assignment;

“Amber Ship” means the 52,000 dwt product tanker known on the date of this Agreement as Hull No. 2332 at the Builder’s yard, to be constructed and sold by the Builder to Amber pursuant to the Amber Contract and to be registered on its Delivery Date in the ownership of Amber through the relevant Registry under the law of an Approved Flag with the name STI AMBER;

“Amber Technical Management Agreement” means an Approved Technical Management Agreement for the Amber Ship;

“Amber Tranche” means a Tranche of the Total Commitment and the Loan of up to $23,000,000, comprising the Amber Contract Installment Advance and the Amber Delivery Advance, or the aggregate principal amount of such Tranche outstanding at any relevant time;

4

“Approved Broker” means any of the companies listed on Schedule 8 or such other company proposed by the Borrowers which the Agent may, with the consent of the Majority Lenders (such consent not to be unreasonably withheld), approve from time to time for the purpose of valuing the Ships who shall act as an expert and not as arbitrator and whose valuation shall be conclusive and binding on all parties to this Agreement;

“Approved Commercial Management Agreement” means, in relation to a Ship in respect of its commercial management, a management agreement between the relevant Borrower and an Approved Commercial Manager which shall be on the BIMCO Shipman 98 form or such other form of management agreement, in each case which the Agent may reasonably approve;

“Approved Commercial Manager” means SCM or any other commercial management company proposed by the Borrowers which the Agent may reasonably approve from time to time as the commercial manager of a Ship;

“Approved Flag” means the Bahamian, Cypriot, Maltese, Liberian, Panamanian, Singaporean or Marshall Islands flag or such other flag as the Agent may, with the consent of the Majority Lenders, approve from time to time in writing as the flag on which a Ship shall be registered;

“Approved Management Agreement” means either an Approved Commercial Management Agreement or an Approved Technical Management Agreement as the context requires;

“Approved Manager” means either an Approved Commercial Manager or an Approved Technical Manager, as the context requires;

“Approved Technical Management Agreement” means, in relation to a Ship in respect of its technical management, a management agreement between the relevant Borrower and an Approved Technical Manager which shall be on the BIMCO Shipman 98 form or such other form of management agreement, in each case which the Agent may reasonably approve;

“Approved Technical Manager” means SSM or any other technical management company proposed by the Borrowers which the Agent may reasonably approve from time to time as technical manager of a Ship;

“Availability Period” means the period commencing on the Effective Date and ending on the earlier of:

(a)	November 30, 2012 (or such later date as the Agent may, with the consent of the Majority Lenders (such consent not to be unreasonably withheld, conditioned or delayed), agree with the Borrowers); or

(b)	the date on which the Total Commitments are fully borrowed, cancelled or terminated;

“Bank Secrecy Act” means the United States Bank Secrecy Act of 1970, as amended;

“Business Day” means a day on which banks are open in Zurich, Switzerland; London, England; Stockholm, Sweden; Paris, France and New York, New York, U.S.A.;

“Balloon Installment” for each Tranche has the meaning set forth in Clause 8;

“Builder” means Hyundai Mipo Dockyard Co., Ltd., having its principal office at 1381 BANGEO-DONG, Dong-Gu, Ulsan 682-712, South Korea;

5

“Capitalized Lease” means, as applied to any person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such person, as lessee, in conformity with IFRS, is required to be capitalized on the balance sheet of such person; and “Capitalized Lease Obligation” is defined to mean the rental obligations, as aforesaid, under a Capitalized Lease;

“Cash Equivalents” means:

(a)	securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);

(b)	time deposits, certificates of deposit or deposits in the interbank market of any commercial bank of recognized standing organized under the laws of the United States of America, any state thereof or any foreign jurisdiction having capital and surplus in excess of $500,000,000; and

c)	such other securities or instruments as the Majority Lenders shall agree in writing;

and in respect of both (a) and (b) above, with a Rating Category of at least “A+” by S&P and “A” by Moody’s (or the equivalent used by another Rating Agency) in each case having maturities of not more than ninety (90) days from the date of acquisition;

“Change of Control” means:

(a)	in respect of a Borrower, the occurrence of any act, event or circumstance that without prior written consent of the Majority Lenders results in the Guarantor owning directly or indirectly less than 100% of the issued and outstanding Equity Interests in such Borrower; and

(b)	in respect of the Guarantor, means:

(i)	a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than any holders of the Guarantor’s Equity Interests as of the date of this Agreement, becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act and including by reason of any change in the ultimate “beneficial ownership” of the Equity Interests of the Guarantor) of more than 35% of the total voting power of the Voting Stock of the Guarantor (calculated on a fully diluted basis); or

(ii)	individuals who at the beginning of any period of two consecutive calendar years constituted the Board of Directors or equivalent governing body of the Guarantor (together with any new directors (or equivalent) whose election by such Board of Directors or equivalent governing body or whose nomination for election was approved by a vote of at least two-thirds of the members of such Board of Directors or equivalent governing body then still in office who either were members of such Board of Directors or equivalent governing body at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least 50% of the members of such Board of Directors or equivalent governing body then in office;

6

“Charter” means, in relation to a Ship, any time or consecutive voyage charter or other contract for the employment in respect of such Ship, including, but not limited to, a contract of affreightment, for a term which exceeds, or which by virtue of any optional extensions may exceed, 12 months;

“Charter Assignment” means, in relation to a Ship, an assignment of the relevant Charter in the form set out in Appendix A;

“CISADA” means the United States Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010;

“Classification Society” means, in relation to a Ship, American Bureau of Shipping, Det Norske Veritas or such other vessel classification society that is a member of IACS that the Agent may approve from time to time;

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder;

“Collateral” means all property (including, without limitation, any proceeds thereof) referred to in the Finance Documents that is subject to any Security Interest in favor of the Security Trustee, for the benefit of the Lenders and the Swap Banks, securing the Secured Liabilities;

“Commission” or “SEC” means the United States Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act;

“Commitment” means, in relation to a Lender, the amount set forth opposite its name in Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and “Total Commitments” means the aggregate of the Commitments of all the Lenders);

“Compliance Certificate” means a certificate executed by the Chief Financial Officer of the Guarantor in the form set out in Appendix B;

“Consolidated EBITDA” means, for any accounting period, the consolidated net income of the Guarantor for that accounting period:

(a)	plus, to the extent deducted in computing the net income of the Guarantor for that accounting period, the sum, without duplication, of:

(i)	all federal, state, local and foreign income taxes and tax distributions;

(ii)	Consolidated Net Interest Expense;

(iii)	depreciation, depletion, amortization of intangibles and other non-cash charges or non-cash losses (including non-cash transaction expenses and the amortization of debt discounts) and any extraordinary losses not incurred in the ordinary course of business;

(iv)	expenses incurred in connection with a special or intermediate survey (including any underwater survey done in lieu thereof) of a Ship during such period; and

(v)	any drydocking expenses;

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(b)	minus, to the extent added in computing the consolidated net income of the Guarantor for that accounting period, (i) any non-cash income or non-cash gains and (ii) any extraordinary gains on asset sales not in the ordinary course of business;

“Consolidated Funded Debt” means, for any accounting period, the sum of the following for the Guarantor determined (without duplication) on a consolidated basis for such period and in accordance with IFRS consistently applied:

(a)	all Financial Indebtedness; and

(b)	all obligations to pay a specific purchase price for goods or services whether or not delivered or accepted (including take-or-pay and similar obligations which in accordance with IFRS would be shown on the liability side of a balance sheet);

provided that balance sheet accruals for future drydock expenses shall not be classified as Consolidated Funded Debt;

“Consolidated Liquidity” means, on a consolidated basis at any time, the sum of (a) cash, (b) Cash Equivalents, in each case held by the Guarantor on a freely available and unencumbered basis, and (c) available commitments under any revolving credit facilities extended to the Guarantor;

“Consolidated Net Interest Expense” means the aggregate of all interest, commissions, discounts and other costs, charges or expenses accruing that are due from the Guarantor and all of its subsidiaries during the relevant accounting period less (i) commitment fees, (ii) interest income received and (iii) amortization of deferred charges and arrangement fees, determined on a consolidated basis in accordance with IFRS and as shown in the consolidated statements of income for the Guarantor;

“Consolidated Tangible Net Worth” means, on a consolidated basis, the total shareholders’ equity (including retained earnings) of the Guarantor, minus goodwill;

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“Consolidated Total Capitalization” means Consolidated Tangible Net Worth plus Consolidated Funded Debt;

“Contract” means the Amber Contract, the Garnet Contract, the Ruby Contract and the Topaz Contract or any of them;

“Contract Installment Advance” means the Amber Contract Installment Advance, the Garnet Contract Installment Advance, the Ruby Contract Installment Advance and the Topaz Contract Installment Advance or any of them;

“Contract Price” means the Amber Contract Price, the Garnet Contract Price, the Ruby Contract Price and the Topaz Contract Price or any of them;

“Contractual Currency” has the meaning given in Clause 22.4;

“Contribution” means, in relation to a Lender, the part of the Loan which is owing to that Lender;

“Creditor Party” means the Agent, the Arranger, the Security Trustee, any Lender or any Swap Bank, whether as at the date of this Agreement or at any later time;

“Delivery Advance” means the Amber Delivery Advance, the Garnet Delivery Advance, the Ruby Delivery Advance and the Topaz Delivery Advance or any of them;

“Delivery Date” has the meaning given in Clause 9.2(b);

“Designated Transaction” means a Transaction which fulfils the following requirements:

(a)	it is entered into by a Borrower with a Swap Bank:

(b)	its purpose is the hedging of the Borrowers’ exposure under this Agreement to fluctuations in LIBOR arising from the funding of the Loan (or any part thereof) for a period expiring no later than the Maturity Date; and

(c)	it is designated by the Borrowers, by delivery by the Borrowers to the Agent of a notice of designation in the form set out in Schedule 7 as a Designated Transaction for the purposes of the Finance Documents;

“Disbursement Authorization” has the meaning given in Clause 9.2(b);

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means, in relation to an Advance, the date requested by the Borrowers for such Advance to be made, or (as the context requires) the date on which such Advance is actually made;

“Drawdown Notice” means a notice in the form set out in Schedule 4 (or in any other form which the Agent approves or reasonably requires);

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“Earnings” means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower owning such Ship or the Security Trustee and which arise out of the use or operation of that Ship, including (but not limited to):

(a)	except to the extent that they fall within paragraph (b):

(i)	all freight, hire and passage moneys;

(ii)	compensation payable to such Borrower or the Security Trustee in the event of requisition of that Ship for hire;

(iii)	remuneration for salvage and towage services;

(iv)	demurrage and detention moneys;

(v)	damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Ship; and

(vi)	all moneys which are at any time payable under Insurances in respect of loss of hire; and

(b)	if and whenever that Ship is employed on terms whereby any moneys falling within paragraphs (a)(i) to (vi) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship;

“Earnings Account” means each of the Amber Earnings Account, the Garnet Earnings Account, the Ruby Earnings Account and the Topaz Earnings Account or any of them;

“Earnings Assignment” means each of the Amber Earnings Assignment, the Garnet Earnings Assignment, the Ruby Earnings Assignment and the Topaz Earnings Assignment or any of them;

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system maintained by the SEC;

“Effective Date” means the date on which this Agreement is executed and delivered by the parties hereto;

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

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and “claim” means a claim for damages, compensation, indemnification, contribution, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means:

(a)	any release of Environmentally Sensitive Material from a Ship; or

(b)	any incident in which Environmentally Sensitive Material is released and which involves a collision or allision between a Ship and another vessel or object, or some other incident of navigation or operation, in any case, in connection with which such Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or such Ship and/or the Borrower owning such Ship and/or any operator or manager of such Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from a Ship and in connection with which such Ship is actually or potentially liable to be arrested and/or where the Borrower owning such Ship and/or any operator or manager of such Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Equity Interests” of any person means:

(a)	any and all shares and other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such person; and

(b)	all rights to purchase, warrants or options or convertible debt (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such person;

“Equity Proceeds” means the net cash proceeds from the issuance of common or preferred stock of the Guarantor (excluding the issuance of restricted stock);

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“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder;

“ERISA Affiliate” means a trade or business (whether or not incorporated) that, together with the Guarantor or any subsidiary of it, would be deemed to be a single employer under Section 414 of the Code;

“ERISA Funding Event” means:

(a)	any failure by any Plan to satisfy the minimum funding standards (for purposes of Section 412 of the Code or Section 302 of ERISA), whether or not waived;

(b)	the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan;

(c)	the failure by the Guarantor or any subsidiary of it or any ERISA Affiliate to make any required contribution to a Multiemployer Plan;

(d)	a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430(i) of the Code);

(e)	the incurrence by the Guarantor or any subsidiary of it or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or

(f)	a determination that a Multiemployer Plan is, or is expected to be, in endangered status within the meaning of Section 432 of the Code or Section 305 of ERISA;

“ERISA Termination Event” means:

(a)	the imposition of any lien in favor of the PBGC of any Plan or Multiemployer Plan;

(b)	the receipt by the Guarantor or any subsidiary of it or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan or Multiemployer Plan under Section 4042 of ERISA;

(c)	the receipt by the Guarantor or any subsidiary of it or ERISA Affiliate of any notice that a Multiemployer Plan is in critical status within the meaning of Section 432 of the Code or Section 305 of ERISA; or

(d)	the filing of a notice of intent to terminate a Plan under Section 4041 of ERISA;

“Estate” has the meaning assigned such term in Clause 31.1(b)(ii);

“Event of Default” means any of the events or circumstances described in Clause 20.1;

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“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and any successor act thereto, and (unless the context otherwise requires) includes the rules and regulations of the Commission promulgated thereunder;

“Executive Order” means an executive order issued by the President of the United States of America;

“Fair Market Value” means, in relation to a Ship, the market value of such Ship at any date that is shown by the average of two (2) valuations each prepared and addressed to the Agent:

(a)	as at a date not more than 30 days prior to the date such valuation is delivered to the Agent;

(b)	by Approved Brokers one of which shall be selected by the Agent, one of which shall be selected by the Borrowers;

(c)	with or without physical inspection of such Ship (as the Agent may require); and

(d)	on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment (and with no value to be given to any pooling arrangements);

provided that (A) if a range of market values is provided in a particular appraisal, then the market value in such appraisal shall be deemed to be the mid-point within such range and (B) if an additional appraisal is obtained as provided in Clause 11.1(h), the market value of the Ship shall be the average of the three appraisals obtained; and provided further that if consented to by the Borrowers, the Agent shall have the option to have the market value of a Ship determined by a single Approved Broker selected by the Majority Lenders;

“Fee Letter” means each letter of even date herewith made between (inter alios) the Borrowers and the Agent in respect of certain fees payable under Clause 21.1;

“Finance Documents” means:

(a)	this Agreement;

(b)	all Charter Assignments;

(c)	the Account Pledge;

(d)	all Earnings Assignments;

(e)	all Insurance Assignments;

(f)	all Mortgages;

(g)	the Note;

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(h)	all Shares Pledges;

(i)	all Swap Assignments;

(j)	all Pre-delivery Security Assignments;

(k)	the Fee Letter; and

(l)	any other document (whether creating a Security Interest or not) which is executed at any time by any person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders and/or the Swap Banks under this Agreement or any of the other documents referred to in this definition;

“Financial Indebtedness” means, with respect to any person (the “Debtor”) at any date of determination (without duplication):

(a)	all obligations of the debtor for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the Debtor;

(b)	all obligations of the Debtor evidenced by bonds, debentures, notes or other similar instruments;

(c)	all obligations of the Debtor in respect of any acceptance credit, guarantee or letter of credit facility or equivalent made available to the Debtor (including reimbursement obligations with respect thereto);

(d)	all obligations of the Debtor to pay the deferred purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery thereto or the completion of such services, except trade payables;

(e)	all Capitalized Lease Obligations of the Debtor as lessee;

(f)	all Financial Indebtedness of persons other than the Debtor secured by a Security Interest on any asset of the Debtor, whether or not such Financial Indebtedness is assumed by the Debtor, provided that the amount of such Financial Indebtedness shall be the lesser of (i) the fair market value of such asset at such date of determination and (ii) the amount of such Financial Indebtedness; and

(g)	all Financial Indebtedness of persons other than the Debtor under any guarantee, indemnity or similar obligation entered into by the Debtor to the extent such Financial Indebtedness is guaranteed, indemnified, etc. by the Debtor.

The amount of Financial Indebtedness of any Debtor at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations described in (f) and (g) above, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that (i) the amount outstanding at any time of any Financial Indebtedness issued with an original issue discount is the face amount of such Financial Indebtedness less the remaining unamortized portion of such original issue discount of such Financial Indebtedness at such time, and (ii) Financial Indebtedness shall not include any liability for taxes;

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“Fiscal Year” means, in relation to any person, each period of one (1) year commencing on January 1 of each year and ending on December 31 of such year in respect of which its accounts are or ought to be prepared;

“Foreign Pension Plan” means any plan, fund (including without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Guarantor or any of the Borrowers or any one or more of their respective subsidiaries primarily for the benefit of employees of such Security Party or such subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code;

“Garnet Commercial Management Agreement” means an Approved Commercial Management Agreement for the Garnet Ship;

“Garnet Contract” means the shipbuilding contract dated June 2, 2011 made between Garnet and the Builder, as may be amended and supplemented from time to time, relating to the construction and sale by the Builder, and the purchase by Garnet of the Garnet Ship;

“Garnet Contract Assignment Consent and Acknowledgement” means the acknowledgement of notice of, and consent to, the assignment in respect of the Garnet Contract given or to be given in the form annexed to the Garnet Pre-delivery Security Assignment;

“Garnet Contract Installment Advance” means, in relation to the Garnet Ship, an Advance of a portion of the Total Commitment, in the maximum amount in Dollars specified in the “Advance Amount” column of Schedule 3 of this Agreement opposite the name of the relevant Advance and to be made to finance in part payment of the fourth installment of the Garnet Contract Price due before the Delivery Date for the Garnet Ship;

“Garnet Contract Price” means the purchase price for the Garnet Ship under the Garnet Contract, being $37,405,500 or such lesser sum in Dollars as may be payable as the purchase price for the Garnet Ship by Garnet to the Builder pursuant to the Garnet Contract;

“Garnet Delivery Advance” means in relation to the Garnet Ship, an Advance of a portion of the Total Commitment in the maximum amount in Dollars specified in the “Advance Amount” column of Schedule 3 of this Agreement opposite the name of the relevant Advance and to be made to finance in full the payment of the delivery installment of the Garnet Contract Price due on the Delivery Date for the Garnet Ship;

“Garnet Earnings Account” means, in relation to the Garnet Ship, an account in the name of Garnet with the Account Bank designated the Garnet - Earnings Account, or any other account which is designated by the Agent as the Garnet Earnings Account in relation to the Garnet Ship for the purpose of this Agreement;

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“Garnet Earnings Assignment” means in relation to the Garnet Ship, an assignment of the Earnings and any Requisition Compensation of the Garnet Ship, in the form set out in Appendix D;

“Garnet Insurance Assignment” means in relation to the Garnet Ship, an assignment of the Insurances applicable to the Garnet Ship in the form set out in Appendix K;

“Garnet Mortgage” means the first preferred mortgage to be executed by Garnet in favor of the Security Trustee in the form set out in Appendix E;

“Garnet Pre-delivery Security Assignment” means an assignment of the Garnet Contract and the Garnet Refund Guarantee in the form set out in Appendix F;

“Garnet Refund Guarantee” means each letter of guarantee issued or to be issued by the Refund Guarantor as amended and supplemented from time to time in favor of Garnet in respect of the Builder’s obligations under the Garnet Contract, each in the form required by the Garnet Contract, and any further guarantee(s) to be issued by the Refund Guarantor in respect of any agreement supplemental to the Garnet Contract, and any extension, renewal or replacement thereto or thereof.

“Garnet Refund Guarantee Assignment Consent and Acknowledgement” means in relation to each Garnet Refund Guarantee, an acknowledgement of notice of, and consent to, the assignment in respect of that Garnet Refund Guarantee given or to be given by the Refund Guarantor in the form annexed to the Garnet Pre-delivery Security Assignment;

“Garnet Ship” means the 52,000 dwt product tanker known on the date of this Agreement as Hull No. 2335 at the Builder’s yard, to be constructed and sold by the Builder to Garnet pursuant to Garnet Contract and to be registered on its Delivery Date in the ownership of the Garnet through the relevant Registry under the law of an Approved Flag with the name STI GARNET;

“Garnet Technical Management Agreement” means an Approved Technical Management Agreement for the Garnet Ship;

“Garnet Tranche” means a Tranche of the Total Commitment and the Loan of up to $23,000,000, comprising the “Garnet Contract Installment Advance and the Garnet Delivery Advance, or the aggregate principal amount of such Tranche outstanding at any relevant time;

“Guaranteed Obligations” has the meaning given in Clause 16.1;

“IACS” means the International Association of Classification Societies;

“IFRS” means international accounting standards within the meaning of the IAS Regulations 1606/2002 to the extent applicable to the relevant financial statements;

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“Insurances” means in relation to a Ship:

(a)	all policies and contracts of insurance, including entries of such Ship in any protection and indemnity or war risks association, effected in respect of such Ship, the Earnings or otherwise in relation to such Ship; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;

“Insurance Assignment” means each of the Amber Insurance Assignment, the Garnet Insurance Assignment, the Ruby Insurance Assignment and the Topaz Insurance Assignment or any of them;

“Interest Period” means a period determined in accordance with Clause 6;

“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organization, as the same may be amended or supplemented from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code);

“ISM Code Documentation” includes, in respect of a Ship:

(a)	the Document of Compliance and Safety Management Certificate issued pursuant to the ISM Code in relation to such Ship within the periods specified by the ISM Code;

(b)	all other documents and data which are relevant to the safety management system and its implementation and verification which the Agent may require; and

(c)	any other documents which are prepared or which are otherwise relevant to establish and maintain such Ship’s compliance or the compliance of the Borrower owning such Ship or the relevant Approved Manager with the ISM Code which the Agent may require;

“ISPS Code” means the International Ship and Port Facility Security Code as adopted by the International Maritime Organization, as the same may be amended or supplemented from time to time;

“ISPS Code Documentation” includes:

(a)	the ISSC; and

(b)	all other documents and data which are relevant to the ISPS Code and its implementation and verification which the Agent may require;

“ISSC” means a valid and current International Ship Security Certificate issued under the ISPS Code;

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“Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Lending Office” under its name on Schedule 1 or in the relevant Transfer Certificate pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Agent;

“LIBOR” means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document, the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, such period which appears on Reuters Page LIBOR01 at or about 11:00 a.m. (London time) on the Quotation Date for the relevant period (and, for the purposes of this Agreement, “Reuters Page LIBOR01” means the display designated as “Page LIBOR01” on the Reuters Service or such other page as may replace Page LIBOR01 on that service for the purpose of displaying rates comparable to that rate or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollars in the London interbank market);

“Loan” means the principal amount from time to time outstanding under this Agreement;

“Major Casualty” means, in relation to a Ship, any casualty to such Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $5,000,000 or the equivalent in any other currency;

“Majority Lenders” means: (a) before the Loan has been made, Lenders whose Commitments total 66.67% or more of the Total Commitments; and (b) after the Loan has been made, Lenders whose Contributions total 66.67% or more of the Loan;

“Manager’s Undertaking” means, in relation to a Ship, the letter executed and delivered by an Approved Manager, in the form set out in Appendix G;

“Margin” means 2.70% per annum;

“Margin Stock” has the meaning specified in Regulation U of the Board of Governors of the United States Federal Reserve System and any successor regulations thereto, as in effect from time to time;

“Master Agreement” means each master agreement on the 2002 ISDA (Multicurrency-Crossborder) form made or to be made between any of the Borrowers and a Swap Bank and includes all Designated Transactions from time to time and confirmations from time to time exchanged under any Master Agreement;

“Material Adverse Effect” means the existence of one or more events, conditions and/or contingencies that have had, or could reasonably be expected to have, (i) a material adverse effect on the business, operations, properties, assets, liabilities or financial condition of the Borrowers and the Guarantor, taken as a whole, or (ii) a material impairment of the validity or enforceability of, or a material impairment of the rights, remedies or benefits available to any Creditor Party under any of the Finance Documents;

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“Maturity Date” means for each Tranche, the earlier of the 28th Repayment Date for such Tranche and the date on which the Loan is accelerated pursuant to Clause 20.4;

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors;

“Mortgage” means the Amber Mortgage, the Garnet Mortgage, the Ruby Mortgage and the Topaz Mortgage or any of them;

“Multiemployer Plan” means, at any time, a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Guarantor or any subsidiary of it or any ERISA Affiliate has any liability or obligation to contribute or has within any of the six preceding plan years had any liability or obligation to contribute;

“Net Debt” means Financial Indebtedness less cash and Cash Equivalents;

“Non-indemnified Tax” means any tax on the net income of a Creditor Party (but not a tax on gross income or individual items of income), whether collected by deduction or withholding or otherwise, which is levied by a taxing jurisdiction which:

(a)	is located in the country under whose laws such entity is formed (or in the case of a natural person is a country of which such person is a citizen); or

(b)	with respect to any Lender, is located in the country of its Lending Office; or

(c)	with respect to any Creditor Party other than a Lender, is located in the country from which such party has originated its participation in this transaction;

“Note” means a promissory note of the Borrowers, payable to the order of the Agent, evidencing the aggregate indebtedness of the Borrowers under this Agreement, in the form set out in Appendix H;

“Notifying Lender” has the meaning given in Clause 24.1 or Clause 25.1 as the context requires;

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury;

“pari passu”, when used with respect to the ranking of any Financial Indebtedness of any person in relation to other Financial Indebtedness of such person, means that each such Financial Indebtedness:

(a)	either (i) is not subordinated in right of payment to any other Financial Indebtedness of such person or (ii) is subordinate in right of payment to the same Financial Indebtedness of such person as is the other and is so subordinate to the same extent; and

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(b)	is not subordinate in right of payment to the other or to any Financial Indebtedness of such person as to which the other is not so subordinate;

“PATRIOT Act” means the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Improvement and Reauthorization Act of 2005 (H.R. 3199);

“Payment Currency” has the meaning given in Clause 22.4;

“PBGC” means the Pension Benefits Guarantee Corporation and its successors;

“Permitted Security Interests” means:

(a)	Security Interests created by the Finance Documents;

(b)	pledges of certificates of deposit or other cash collateral securing any Borrower’s reimbursement obligations in connection with letters of credit now or hereafter issued for the account of such Borrower in connection with the establishment of the financial responsibility of such Borrower under 33 C.F.R. Part 130 or 46 C.F.R. Part 540, as the case may be, as the same may be amended or replaced;

(c)	Security Interests to secure obligations under workmen’s compensation laws or similar legislation, deposits to secure public or statutory obligations, warehousemen’s or other like liens, or deposits to obtain the release of such liens and deposits to secure surety, appeal or customs bonds on which any of the Borrowers is the principal, as to all of the foregoing, only to the extent arising and continuing in the ordinary course of business;

(d)	Security Interests for loss, damage or expense which are fully covered by insurance, subject to applicable deductibles reasonably satisfactory to the Agent;

(e)	Security Interests for unpaid but not past due master’s and crew’s wages in accordance with usual maritime practice;

(f)	Security Interests for salvage;

(g)	Security Interests arising by operation of law for not more than two (2) months’ prepaid hire under any charter or other contract of employment in relation to a Ship not prohibited by this Agreement or any other Finance Document;

(h)	Security Interests for master’s disbursements incurred in the ordinary course of trading of a Ship and any other Security Interests arising by operation of law or otherwise in the ordinary course of such Ship’s business, provided such Security Interests do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the relevant Borrower in good faith by appropriate steps) and subject, in the case of Security Interests for repair or maintenance, to Clause 14.13(g);

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(i)	any Security Interest created in favor of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses where the relevant Borrower is actively prosecuting or defending such proceedings or arbitration in good faith and such Security Interest does not (and is not likely to) result in any sale, forfeiture or loss of the relevant Ship;

(j)	Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made; and

(k)	Security Interests incidental to the conduct of the business of each Security Party or the ownership of such Security Party’s property and assets, which Security Interests do not in the aggregate materially detract from the value of each such Security Party’s property or assets or materially impair the use thereof in the operation of its business;

“Pertinent Document” means:

(a)	any Finance Document;

(b)	any policy or contract of insurance contemplated by or referred to in Clause 13 or any other provision of this Agreement or another Finance Document;

(c)	any other document contemplated by or referred to in any Finance Document; and

(d)	any document which has been or is at any time sent by or to a Servicing Bank in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);

“Pertinent Jurisdiction”, in relation to a company, means:

(a)	the jurisdiction under the laws of which the company is incorporated or formed;

(b)	a jurisdiction in which the company has the center of its main interests or in which the company’s central management and control is or has recently been exercised;

(c)	a jurisdiction in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(d)	a jurisdiction in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; or

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(e)	a jurisdiction the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company whether as a main or territorial or ancillary proceedings or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (a) or (b) above;

“Pertinent Matter” means:

(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or

(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a),

and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;

“Plan” means any employee benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect to which a Security Party or any subsidiary of it or ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA;

“Potential Event of Default” means an event or circumstance which, with the giving of any notice and/or the lapse of time would constitute an Event of Default;

“Pre-delivery Security Assignment” means the Amber Pre-delivery Security Assignment, the Garnet Pre-delivery Security Assignment, the Ruby Pre-delivery Security Assignment and the Topaz Pre-delivery Security Assignment or any of them;

“Principal Obligations” mean, in relation to a Borrower all monetary obligations (other than its Parallel Debt) which now or at any time hereafter may be or become due, owing or incurred by such Borrower to any Creditor Party, whether due or not, whether contingent or not and whether alone or jointly with others, as principal, surety or otherwise, under or in connection with or pursuant to the Finance Documents or any of the Master Agreements, as such obligations may be extended, restated, prolonged, amended, renewed or novated from time to time;

“Quarterly Payment Date” means March 31, June 30, September 30 and December 31 of each year during the term of the Loan;

“Quotation Date” means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document, the day which is two (2) Business Days before the first day of that period, unless market practice differs in the London interbank market for a currency, in which case the Quotation Date will be determined by the Agent in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Date will be the last of those days);

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“Rating Agencies” means:

(a)	S&P and Moody’s; or

(b)	if S&P or Moody’s or both of them are not making ratings of securities publicly available, a nationally recognized United States rating agency or agencies, as the case may be, selected by the Agent with the consent of the Majority Lenders, which will be substituted for S&P or Moody’s or both, as the case may be;

“Rating Category” means:

(a)	with respect to S&P, any of the following categories (any of which may include a “+” or “-”): AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories);

(b)	with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and

(c)	the equivalent of any such categories of S&P or Moody’s used by another Rating Agency, if applicable;

“Reference Bank” means the Agent;

“Refund Guarantee” means the Amber Refund Guarantee, the Garnet Refund Guarantee, the Ruby Refund Guarantee and the Topaz Refund Guarantee or any of them;

“Refund Guarantor” means the Korea Exchange Bank, Gye-Dong Branch of Seoul, South Korea or such other entity as the Agent (with the consent of the Majority Lenders) may reasonably approve in writing and includes its successors in title;

“Registry” means in respect of a Ship, such registrar, commissioner or representative of the relevant Approved Flag who is duly authorized to register such Ship, the relevant Borrower’s title to such Ship and the relevant Mortgage over such Ship under the laws of such Approved Flag;

“Reportable Event” means an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection 22, 23, 25, 27 or 28 of PBGC Regulation Section 4043;

“Repayment Date” means a date on which a repayment is required to be made under Clause 8;

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Retention Account” means an account in the name of the Borrowers with the Account Bank in Paris, France designated Borrowers - Retention Account, or any other account which is designated by the Agent as the Retention Account for the purpose of this Agreement;

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“Retention Amount” means, in relation to any Retention Date, such sum as shall be the aggregate of:

(a)	one-third (1/3rd) of the repayment installment for a Tranche falling due for payment pursuant to Clause 8 (as the same may have been reduced by any prepayment) on the next Repayment Date for such Tranche after the relevant Retention Date; and

(b)	the applicable fraction (as hereinafter defined) of the aggregate amount of interest falling due to be paid in respect of such Tranche during and at the end of each current Interest Period at the relevant Retention Date and, for this purpose, the expression “applicable fraction” in relation to each Interest Period shall mean a fraction having a numerator of one and a denominator equal to the number of Retention Dates falling within the relevant Interest Period for such Tranche;

“Retention Dates” means the last day of each calendar month after the Drawdown Date of the Delivery Advance for a Tranche and prior to the Maturity Date for such Tranche;

“Ruby Commercial Management Agreement” means an Approved Commercial Management Agreement for the Ruby Ship;

“Ruby Contract” means the shipbuilding contract dated June 2, 2011 made between Ruby and the Builder, as may be amended and supplemented from time to time, relating to the construction and sale by the Builder, and the purchase by Ruby of the Ruby Ship;

“Ruby Contract Assignment Consent and Acknowledgement” means the acknowledgement of notice of, and consent to, the assignment in respect of the Ruby Contract given or to be given in the form annexed to the Ruby Pre-delivery Security Assignment;

“Ruby Contract Installment Advance” means, in relation to the Ruby Ship, an Advance of a portion of the Total Commitment, in the maximum amount in Dollars specified in the “Advance Amount” column of Schedule 3 of this Agreement opposite the name of the relevant Advance and to be made to finance in part payment of the fourth installment of the Ruby Contract Price due before the Delivery Date for the Ruby Ship;

“Ruby Contract Price” means the purchase price for the Ruby Ship under the Ruby Contract, being $37,405,500 or such lesser sum in Dollars as may be payable as the purchase price for the Ruby Ship by Ruby to the Builder pursuant to the Ruby Contract;

“Ruby Delivery Advance” means in relation to the Ruby Ship, an Advance of a portion of the Total Commitment in the maximum amount in Dollars specified in the “Advance Amount” column of Schedule 3 of this Agreement opposite the name of the relevant Advance and to be made to finance in full the payment of the delivery installment of the Ruby Contract Price due on the Delivery Date for the Ruby Ship;

“Ruby Earnings Account” means, in relation to the Ruby Ship, an account in the name of Ruby with the Account Bank designated the Ruby - Earnings Account, or any other account which is designated by the Agent as the Ruby Earnings Account in relation to the Ruby Ship for the purpose of this Agreement;

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“Ruby Earnings Assignment” means in relation to the Ruby Ship, an assignment of the Earnings and any Requisition Compensation of the Ruby Ship, in the form set out in Appendix D;

“Ruby Insurance Assignment” means in relation to the Ruby Ship, an assignment of the Insurances applicable to the Ruby Ship, in the form set out in Appendix K;

“Ruby Mortgage” means the first preferred mortgage to be executed by Ruby in favor of the Security Trustee in the form set out in Appendix E;

“Ruby Pre-delivery Security Assignment” means an assignment of the Ruby Contract and the Ruby Refund Guarantee in the form set out in Appendix F;

“Ruby Refund Guarantee” means each letter of guarantee issued or to be issued by the Refund Guarantor as amended and supplemented from time to time in favor of Ruby in respect of the Builder’s obligations under the Ruby Contract, each in the form required by the Ruby Contract, and any further guarantee(s) to be issued by the Refund Guarantor in respect of any agreement supplemental to the Ruby Contract, and any extension, renewal or replacement thereto or thereof.

“Ruby Refund Guarantee Assignment Consent and Acknowledgement” means in relation to each Ruby Refund Guarantee, an acknowledgement of notice of, and consent to, the assignment in respect of that Ruby Refund Guarantee given or to be given by the Refund Guarantor in the form annexed to the Ruby Pre-delivery Security Assignment;

“Ruby Ship” means the 52,000 dwt product tanker known on the date of this Agreement as Hull No. 2334 at the Builder’s yard, to be constructed and sold by the Builder to Ruby pursuant to the Ruby Contract and to be registered on its Delivery Date in the ownership of Ruby through the relevant Registry under the law of an Approved Flag with the name STI RUBY;

“Ruby Technical Management Agreement” means an Approved Technical Management Agreement for the Ruby Ship;

“Ruby Tranche” means a Tranche of the Total Commitment and the Loan of up to $23,000,000, comprising the Ruby Contract Installment Advance and the Ruby Delivery Advance, or the aggregate principal amount of such Tranche outstanding at any relevant time;

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies Inc., and its successors;

“SCM” means Scorpio Commercial Management S.A.M., a Monaco company, as commercial manager of the Ships;

“Secured Liabilities” means all liabilities which the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or the Master Agreements or any judgment relating to any Finance Documents or the Master Agreements and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

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“Securities Act” means the United States Securities Act of 1933, as amended, and any successor act thereto, and (unless the context otherwise requires) includes the rules and regulations of the Commission promulgated thereunder;

“Security Interest” means:

(a)	a mortgage, encumbrance, charge (whether fixed or floating) or pledge, any maritime or other lien or privilege or any other security interest of any kind;

(b)	the security rights of a plaintiff under an action in rem; and

(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Maintenance Cover Ratio” has the meaning given in Clause 15.2;

“Security Party” means each of the Borrowers, the Guarantor and any other person (except a Creditor Party) who, as a surety, guarantor, mortgagor, assignor or pledgor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a Finance Document;

“Security Period” means the period commencing on the Effective Date and ending on the date on which:

(a)	all amounts which have become due for payment by the Borrowers or any other Security Party under the Finance Documents and the Master Agreements have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document or any Master Agreement; and

(c)	neither the Borrowers nor any other Security Party has any liability under Clause 21, 22 or 23 or any other provision of this Agreement or another Finance Document or a Master Agreement;

“Servicing Bank” means the Agent or the Security Trustee;

“Shares Pledge” means a pledge by the Guarantor of the Equity Interests of each of the Borrowers, in the form set out in Appendix I;

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“Ship” means, as the context may require the Amber Ship, the Garnet Ship, the Ruby Ship or the Topaz Ship and “Ships” means any or all of them;

“SSM” means Scorpio Ship Management S.A.M., a Monaco company, as technical manager of the Ships;

“Swap Assignments” means an assignment by each of the Borrowers in favor of the Security Trustee of each of the Master Agreements to which it is a party in the form set out in Appendix J;

“Swap Counterparty” means, at any relevant time and in relation to a continuing Designated Transaction, the Swap Bank which is a party to that Designated Transaction;

“Swap Exposure” means, as at any relevant date and in relation to a Swap Counterparty, the amount certified by the Swap Counterparty to the Agent to be the aggregate net amount in Dollars which would be payable by each of the Borrowers to the Swap Counterparty under (and calculated in accordance with section 6(e) (Payments on Early Termination)) any of the Master Agreements entered into between the Swap Counterparty and each of the Borrowers if an Early Termination Date had occurred on the relevant date in relation to all continuing Designated Transactions entered into between each of the Borrowers and the Swap Counterparty;

“Topaz Commercial Management Agreement” means an Approved Commercial Management Agreement for the Topaz Ship;

“Topaz Contract” means the shipbuilding contract dated June 2, 2011 made between Topaz and the Builder, as may be amended and supplemented from time to time, relating to the construction and sale by the Builder, and the purchase by Topaz of the Topaz Ship;

“Topaz Contract Assignment Consent and Acknowledgement” means the acknowledgement of notice of, and consent to, the assignment in respect of the Topaz Contract given or to be given in the form annexed to the Topaz Pre-delivery Security Assignment;

“Topaz Contract Installment Advance” means, in relation to the Topaz Ship, an Advance of a portion of the Total Commitment, in the maximum amount in Dollars specified in the “Advance Amount” column of Schedule 3 of this Agreement opposite the name of the relevant Advance and to be made to finance in part payment of the fourth installment of the Topaz Contract Price due before the Delivery Date for the Topaz Ship;

“Topaz Contract Price” means the purchase price for the Topaz Ship under the Topaz Contract, being $37,405,500 or such lesser sum in Dollars as may be payable as the purchase price for the Topaz Ship by Topaz to the Builder pursuant to the Topaz Contract;

“Topaz Delivery Advance” means in relation to the Topaz Ship, an Advance of a portion of the Total Commitment in the maximum amount in Dollars specified in the “Advance Amount” column of Schedule 3 of this Agreement opposite the name of the relevant Advance and to be made to finance in full the payment of the delivery installment of the Topaz Contract Price due on the Delivery Date for the Topaz Ship;

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“Topaz Earnings Account” means, in relation to the Topaz Ship, an account in the name of Topaz with the Account Bank designated the Topaz - Earnings Account, or any other account which is designated by the Agent as the Topaz Earnings Account in relation to the Topaz Ship for the purpose of this Agreement;

“Topaz Earnings Assignment” means in relation to the Topaz Ship, an assignment of the Earnings and any Requisition Compensation of the Topaz Ship, in the form set out in Appendix D;

“Topaz Insurance Assignment” means in relation to the Topaz Ship, an assignment of the Insurances applicable to the Topaz Ship, in the form set out in Appendix K:

“Topaz Mortgage” means the first preferred mortgage to be executed by Topaz in favor of the Security Trustee in the form set out in Appendix E;

“Topaz Pre-delivery Security Assignment” means an assignment of the Topaz Contract and the Topaz Refund Guarantee in the form set out in Appendix F;

“Topaz Refund Guarantee” means each letter of guarantee issued or to be issued by the Refund Guarantor as amended and supplemented from time to time in favor of the Topaz in respect of the Builder’s obligations under the Topaz Contract, each in the form required by the Topaz Contract, and any further guarantee(s) to be issued by the Refund Guarantor in respect of any agreement supplemental to the Topaz Contract, and any extension, renewal or replacement thereto or thereof.

“Topaz Refund Guarantee Assignment Consent and Acknowledgement” means in relation to each Topaz Refund Guarantee, an acknowledgement of notice of, and consent to, the assignment in respect of that Topaz Refund Guarantee given or to be given by the Refund Guarantor in the form annexed to the Topaz Pre-delivery Security Assignment;

“Topaz Ship” means the 52,000 dwt product tanker known on the date of this Agreement as Hull No. 2333 at the Builder’s yard, to be constructed and sold by the Builder to Topaz pursuant to the Topaz Contract and to be registered on its Delivery Date in the ownership of the Topaz through the relevant Registry under the law of an Approved Flag with the name STI TOPAZ;

“Topaz Technical Management Agreement” means an Approved Technical Management Agreement for the Topaz Ship;

“Topaz Tranche” means a Tranche of the Total Commitment and the Loan of up to $23,000,000, comprising the “Topaz Contract Installment Advance and the Topaz Delivery Advance, or the aggregate principal amount of such Tranche outstanding at any relevant time;

“Total Loss” means in relation to a Ship:

(a)	actual, constructive, compromised, agreed or arranged total loss of such Ship;

(b)	any expropriation, confiscation, requisition or acquisition of such Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding one (1) year without any right to an extension), unless it is within one (1) month redelivered to the full control of the Borrower that is the owner thereof; or

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(c)	any arrest, capture, seizure or detention of such Ship (including any hijacking or theft) unless it is within one (1) month redelivered to the full control of the Borrower that is the owner thereof;

“Total Loss Date” means in relation to a Ship:

(a)	in the case of an actual loss of such Ship, the date on which it occurred or, if that is unknown, the date when such Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of such Ship, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower owning such Ship with such Ship’s insurers in which the insurers agree to treat such Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it reasonably appears to the Agent that the event constituting the total loss occurred;

“Tranche” means the Amber Tranche, the Garnet Tranche, the Ruby Tranche and the Topaz Tranche or any of them;

“Transfer Certificate” has the meaning given in Clause 27.2;

“Transferee Lender” has the meaning given in Clause 27.2;

“Transferor Lender” has the meaning given in Clause 27.2;

“UCC” means the Uniform Commercial Code of the State of New York; and

“Voting Stock” of any person as of any date means the Equity Interests of such person that are at the time entitled to vote in the election of the board of directors or similar governing body of such person.

1.2	Construction of certain terms. In this Agreement:

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“approved” means, for the purposes of Clause 13, approved in writing by the Agent;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any corporation, limited liability company, partnership, joint venture, unincorporated association, joint stock company and trust;

“consent” includes an authorization, consent, approval, resolution, license, exemption, filing, registration, notarization and legalization;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter, email or fax;

“excess risks” means, in relation to a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of such Ship in consequence of its insured value being less than the value at which such Ship is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any statute, regulation or resolution of the United States of America, any state thereof, the Council of the European Union, the European Commission, the United Nations or its Security Council or any other Pertinent Jurisdiction;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“obligatory insurances” means, in relation to a Ship, all insurances effected, or which the Borrower owning such Ship is obliged to effect, under Clause 13 or any other provision of this Agreement or another Finance Document;

“parent company” has the meaning given in Clause 1.4;

“person” includes natural persons; any company; any state, political sub-division of a state and local or municipal authority; and any international organization;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

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“protection and indemnity risks” means the usual risks covered by a protection and indemnity association, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Time Clauses (Hulls)(1/11/02 or 1/11/03) or clause 8 of the Institute Time Clauses (Hulls) (1/10/83) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

“regulation” includes any regulation, rule, official directive, request or guideline whether or not having the force of law, of any governmental body, intergovernmental or supranational agency, department or regulatory, self-regulatory or other authority or organization;

“subsidiary” has the meaning given in Clause 1.4;

“successor” includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person’s rights under this Agreement, any other Finance Document or any Master Agreement (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganization of it or any other person;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority or any other governmental authority authorized to levy such tax (including any such imposed in connection with exchange controls), and any related penalties, interest or fines; and

“war risks” includes the risk of mines and all risks excluded by clause 29 of the Institute Hull Clauses (1/11/02 or 1/11/03) or clause 24 of the Institute Time clauses (Hulls) (1/11/1995) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83).

1.3	Meaning of “month”. A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary”. A company (S) is a subsidiary of another company (P) if:

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(a)	a majority of the issued Equity Interests in S (or a majority of the issued Equity Interests in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued Equity Interests of S; or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors (or equivalent) of S; or

(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P;

and any company of which S is a subsidiary is a parent company of S.

1.5	General interpretation. In this Agreement:

(a)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(b)	references in Clause 1.1 to a document being in the form of a particular Appendix include references to that form with any modifications to that form which the Agent approves or reasonably requires and which are acceptable to the Borrowers;

(c)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(d)	words denoting the singular number shall include the plural and vice versa; and

(e)	Clauses 1.1 to 1.5 apply unless the contrary intention appears.

1.6	Headings. In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

1.7	Accounting terms. Unless otherwise specified herein, all accounting terms used in this Agreement and in the other Finance Documents shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to any Creditor Party under this Agreement shall be prepared, in accordance with IFRS as in effect on the Effective Date.

1.8	Inferences regarding materiality. To the extent that any representation, warranty, covenant or other undertaking of a Security Party in this Agreement or any other Finance Document is qualified by reference to those matters which are not reasonably expected to result in a Material Adverse Effect or language of similar import, no inference shall be drawn therefrom that any Creditor Party has knowledge or approves of any noncompliance by such Security Party with any law or regulation.

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2.	FACILITY

2.1	Amount of facility. Subject to the other provisions of this Agreement, the Lenders severally agree to make available to the Borrowers a loan facility in the principal amount of up to $92,000,000 in up to four (4) Tranches, one in respect of each Ship, and each Tranche being comprised of up to two (2) Advances. The maximum amount of the Advances comprising a Tranche shall not exceed $23,000,000 or such lesser amount as provided in this Agreement. The aggregate amount of the Tranches shall not exceed $92,000,000 or such lesser amount as provided in this Agreement.

2.2	Lenders’ participations in Advance. Subject to the other provisions of this Agreement, each Lender shall participate in an Advance in the proportion which its Commitment bears to the Total Commitments.

2.3	Purpose of Advance. The Borrowers undertake with each Creditor Party to use each Advance only to finance the relevant Contract Installment Advance or Delivery Installment Advance due under the relevant Contract. No Creditor Party shall have any responsibility for the application of any Advance by the Borrowers.

2.4	Reduction and cancellation of Total Commitments. (a) Upon not less than three (3) Business Days written notice to the Agent, the Borrowers may reduce any unused Commitment. (b) Any portion of the Total Commitments not disbursed to the Borrowers shall be cancelled and terminated automatically on the expiration of the Availability Period.

3.	POSITION OF THE LENDERS

3.1	Interests several. The rights of the Lenders and the Swap Banks under this Agreement and under the Master Agreement are several.

3.2	Individual right of action. Each Lender and each Swap Bank shall be entitled to sue for any amount which has become due and payable by a Security Party to it under this Agreement without joining the Agent, the Security Trustee or any other Lender or any other Swap Bank as additional parties in the proceedings.

3.3	Proceedings requiring Majority Lender consent. Except as provided in Clause 3.2, no Lender and no Swap Bank may commence proceedings against any Security Party in connection with a Finance Document without the prior consent of the Majority Lenders.

3.4	Obligations several. The obligations of the Lenders under this Agreement and of the Swap Banks under any Master Agreements to which each is a party are several; and a failure of a Lender to perform its obligations under this Agreement or a failure of a Swap Bank to perform its obligations under the Master Agreements to which it is a party shall not result in:

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(a)	the obligations of the other Lenders or Swap Banks being increased; nor

(b)	the Borrowers, any other Security Party, any other Lender or any other Swap Bank being discharged (in whole or in part) from its obligations under any Finance Document or under any Master Agreement, and in no circumstances shall a Lender or a Swap Bank have any responsibility for a failure of another Lender or Swap Bank to perform its obligations under this Agreement or a Master Agreement.

3.5	Replacement of a Lender.

(a)	If at any time:

(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (c) below); or

(ii)	the Borrowers or any other Security Party becomes obliged in the absence of an Event of Default to repay any amount in accordance with Clause 24 or to pay additional amounts pursuant to Clause 23 or Clause 25 to any Lender in excess of amounts payable to other Lenders generally, then the Borrowers may, on 30 Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 27 all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Borrowers, which is acceptable to the Agent, which confirms its willingness to assume and by its execution of a Transfer Certificate does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Advances and all accrued interest and/or breakages costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this Clause 3.5 shall be subject to the following conditions:

(i)	the Borrowers shall have no right to replace the Agent or the Security Trustee;

(ii)	neither the Agent nor any Lender shall have any obligation to the Borrowers to find a Replacement Lender;

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(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 30 Business Days after the date the Borrowers notifies the Non-Consenting Lender and the Agent of their intent to replace the Non-Consenting Lender pursuant to Clause 3.5(a); and

(iv)	in no event shall the Lender replaced under this paragraph (b) be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

(c)	For purposes of this Clause 3.5, in the event that:

(i)	the Borrowers or the Agent have requested the Lenders to give a consent in relation to or to agree to a waiver or amendment of any provisions of the Finance Documents;

(ii)	the consent, waiver or amendment in question requires the approval of all Lenders; and

(iii)	Lenders whose Commitments aggregate more than 50.00% percent of the Total Commitments have consented to or agreed to such waiver or amendment,

then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

4.	DRAWDOWN

4.1	Request for Advance. Subject to the following conditions, the Borrowers may request an Advance to be made by delivering to the Agent a completed Drawdown Notice for such Advance not later than 11:00 a.m. (New York time) three (3) Business Days prior to the intended Drawdown Date for such Advance.

4.2	Availability. The conditions referred to in Clause 4.1 are that:

(a)	the Drawdown Date must be a Business Day during the Availability Period;

(b)	the amount of the Advance shall not exceed the amount of such Advance set forth in Schedule 3 provided, however, that if the Contract Price for the relevant Ship is reduced then the amount of such Advance shall not exceed the relevant percentage for such Advance set forth in Schedule 3 and shall be used only to partially finance the acquisition of the Ship pursuant to the relevant Contract; and

(c)	the applicable conditions precedent stated in Clause 9 hereof shall have been satisfied or waived as provided therein.

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4.3	Notification to Lenders of receipt of a Drawdown Notice. The Agent shall promptly notify the Lenders that it has received a Drawdown Notice and shall inform each Lender of:

(a)	the amount of the Advance and the Drawdown Date;

(b)	the amount of that Lender’s participation in the Advance; and

(c)	the duration of the first Interest Period.

4.4	Drawdown Notice irrevocable. A Drawdown Notice must be signed by an officer or a duly authorized attorney-in-fact of each of the Borrowers and once served, a Drawdown Notice cannot be revoked without the prior consent of the Agent, acting on the authority of the Majority Lenders.

4.5	Lenders to make available Contributions. Subject to the provisions of this Agreement, each Lender shall, before 10:00 a.m. (New York City time) on and with value on the Drawdown Date, make available to the Agent for the account of the Borrowers the amount due from that Lender under Clause 2.2.

4.6	Disbursement of Advance. Subject to the provisions of this Agreement, the Agent shall on the Drawdown Date pay to the Borrowers the amounts which the Agent receives from the Lenders under Clause 4.5 and that payment to the Borrowers shall be made:

(a)	to the account of the Builder which the Borrowers specify in the Drawdown Notice; and

(b)	in the like funds as the Agent received the payments from the Lenders.

4.7	Disbursement of Advance to third party. The payment by the Agent under Clause 4.6 to the account of a third party designated by the Borrowers in a Drawdown Notice shall constitute the making of the Advance and the Borrowers shall at that time become indebted, as principal and direct obligor, to each Lender in an amount equal to that Lender’s Contribution.

4.8	Promissory note.

(a)	The obligation of the Borrowers to pay the principal of, and interest on, the Loan shall be evidenced by the Note, which shall be dated the date of the Drawdown Date of the initial Advance.

(b)	Each Advance made by the Lenders to the Borrowers may be evidenced by a notation of the same made by the Agent on the grid attached to the Note, which notation, absent manifest error, shall be prima facie evidence of the amount of the relevant Advance.

(c)	Each Lender shall record on its internal records the amount of its participation in the relevant Advance and each payment in respect thereof, and the unpaid balance of such participation in such Advance shall, absent manifest error and to the extent not inconsistent with the notations made by the Agent on the grid attached to the Note, be as so recorded.

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(d)	The failure of the Agent or any Lender to make any such notation shall not affect the obligation of the Borrowers in respect of any Advance or the Loan nor affect the validity of any transfer by the Agent of the Note.

(e)	On receipt of satisfactory evidence that the Note has been lost, mutilated or destroyed and on surrender of the remnants thereof, if any, the Borrowers shall promptly replace the Note, without charge to the Creditor Parties, with a similar Note. If such replacement Note replaces a lost Note it shall bear an endorsement to that effect. Any lost Note subsequently found shall be surrendered to the Borrowers and cancelled. The Agent shall indemnify the Borrowers from any losses, claims or damages resulting from the loss of such Note.

5.	INTEREST

5.1	Normal rate of interest. Subject to the provisions of this Agreement, the rate of interest on each Advance of the Loan in respect of an Interest Period shall be the aggregate of the Margin and LIBOR, for that Interest Period.

5.2	Payment of normal interest. Subject to the provisions of this Agreement, interest on the Loan in respect of each Interest Period shall be paid by the Borrowers on the last day of that Interest Period.

5.3	Payment of accrued interest. In the case of an Interest Period longer than three (3) months, accrued interest shall be paid every three (3) months during that Interest Period and on the last day of that Interest Period.

5.4	Notification of Interest Periods and rates of normal interest. The Agent shall notify the Borrowers and each Lender of:

(a)	each rate of interest; and

(b)	the duration of each Interest Period (as determined under Clause 6.2), as soon as reasonably practicable after each is determined.

5.5	Notice of prepayment. If the Borrowers do not agree with an interest rate notified by the Agent under Clause 5.4, the Borrowers may give the Agent not less than ten (10) Business Days’ notice of its intention to prepay (without premium or penalty) the Loan at the end of the interest period set by the Agent.

5.6	Prepayment; termination of Commitments. A notice under Clause 5.5 shall be irrevocable; the Agent shall promptly notify the Lenders of the Borrowers’ notice of intended prepayment and:

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(a)	on the date on which the Agent serves that notice, the Total Commitments shall be cancelled; and

(b)	the Borrowers shall prepay (without premium or penalty) the Loan, together with accrued interest thereon plus any sums payable pursuant to Clause 22.1(b).

5.7	Application of prepayment. The provisions of Clause 8 shall apply in relation to the prepayment.

5.8	Market disruption.

(a)	If with respect to any Interest Period:

(i)	the Agent determines that LIBOR is not available for such Interest Period;

(ii)	at least one (1) Business Day prior to the start of such Interest Period, Lenders owning or holding Contributions in the aggregate greater than or equal to 50% of the Loan (or if the Loan has not been made, Commitments in the aggregate greater than or equal to 50% of the Total Commitments) notify the Agent that LIBOR fixed by the Agent would not accurately reflect the cost to those Lenders of funding their respective Contributions (or any part thereof) during the Interest Period in the relevant interbank market at or about 11:00 a.m. (London time) on the Quotation Date for such Interest Period; or

(iii)	at least one (1) Business Day prior to the start of such Interest Period, the Agent is notified by a Lender (the “Affected Lender”) that for any reason it is unable to obtain Dollars in the London interbank market in order to fund its Contribution (or any part thereof) during such Interest Period, then the Agent shall promptly notify the Borrowers and each of the Lenders stating the circumstances falling within this Clause 5.8(a) which have caused its notice to be given and shall provide the Borrowers with reasonably available details in connection with such circumstances;

(b)	After the Agent’s notice under clause 5.8(a) is served the Borrowers, the Agent, the Lenders or (as the case may be) the Affected Lender shall use reasonable commercial endeavours in good faith and fair dealing, to agree, within the thirty (30) days after the date on which the Agent serves its notice under clause 5.8(a) (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Contribution during the Interest Period concerned.

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(c)	Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

(d)	If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender for each one month period, set an interest rate representing the actual cost of funding of the Lenders or (as the case may be) the Affected Lender in Dollars of their or its Contribution plus the Margin. Such alternative pricing agreed upon pursuant to this Clause 5.8(d) shall be binding on all parties hereto. The procedure provided for by this Clause 5.8 shall be repeated if the relevant circumstances are continuing at the end of each one month period.

(e)	If the Borrowers do not agree with the interest rate set by the Agent under this Clause 5.8, the Borrowers may give the Agent not less than seven (7) Business Days’ notice of their intention to prepay the Loan.

(f)	A notice by the Borrowers under Clause 5.8(e) shall be irrevocable; the Agent shall promptly notify the Lenders or (as the case may require) the Affected Lender of the Borrowers’ notice of intended prepayment; and

(i)	on the date on which the Agent serves the notice, the Total Commitments or (as the case may require) the Commitment of the Affected Lender shall be cancelled; and

(ii)	the Borrowers shall prepay (without premium or penalty) the Loan or, as the case may be, the Affected Lender’s Contribution, together with accrued interest thereon plus any sums payable pursuant to Clause 22.1(b).

6.	INTEREST PERIODS

6.1	Commencement of Interest Periods. The first Interest Period applicable to an Advance of a Tranche shall commence on the Drawdown Date of such Advance and each subsequent Interest Period for such Tranche shall commence on the expiry of the preceding Interest Period.

6.2	Duration of normal Interest Periods. Subject to Clauses 6.3 and 6.4, each Interest Period shall be:

(a)	three (3) or six (6) months as notified by the Borrowers to the Agent not later than 10:00 A.M. (New York time) three (3) Business Days before commencement of the Interest Period;

(b)	the initial Interest Period for the Delivery Advance for a Ship shall end on the same day as the then current Interest Period for the Contract Installment Advance for such Ship and, on such day, both Advances for such Ship shall be consolidated into, and thereafter constitute, the Tranche for such Ship;

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(c)	three (3) months if the Borrowers fail to notify the Agent by the time specified in paragraph (a); or

(d)	such other period as the Agent may, with the authorization of the Majority Lenders, agree with the Borrowers.

6.3	Duration of Interest Periods for repayment installments. In respect of an amount due to be repaid under Clause 8 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.

6.4	Non-availability of matching deposits for Interest Period selected. If, after the Borrowers have selected and the Lenders have agreed an Interest Period longer than three (3) months, any Lender notifies the Agent by 11:00 a.m. (New York time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London interbank market when the Interest Period commences, the Interest Period shall be three (3) months.

7.	DEFAULT INTEREST

7.1	Payment of default interest on overdue amounts. A Security Party shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by such Security Party under any Finance Document which the Agent, the Security Trustee or any other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 20.4, the date on which it became immediately due and payable.

7.2	Default rate of interest. Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2.00 percent above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at Clauses 7.3(a) and (b); or

(b)	in the case of any other overdue amount, the rate set out at Clause 7.3(b).

7.3	Calculation of default rate of interest. The rates referred to in Clause 7.2 are:

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(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period); and

(b)	the Margin plus, in respect of successive periods of any duration (including at call) up to three (3) months which the Agent may, with the consent of the Majority Lenders, select from time to time:

(i)	LIBOR; or

(ii)	if the Agent determines that Dollar deposits for any such period are not being made available by leading banks in the London interbank market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the actual cost of funds to the Lenders from such other sources as the Agent may from time to time reasonably determine.

7.4	Notification of interest periods and default rates. The Agent shall promptly notify the Lenders and each relevant Security Party of each interest rate determined by the Agent under Clause 7.3 and of each period selected by the Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that such Security Party is liable to pay such interest only with effect from the date of the Agent’s notification.

7.5	Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

7.6	Application to Master Agreement. For the avoidance of doubt, this Clause 7 does not apply to any amount payable under a Master Agreement in respect of any continuing Designated Transactions as to which the terms with respect to default interest of the Master Agreement shall apply.

8.	REPAYMENT AND PREPAYMENT

8.1	Amount of repayment installments. Subject to the provisions of Clause 8.9, the Borrowers shall repay each Tranche of the Loan by 28 consecutive quarterly installments the first of which shall be in an amount equal to $375,000 multiplied by a fraction the numerator of which shall be the number of days between the Delivery Date for the Ship and the first Quarterly Payment Date falling after such Delivery Date to which such Tranche relates and the denominator of which shall be the number of days in the current calendar quarter in which the relevant Ship was delivered and the second through twenty eighth of which shall be in the amount of $375,000 each, together with a balloon payment in the amount of the outstanding principal balance of such Tranche (the “Balloon Installment”) payable concurrently with the last repayment installment, provided that if the aggregate amount of such Advances for such Tranche is for an amount less than $23,000,000, the installments and the Balloon Installment for such Tranche shall be reduced pro-rata in such amount as shall be advised by the Agent to the Borrowers in writing.

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8.2	Repayment Dates. The first repayment installment for a Tranche shall be paid on the first Quarterly Payment Date falling after the Drawdown Date for the Delivery Advance of such Tranche and the last installment on the Maturity Date for such Tranche.

8.3	Maturity Date. On the Maturity Date for the Delivery Advance of such Tranche, the Borrowers shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document with respect to such Tranche and on the Maturity Date for the last Tranche to be repaid, the Borrowers shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document.

8.4	Voluntary prepayment. Subject to the following conditions, the Borrowers may prepay the whole or any part of a Tranche of the Loan on the last day of an Interest Period without premium or penalty.

8.5	Conditions for voluntary prepayment. The conditions referred to in Clause 8.4 are that:

(a)	a partial prepayment shall be $500,000 or a multiple of $500,000;

(b)	the Agent has received from the Borrowers at least five (5) Business Days’ prior written notice specifying the amount to be prepaid for such Tranche, the description of the repayment installments against which such voluntary prepayment is to be applied and the date on which the prepayment is to be made; and

(c)	the Borrowers have complied with clause 8.12 on or prior to the date of prepayment.

8.6	Effect of notice of prepayment. A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authorization of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrowers on the date for prepayment specified in the prepayment notice.

8.7	Notification of notice of prepayment. The Agent shall notify the Lenders promptly upon receiving a prepayment notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrowers under Clause 8.5(c).

8.8	Application of partial prepayment. Each partial prepayment shall be applied against the repayment installments for the relevant Tranche or Tranches in accordance with the Borrower’s instructions contained in the notice of prepayment issued in accordance with Clause 8.5(b).

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8.9	Mandatory prepayment. If a Ship is sold or refinanced by banks and/or financial institutions that are not parties to this Agreement, or if a Ship becomes a Total Loss, the Borrowers shall prepay the Tranche related to such Ship in full:

(a)	in the case of a sale, on or before the date on which the sale is completed by delivery of the Ship to the buyer;

(b)	in the case of a refinancing, on or before the date on which the refinancing is completed; or

(c)	in the case of a Total Loss, on the earlier of the date falling 180 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss.

8.10	Amounts payable on prepayment. A voluntary prepayment under Clause 8.4 and a mandatory prepayment under Clause 8.9 shall be made together with:

(a)	accrued interest (and any other amount payable under Clause 22 or otherwise) in respect of the amount prepaid; and

(b)	if the prepayment is not made on the last day of an Interest Period, any sums payable under Clause 22.1(b), but without premium or penalty.

8.11	No reborrowing. No amount prepaid may be reborrowed.

8.12	Unwinding of Designated Transactions. On or prior to any repayment or prepayment of the Loan or any Tranche thereof under Clause 8 or any other provision of this Agreement, the Borrowers shall wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Designated Transactions so that the notional principal amount of the continuing Designated Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortization) exceed the amount of the Loan or the relevant Tranche thereof as reducing from time to time thereafter pursuant to Clause 8.1.

8.13	Release of Borrower. Upon the full prepayment or repayment of all Advances relating to a Tranche or the voluntary cancellation of all Commitments (provided there is no outstanding portion of the Advances relating to such Tranche) relating to a Tranche pursuant to the terms of this Agreement, the Creditor Parties agree, at the expense of the relevant Borrower, to execute all such documents as such Borrower may reasonably require to discharge the Finance Documents relating to such Borrower and its Ship and such Borrower shall be released as a Borrower from under this Agreement.

9.	CONDITIONS PRECEDENT

9.1	Documents, fees and no default. Each Lender’s obligation to contribute to an Advance is subject to the following conditions precedent:

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(a)	on or before the Effective Date, the Agent shall have received or is satisfied it will receive the documents described in Part A of Schedule 5 in form and substance satisfactory to the Agent;

(b)	that, on or before the service of the Drawdown Notice for a Contract Installment Advance for a Ship, the Agent shall have received:

(i)	the documents described in Part B of Schedule 5 in form and substance satisfactory to the Agent; and

(ii)	such documentation and other evidence as is reasonably requested by the Agent or a Lender in order for each to carry out and be satisfied with the results of all necessary “know your customer” or other checks which it is required to carry out in relation to the transactions contemplated by this Agreement and the other Finance Documents, including without limitation obtaining, verifying and recording certain information and documentation that will allow the Agent and each of the Lenders to identify each Security Party in accordance with the requirements of the PATRIOT Act;

(c)	that, on or prior to the Drawdown Date of the Delivery Advance for a Ship but prior to the making of such Advance, the Agent shall have received or is satisfied that it will receive on the making of such Advance the documents described in Part C of Schedule 5 in form and substance satisfactory to it;

(d)	that, on or before the service of the first Drawdown Notice, the Agent shall have received any accrued commitment fee payable pursuant to Clause 21.1and has received payment of the expenses referred to in Clause 21.2; and

(e)	that both at the date of each Drawdown Notice and at each Drawdown Date:

(i)	no Event of Default or Potential Event of Default has occurred or would result from the borrowing of such Advance;

(ii)	the representations and warranties in Clause 10 and those of the Borrowers or any other Security Party which are set out in the other Finance Documents (other than those relating to a specific date) would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing, provided that the requirements of this Clause 9.1(e)(ii) shall apply in respect of the representations and warranties in Clause 10.24 only as of the Delivery Date of the relevant Ship;

(iii)	none of the circumstances contemplated by Clause 5.8 has occurred and is continuing, unless the Agent is satisfied that an alternate rate of interest can be set pursuant to Clause 5.8; and

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(iv)	there has been no material change in the consolidated financial condition, operations or business prospects of the Guarantor since the date on which the Guarantor provided information concerning those topics to the Agent and/or any Lender;

(f)	that, on the Delivery Date of the first Ship to be delivered and thereafter if the Security Maintenance Cover Ratio were applied immediately following the making of such Advance, the Borrowers would not be required to provide additional Collateral or prepay part of the Loan under Clause 15; and

(g)	that the Agent has received, and found to be reasonably acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorization of the Majority Lenders, reasonably request by notice to the Borrowers prior to the Drawdown Date.

9.2	Waiver of conditions precedent. Notwithstanding anything in Clause 9.1 to the contrary:

(a)	if the Agent, with the consent of the Majority Lenders, permits an Advance to be borrowed before certain of the conditions referred to in Clause 9.1 are satisfied, the Borrowers shall ensure that such conditions are satisfied within ten (10) Business Days after such Drawdown Date (or such longer period as the Agent may specify).

(b)	each Delivery Advance may be borrowed before the applicable conditions set forth in clause 9.1 are satisfied and:

(i)	each Lender agrees to fund its Contribution on the Drawdown Date requested by the Borrowers, which day shall not be more than three (3) Business Days prior to the date of the scheduled acquisition and delivery of such Ship (such date, the “Delivery Date”); and

(ii)	the Agent shall on the date on which such Delivery Advance is funded (or as soon thereafter as practicable) (A) preposition an amount equal to the aggregate principal amount of such Delivery Advance at the bank or financial institution designated by the Builder in the relevant Contract (“Builder’s Bank”), which funds shall be held at Builder’s Bank in the name and under the sole control of the Agent or one of its Affiliates and (B) issue a SWIFT MT 199 or other similar communication (each such communication, a “Disbursement Authorization”) authorizing the release of such funds by the Builder’s Bank on the relevant Delivery Date upon receipt of a Protocol of Delivery and Acceptance in respect of such Ship duly executed by the Builder and the relevant Borrower and countersigned by a representative of the Agent;

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Provided, that if delivery of such Ship does not occur within fifteen (15) Business Days after the scheduled Delivery Date, the funds held at the Builder’s Bank shall be released to the Agent for further disbursement to the Lenders.

For the avoidance of doubt, the parties hereto acknowledge and agree that:

(1)	the date on which the Lenders fund such Delivery Advance constitutes the Drawdown Date in respect of such Delivery Advance and all interest and fees thereon shall accrue from such date;

(2)	the Agent and the Lenders suspend fulfillment of the conditions precedent set forth in Schedule 5, Part C, Paragraphs 7, 10, 12, 13, 14 and 15 solely for the period on and between such Drawdown Date and the relevant Delivery Date and the Borrowers acknowledge and agree that such conditions precedent must be fulfilled to the satisfaction of the Agent or the Agent must be satisfied that such conditions will be fulfilled immediately thereafter before the Agent will instruct its representative to countersign the Protocol of Delivery and Acceptance referred to in clause 9.2(b)(ii);

(3)	from the date the proceeds of the Delivery Advance are deposited at the Builder’s Bank to the Delivery Date (or, if delivery of such Ship does not occur within the time prescribed in the Disbursement Authorization, the date on which the funds are returned to the Agent for further distribution to the Lenders), the Borrowers shall be entitled to interest on such Delivery Advance at the applicable rate, if any, paid by the Builder’s Bank for such deposited funds;

(4)	if such Ship is not delivered within the time prescribed in the Disbursement Authorization and the proceeds of such Delivery Advance are returned to the Agent and distributed to the Lenders, (i) the Borrowers shall pay all accrued interest and fees in respect of such returned proceeds on the date such proceeds are returned to the Agent and (ii) the relevant available Commitment will be increased by an amount equal to the aggregate principal amount of the Loan proceeds so returned; and

(5)	if the Borrowers have instructed the Agent to convert the aggregate principal amount of such Delivery Advance borrowed into a currency other than Dollars for deposit with the Builder’s Bank and such Ship is not delivered within the time prescribed in the Disbursement Authorization and the proceeds of such Delivery Advance are returned to the Agent for further distribution to the Lenders, the Agent shall convert the aggregate amount of funds so returned back into Dollars and if such funds are less than the Dollar amount of the aggregate principal amount of such Delivery Advance incurred on the relevant Drawdown Date, the Borrowers shall immediately repay the difference and, in any event, the Borrowers shall pay any and all fees, charges and expenses arising from such conversion.

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10.	REPRESENTATIONS AND WARRANTIES

10.1	General. Each of the Borrowers and the Guarantor represents and warrants to each Creditor Party as of the Effective Date and each Drawdown Date as follows.

10.2	Status. Each Security Party is:

(a)	duly incorporated or formed and validly existing and in good standing under the law of its jurisdiction of incorporation or formation; and

(b)	duly qualified and in good standing as a foreign company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where, in each case, the failure to so qualify or be licensed and be in good standing could not reasonably be expected to have a material adverse effect on its business, assets or financial condition or which may affect the legality, validity, binding effect or enforceability of the Finance Documents, and there are no proceedings or actions pending or contemplated by any Security Party, or to the knowledge of the Borrowers or the Guarantor contemplated by any third party, seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property.

10.3	Company power; consents. Each Security Party has the capacity and has taken all action, and no consent of any person is required, for:

(a)	it to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted;

(b)	it to execute each Finance Document and each Master Agreement to which it is or is to become a party;

(c)	it to purchase and pay for the Ship to be acquired by it under the relevant Contract and register such Ship in its name under an Approved Flag;

(d)	it to comply with its obligations under each Finance Document and the Master Agreements to which it is or is to become a party;

(e)	it to grant the Security Interests granted or to be granted by it pursuant to the Finance Documents to which it is or is to become a party;

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(f)	the perfection or maintenance of the Security Interests created by the Finance Documents (including the first priority nature thereof); and

(g)	the exercise by any Creditor Party of their rights under any of the Finance Documents or the Master Agreements or the remedies in respect of the Collateral pursuant to the Finance Documents or the Master Agreements to which it is or is to become a party, except, in each case, for consents which have been duly obtained, taken, given or made and are in full force and effect.

10.4	Consents in force. All the consents referred to in Clause 10.3 remain in force and nothing has occurred which makes any of them liable to revocation.

10.5	Title.

(a)	Each Borrower owns in the case of owned personal property, good and valid title to, or, in the case of leased personal property, valid and enforceable leasehold interests in, all of its properties and assets, tangible and intangible, of any nature whatsoever, free and clear in each case of all Security Interests or claims, except for Permitted Security Interests.

(b)	Each Borrower has not created nor is it contractually bound to create any Security Interest on or with respect to any of its assets, properties, rights or revenues, except for Permitted Security Interests, and except as provided in this Agreement each Borrower is not restricted by contract, applicable law or regulation or otherwise from creating Security Interests on any of its assets, properties, rights or revenues.

10.6	Legal validity; effective Security Interests. Subject to any relevant insolvency laws affecting creditors’ rights generally:

(a)	the Finance Documents and the Master Agreements to which each Security Party is a party, constitute or, as the case may be, will constitute upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents), such Security Party’s legal, valid and binding obligations enforceable against it in accordance with their respective terms; and

(b)	the Finance Documents to which each Security Party is a party, creates or, as the case may be, will create upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents), legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate.

10.7	No third party Security Interests. Without limiting the generality of Clauses10.5 and 10.6, at the time of the execution and delivery of each Finance Document:

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(a)	the relevant Security Party will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)	no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.8	No conflicts. The execution of each Finance Document and each Master Agreement, the borrowing of each Advance, and compliance with each Finance Document and the Master Agreements, will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of any Security Party; or

(c)	any contractual or other obligation or restriction which is binding on any Security Party or any of its assets.

10.9	Taxes.

(a)	All payments which a Security Party is liable to make under the Finance Documents and the Master Agreements to which it is a party can properly be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

(b)	Each Security Party has timely filed or has caused to be filed all tax returns and other reports that it is required by law or regulation to file in any Pertinent Jurisdiction, and has paid or caused to be paid all taxes, assessments and other similar charges that are due and payable in any Pertinent Jurisdiction, other than taxes and charges:

(i)	which (A) are not yet due and payable or (B) are being contested in good faith by appropriate proceedings and for which adequate reserves have been established and as to which such failure to have paid such tax does not create any risk of sale, forfeiture, loss, confiscation or seizure of the Ship or of criminal liability; or

(ii)	the non-payment of which could not reasonably be expected to have a material adverse effect on the financial condition of such Security Party.

The charges, accruals, and reserves on the books of each Security Party respecting taxes are adequate in accordance with IFRS.

(c)	No material claim for any tax has been asserted in writing against a Security Party by any Pertinent Jurisdiction or other taxing authority other than claims that are included in the liabilities for taxes in the most recent balance sheet of such person or disclosed in the notes thereto, if any.

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(d)	The execution, delivery, filing and registration or recording (if applicable) of the Finance Documents and the Master Agreements and the consummation of the transactions contemplated thereby will not cause any of the Creditor Parties to be required to make any registration with, give any notice to, obtain any license, permit or other authorization from, or file any declaration, return, report or other document with any governmental authority in any Pertinent Jurisdiction.

(e)	No taxes are required by any governmental authority in any Pertinent Jurisdiction to be paid with respect to or in connection with the execution, delivery, filing, recording, performance or enforcement of any Finance Document and the Master Agreements.

(f)	The execution, delivery, filing, registration, recording, performance and enforcement of the Finance Documents and the Master Agreements by any of the Creditor Parties will not cause such Creditor Party to be deemed to be resident, domiciled or carrying on business in any Pertinent Jurisdiction of any Security Party or subject to taxation under any law or regulation of any governmental authority in any Pertinent Jurisdiction of any Security Party.

(g)	Other than the recording of the Mortgages in accordance with the laws of the Approved Flag and such filings as may be required in a Pertinent Jurisdiction in respect of certain of the Finance Documents, and the payment of fees consequent thereto, it is not necessary for the legality, validity, enforceability or admissibility into evidence of this Agreement or any other Finance Document that any of them or any document relating thereto be registered, filed recorded or enrolled with any court or authority in any relevant jurisdiction or that any stamp, registration or similar taxes be paid on or in relation to this Agreement or any of the other Finance Documents.

10.10	No default. No Event of Default or Potential Event of Default has occurred or would result from the borrowing of the Advance.

10.11	Information. All financial statements, information and other data furnished by or on behalf of a Security Party to any of the Creditor Parties:

(a)	was true and accurate at the time it was given;

(b)	such financial statements, if any, have been prepared in accordance with IFRS and accurately and fairly represent the financial condition of such Security Party as of the date or respective dates thereof and the results of operations of such Security Party for the period or respective periods covered by such financial statements;

(c)	there are no other facts or matters the omission of which would have made or make any such information false or misleading;

(d)	there has been no material adverse change in the financial condition, operations or business prospects of any Security Party since the date on which such information was provided other than as previously disclosed to the Agent in writing; and

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(e)	none of the Security Parties has any contingent obligations, liabilities for taxes or other outstanding financial obligations which are material in the aggregate except as disclosed in such statements, information and data.

10.12	No litigation. No legal or administrative action involving a Security Party (including any action relating to any alleged or actual breach of the ISM Code, the ISPS Code or any Environmental Law) has been commenced or taken by any person, or, to the Borrowers’ or the Guarantor’s knowledge, is likely to be commenced or taken which, in either case, would be likely to have a material adverse effect on the business, assets or financial condition of a Security Party or which may affect the legality, validity, binding effect or enforceability of the Finance Documents and the Master Agreements.

10.13	ISM Code and ISPS Code compliance. The relevant Borrower has obtained or will obtain or will cause to be obtained all necessary ISM Code Documentation and ISPS Code Documentation in connection with the Ship to be owned by it and its operation and will be or will cause such Ship and the Approved Manager to be in full compliance with the ISM Code and the ISPS Code.

10.14	Validity and completeness of Contracts. Each Contract constitutes valid, binding and enforceable obligations of the Borrower that is a party thereto and, to the Borrower’s knowledge the Builder in accordance with its terms and;

(a)	the copy of such Contract delivered to the Agent is a true and complete copy; and

(b)	no material amendment or additions to such Contract have been agreed (without any such material amendments or additions being disclosed to the Agent) nor has the relevant Borrower or Builder waived any of its rights under such Contract.

10.15	No rebates etc. There is no agreement or understanding to allow or pay any rebate, premium, commission, discount or other benefit or payment (howsoever described) to any Borrower, Guarantor, any Affiliate of such Borrower, or any third party in connection with a Contract, other than as provided in such Contract and disclosed to the agent in writing.

10.16	Compliance with law; Environmentally Sensitive Material. Except to the extent the following could not reasonably be expected to have a material adverse effect on the business, assets or financial condition of any Security Party, or affect the legality, validity, binding effect or enforceability of the Finance Documents:

(a)	the operations and properties of each Security Party complies with all applicable laws and regulations, including without limitation Environmental Laws, all necessary Environmental Permits have been obtained and are in effect for the operations and properties of such Security Party and each Security Party is in compliance in all material respects with all such Environmental Permits; and

(b)	none of the Security Parties has been notified in writing by any person that it or any of its subsidiaries or Affiliates is potentially liable for the remedial or other costs with respect to treatment, storage, disposal, release, arrangement for disposal or transportation of any Environmentally Sensitive Material, except for costs incurred in the ordinary course of business with respect to treatment, storage, disposal or transportation of such Environmentally Sensitive Material.

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10.17	Ownership structure.

(a)	The Borrowers have no subsidiaries.

(b)	100% of the Equity Interests of each of the Borrowers have been validly issued, is fully paid, non-assessable and free and clear of all Security Interests other than Permitted Security Interests and are owned beneficially and of record by the Guarantor.

(c)	None of the Equity Interests of each of the Borrowers is subject to any existing option, warrant, call, right, commitment or other agreement of any character to which such Borrower is a party requiring, and there are no Equity Interests of such Borrower outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional Equity Interests of such Borrower or other Equity Interests convertible into, exchangeable for or evidencing the right to subscribe for or purchase Equity Interests of such Borrower.

10.18	Pension Plans. (a) On the Effective Date, no Security Party is a party to any Plan or Multiemployer Plan or Foreign Pension Plan.

(b)	The execution and delivery of this Agreement and the consummation of the transaction hereunder will not constitute a non-exempt “prohibited transaction” for the purpose of Section 406 of ERISA or Section 4975 of the Code.

(c)	No ERISA Termination Event has occurred.

(d)	No ERISA Funding Event exists or has occurred.

10.19	Margin Stock. None of the Borrowers is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock and no proceeds of any Advance will be used to buy or carry any Margin Stock or to extend credit to others for the purpose of buying or carrying any Margin Stock.

10.20	Investment company, public utility, etc. Each of the Borrowers is not:

(a)	an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended; or

(b)	a “public utility” within the meaning of the United States Federal Power Act of 1920, as amended.

10.21	Asset Control.

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(a)	Neither the Borrowers nor the Guarantor is a “national” of any “designated foreign country”, within the meaning of the Foreign Assets Control Regulations or the Cuban Asset Control Regulations of the United States Department of the Treasury, 31 C.F.R., Subtitle B, Chapter V, as amended, or a “specially designated national” listed by OFAC, or any regulations or rulings issued thereunder.

(b)	Neither the making of an Advance nor the use of the proceeds thereof nor the performance by each of the Borrowers or the Guarantor of its obligations under any of the Finance Documents to which it is a party violates any law, regulation or Executive Order restricting loans to, investments in, or the export of assets to, foreign countries or entities doing business there.

(c)	Neither the making of an Advance nor the use of the proceeds thereof nor the performance by each of the Borrowers or the Guarantor of its obligations under any of the Finance Documents to which it is a party violates CISADA or comparable United Nations or European Union legislation.

10.22	No money laundering. Without prejudice to the generality of Clause 2.3, in relation to the borrowing by the Borrowers of an Advance, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements affected or contemplated by the Finance Documents to which the Borrowers are a party, the Borrowers confirm that:

(a)	they are acting for their own account;

(b)	they will use the proceeds of an Advance for their own benefit, under their full responsibility and exclusively for the purposes specified in this Agreement; and

(c)	the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of Directive 2005/60/EC of the European Parliament and of the Council) and comparable United States federal and state laws, including without limitation the PATRIOT Act and the Bank Secrecy Act, or comparable United Nations or European Union legislation.

10.23	Ships. As of the Delivery Date in respect of each Ship, such Ship will be:

(a)	in the sole and absolute ownership of a Borrower and duly registered in such Borrower’s name under the law of an Approved Flag, unencumbered save and except for the Mortgage thereon in favor of the Security Trustee recorded against it and as permitted thereby;

(b)	seaworthy for hull and machinery insurance warranty purposes and in every way fit for its intended service; and

(c)	insured in accordance with the provisions of this Agreement and the requirements hereof in respect of such Insurances will have been complied with.

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10.24	Place of Business. For purposes of the UCC, each Security Party has only one place of business located at, or, if it has more than one place of business, the chief executive office from which it manages the main part of its business operations and conducts its affairs is located at:

9, Boulevard Charles III

Monaco 98000

None of the Security Parties has a place of business in the United States of America, the District of Columbia, the United States Virgin Islands, or any territory or insular possession subject to the jurisdiction of the United States of America, other than its representative office at:

150 East 58th Street

New York, New York 10155

10.25	Solvency. In the case of each of the Borrowers and the Guarantor:

(a)	the sum of its assets, at a fair valuation, does and will exceed its liabilities, including, to the extent they are reportable as such in accordance with IFRS, contingent liabilities;

(b)	the present fair market saleable value of its assets is not and shall not be less than the amount that will be required to pay its probable liability on its then existing debts, including, to the extent they are reportable as such in accordance with IFRS, contingent liabilities, as they mature;

(c)	it does not and will not have unreasonably small working capital with which to continue its business; and

(d)	it has not incurred, does not intend to incur and does not believe it will incur, debts beyond its ability to pay such debts as they mature.

10.26	Borrowers’ business; Guarantor’s business. From the date of its incorporation until the date hereof, neither the Borrowers nor the Guarantor have conducted any business other than in connection with, or for the purpose of, owning, managing, chartering and/or operating the Ships.

10.27	Immunity; Enforcement; Submission to Jurisdiction; Choice of Law.

(a)	Each Security Party is subject to civil and commercial law with respect to its obligations under the Finance Documents, and the execution, delivery and performance by each Security Party of the Finance Documents to which it is a party constitute private and commercial acts rather than public or governmental acts.

(b)	No Security Party or any of its properties has any immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, set-off, execution of a judgment or from any other legal process in relation to any Finance Document.

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(c)	It is not necessary under the laws of any Security Party’s jurisdiction of incorporation or formation, in order to enable any Creditor Party to enforce its rights under any Finance Document or by reason of the execution of any Finance Document or the performance by the any Security Party of its obligations under any Finance Document, that such Creditor Party should be licensed, qualified or otherwise entitled to carry on business in such Security Party’s jurisdiction of incorporation or formation.

(d)	None of the Creditor Parties will be deemed to be resident, domiciled or carrying on business in any Security Party’s jurisdiction of incorporation or formation by reason only of the execution, performance and/or enforcement of any Finance Document.

(e)	Under the law of each Security Party’s jurisdiction of incorporation or formation, the choice of the law of New York to govern this Agreement and the other Finance Documents to which New York law is applicable is valid and binding.

(f)	The submission by the Security Parties to the jurisdiction of the courts of the New York State courts and the U.S. Federal court sitting in New York County pursuant to Clause 32.2(a) is valid and binding and not subject to revocation, and service of process effected in the manner set forth in Clause 32.2(d) will be effective to confer personal jurisdiction over the Security Parties in such courts.

10.28	Status of Secured Liabilities. The Secured Liabilities constitute direct, unconditional and general obligations of each Security Party and rank (a) senior to all subordinated Financial Indebtedness and (b) not less than pari passu (as to priority of payment and as to security) with all other Financial Indebtedness of each Security Party.

11.	GENERAL AFFIRMATIVE AND NEGATIVE COVENANTS

11.1	Affirmative covenants. From the Effective Date until the Total Commitments have terminated and all amounts payable hereunder have been paid in full each of the Borrowers and the Guarantor, as the case may be, undertakes with each Creditor Party to comply or cause compliance with the following provisions of this Clause 11.1 except as the Agent, with the consent of the Majority Lenders, may approve from time to time in writing, such approval not to be unreasonably withheld, conditioned or delayed:

(a)	Performance of obligations. Each Security Party shall duly observe and perform its obligations under each Charter and each Finance Document to which it is or is to become a party.

(b)	Notification of defaults (etc). The Borrowers shall promptly notify the Agent, upon becoming aware of the same, of:

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(i)	the occurrence of an Event of Default or of any Potential Event of Default or any other event (including any litigation) which is reasonably likely to have a Material Adverse Effect;

(ii)	any default by any party to a Charter; and

(iii)	any damage or injury caused by or to the Ship in excess of $5,000,000.

(c)	Confirmation of no default. The Borrowers will, within two (2) Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by an officer of each of the Borrowers and which states that:

(i)	no Event of Default has occurred and is continuing; or

(ii)	no Event of Default has occurred and is continuing, except for a specified event or matter, of which all material details are given.

The Agent may serve requests under this Clause 11.1(c) from time to time but only if asked to do so by a Lender or Lenders having Contributions exceeding 33% of the Loan or (if no Advances have been made) Commitments exceeding 33% of the Total Commitments, and this Clause 11.1(c) does not affect the Borrowers’ obligations under Clause 11.1(b).

(d)	Notification of litigation. The Borrowers will provide the Agent with details of any legal or administrative action involving any of the Borrowers, any other Security Party, any Approved Manager or any Ship, the Earnings or the Insurances as soon as any of the Security Parties becomes aware that such action is instituted, unless it is likely that the legal or administrative action cannot be considered material in the context of any Finance Document.

(e)	Provision of further information. The Borrowers will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating to:

(i)	the Borrowers or the Guarantor or any of their respective subsidiaries; or

(ii)	any other matter relevant to, or to any provision of, a Finance Document, which may be requested by the Agent.

(f)	Books of record and account. Each of the Borrowers and the Guarantor shall keep proper books of record and account, in which full and materially correct entries shall be made of all financial transactions and the assets and business of each of the Borrowers and the Guarantor in accordance with IFRS, and the Agent shall have the right to examine the books and records of each of the Borrowers and the Guarantor wherever the same may be kept from time to time as it sees fit, in its sole reasonable discretion, or to cause an examination to be made by a firm of accountants selected by it, provided that any examination shall be done without undue interference with the day to day business of the Borrowers or the Guarantor, as the case may be.

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(g)	Financial reports.

(i)	The Borrowers shall prepare and deliver to the Agent: as soon as practicable, but not later than 180 days after the end of each Fiscal Year to which they relate, financial statements in respect of such Fiscal Year, all in reasonable detail and prepared in accordance with IFRS;

(ii)	The Guarantor shall furnish to the Agent:

(A)	within 90 days after the end of each of the first three fiscal quarters in each Fiscal Year, quarterly reports on Form 6-K (or any successor form) containing unaudited financial statements (including a balance sheet and statement of income, changes in stockholders’ equity and cash flow) for and as of the end of such fiscal quarter (with comparable financial statements for the corresponding fiscal quarter of the immediately preceding Fiscal Year) together with a Compliance Certificate;

(B)	within 180 days after the end of each Fiscal Year, an annual report on Form 20-F (or any successor form) containing the audited financial and other information required to be contained therein for such Fiscal Year together with a Compliance Certificate;

(C)	at or prior to such times as would be required to be filed or furnished to the SEC all such other reports and information that the Guarantor is required to file or furnish to the SEC under Sections 13(a) or 15(d) of the Exchange Act; and

(D)	such other financial statements (including without limitation details of all off-balance sheet and time charter hire commitments), annual budgets and projections as may be reasonably requested by the Agent, each to be in such form as the Agent may reasonably request, provided that to the extent that the Guarantor ceases to qualify as a “foreign private issuer” within the meaning of the Exchange Act, the Guarantor will furnish to the Agent all reports and other information that it would be required to file with (or furnish to) the Commission pursuant Sections 13(a) or 15(d) of the Exchange Act if it were required to file such documents under the Exchange Act as follows:

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(1)	if the Guarantor is then subject to Sections 13(a) or 15(d) of the Exchange Act, within 30 days of the respective dates on which the Guarantor is required to file such documents pursuant to the Exchange Act; or

(2)	if the Guarantor is not then subject to Sections 13(a) or 15(d) under the Exchange Act, the applicable time periods described above with respect to quarterly, annual and other reports and information.

Notwithstanding the foregoing, the Guarantor will be deemed to have furnished to the Agent such reports and information referred to above if the Guarantor has filed such reports and information with the Commission via the EDGAR system (or any successor system) and such reports and information are publicly available.

(h)	Appraisals of Fair Market Value. The Borrowers shall procure and deliver to the Agent two written appraisal reports or one written appraisal report (as the case may be) setting forth the Fair Market Value of each Ship as follows:

(i)	at the Borrowers’ expense, for inclusion with each Compliance Certificate required to be delivered together with the second quarterly and annual financial statements that the Guarantor delivers under Clause 11.1(g)(ii)(B); and

(ii)	at the Lenders’ expense, at all other times upon the request of the Agent or the Majority Lenders, unless an Event of Default has occurred and is continuing, in which case the Borrowers shall procure it at their expense as often as requested.

provided that if there is a difference of or in excess of 10% between the two valuations obtained by the Borrowers, the Borrowers may, at their sole expense, obtain a third appraisal from an Approved Broker.

(i)	Taxes. Each Security Party shall prepare and timely file all tax returns required to be filed by it and pay and discharge all taxes imposed upon it or in respect of any of its property and assets before the same shall become in default, as well as all lawful claims (including, without limitation, claims for labor, materials and supplies) which, if unpaid, might become a Security Interest upon the Collateral or any part thereof, except in each case, for any such taxes (i) as are being contested in good faith by appropriate proceedings or (ii) the failure of which to pay or discharge would not be likely to have a material adverse effect on the business, assets or financial condition of any of the Borrowers or any other Security Party or to affect the legality, validity, binding effect or enforceability of the Finance Documents.

(j)	Consents. Each Security Party shall obtain or cause to be obtained, maintain in full force and effect and comply with the conditions and restrictions (if any) imposed in connection with, every consent and do all other acts and things which may from time to time be necessary or required for the continued due performance of all of its obligations under any Charter and each Finance Document to which it is or is to become a party, and shall deliver a copy of all such consents to the Agent promptly upon its request.

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(k)	Compliance with applicable law. Each Security Party shall comply in all material respects with all applicable federal, state, local and foreign laws, ordinances, rules, orders and regulations now in force or hereafter enacted, including, without limitation, all Environmental Laws and regulations relating thereto, the failure to comply with which would be likely to have a material adverse effect on the financial condition of such Security Party or affect the legality, validity, binding effect or enforceability of any Charter and each Finance Document to which it is or is to become a party.

(l)	Existence. Each Security Party shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence in good standing under the laws of its jurisdiction of incorporation or formation.

(m)	Borrowers’ business. Each of the Borrowers shall conduct business only in connection with, or for the purpose of, owning, chartering and operating the Ship to be owned by it.

(n)	Properties. Except to the extent the failure to do so could not reasonably be expected to have a material adverse effect on the business, assets or financial condition of a Security Party or affect the legality, validity, binding effect or enforceability of the Finance Documents, each Security Party shall maintain and preserve all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(o)	Loan proceeds. The Borrowers shall use the proceeds of each Advance solely to partially finance the payment of the Contract Price for a Ship.

(p)	Change of place of business. Each Security Party shall notify promptly the Agent of any change in the location of the place of business where it or any other Security Party conducts its affairs and keeps its records.

(q)	Pollution liability. Each Security Party shall take, or cause to be taken, such actions as may be reasonably required to mitigate potential liability to it arising out of pollution incidents or as may be reasonably required to protect the interests of the Creditor Parties with respect thereto.

(r)	Subordination of loans. Each Security Party shall cause all loans made to it by any Affiliate, parent or subsidiary and all sums and other obligations (financial or otherwise) owed by it to any Affiliate, parent or subsidiary to be fully subordinated to all Secured Liabilities.

(s)	OFAC; Money laundering; CISADA. Each Security Party shall to the best of its knowledge and ability:

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(i)	ensure that no person who owns a controlling interest in or otherwise controls the Borrowers or any parent or subsidiary thereof is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by OFAC or included in any Executive Orders;

(ii)	comply, and cause each of their subsidiaries to comply, with any applicable law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of Directive 2005/60/EC of the European Parliament and of the Council) and comparable United States federal and state laws, including without limitation the PATRIOT Act and the Bank Secrecy Act, or comparable United Nations or European Union legislation; and

(iii)	not use or permit the use of the proceeds of any Advance to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto or CISADA or comparable United Nations or European Union legislation.

(t)	ERISA. Promptly upon:

(i)	the occurrence of any ERISA Termination Event; or

(ii)	the occurrence or existence of any ERISA Funding Event;

the Guarantor shall furnish or cause to be furnished to the Agent written notice thereof and the action, if any, which the Guarantor has taken and proposes to take with respect thereto.

(u)	Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of any Security Party under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

(v)	Shareholder and creditor notices. Each of the Borrowers and the Guarantor will send the Agent, at the same time as they are dispatched, copies of all communications which are dispatched to their (i) shareholders or any class of them or (ii) their creditors generally.

(w)	Maintenance of Security Interests. Each of the Borrowers and the Guarantor will:

(i)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

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(ii)	without limiting the generality of paragraph (i), at its own cost, promptly register, file, record or enroll any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

(x)	“Know your customer” checks. If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of any Security Party after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii), any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrowers and the Guarantor shall promptly upon the request of the Agent or the Lender concerned supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or the Lender concerned (for itself or, in the case of the event described in paragraph (iii), on behalf of any prospective new Lender) in order for the Agent, the Lender concerned or, in the case of the event described in paragraph (iii), any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(y)	Copies of Charters; Charter Assignment. Provided that all approvals necessary under Clause 14.13 have been previously obtained, the Borrowers shall:

(i)	furnish promptly to the Agent a true and complete copy of any Charter for any Ship and a true and complete copy of each material amendment thereof; and

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(ii)	in respect of any such Charter, execute and deliver to the Agent a Charter Assignment and use reasonable commercial efforts to cause the charterer to execute and deliver to the Security Trustee a consent and acknowledgement to such Charter Assignment in the form required thereby.

(z)	Further assurances. From time to time, at its expense, each of the Borrowers and the Guarantor shall duly execute and deliver to the Agent such further documents and assurances as the Agent may request to effectuate the purposes of this Agreement, the other Finance Documents or obtain the full benefit of any of the Collateral.

11.2	Negative covenants. From the Effective Date until the Total Commitments have terminated and all amounts payable hereunder have been paid in full, each of the Borrowers and the Guarantor, as the case may be, undertakes with each Creditor Party to comply or cause compliance with the following provisions of this Clause 11.2 except as the Agent, with the consent of the Majority Lenders, may approve from time to time in writing, such approval not to be unreasonably withheld, conditioned or delayed:

(a)	Security Interests. Each Borrower will not create, assume or permit to exist any Security Interest whatsoever upon any of its properties or assets, whether now owned or hereafter acquired, except for Permitted Security Interests and the Guarantor will not create, assume or permit to exist any Security Interest on the shares of each of the Borrowers, other than those in favor of the Security Trustee.

(b)	Sale of assets; merger. Each Security Party shall not sell, transfer or lease (other than in connection with a Charter) all or substantially all of its properties and assets, or enter into any transaction of merger or consolidation or liquidate, windup or dissolve itself (or suffer any liquidation or dissolution), provided that any Borrower may sell its respective Ship pursuant to the terms and conditions of this Agreement.

(c)	Affiliate transactions. No Security Party will enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate, parent or subsidiary, other than on terms and conditions substantially as favorable to such person as would be obtainable by such person at the time in a comparable arm’s-length transaction with a person other than an Affiliate, parent or subsidiary.

(d)	Change of business. Each of the Borrowers will not change the nature of its business or commence any business other than in connection with, or for the purpose of, owning, managing, chartering and operating the Ship to be owned by it. The Guarantor will not change the nature of its business or commence any business other than in connection with, or for the purpose of, owning, managing, chartering and operating vessels.

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(e)	Change of Control; Negative pledge. Each of the Borrowers and the Guarantor will not permit any act, event or circumstance that would result in a Change of Control, and each of the Borrowers will not permit any pledge or assignment of its Equity Interests except in favor of the Security Trustee to secure the Secured Liabilities.

(f)	Increases in capital. None of the Borrowers will increase its capital by way of the issuance of any class or series of Equity Interests or create any new class of Equity Interests that is not subject to a Security Interest to secure the Secured Liabilities.

(g)	Financial Indebtedness. The Borrowers will not incur any Financial Indebtedness other than the Loan and the Swap Exposure.

(h)	Dividends. So long as an Event of Default has occurred and is continuing, or if an Event of Default would result therefrom, or if the Guarantor is not in compliance with any of Clauses 12.2 through and including 12.5, each of the Borrowers and the Guarantor shall not declare or pay any dividends or return any capital to its equity holders or authorize or make any other distribution, payment or delivery of property or cash to its equity holders, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for value, any interest of any class or series of its Equity Interests (or acquire any rights, options or warrants relating thereto but not including convertible debt) now or hereafter outstanding, or repay any subordinated loans to equity holders or set aside any funds for any of the foregoing purposes.

(i)	No amendment to the Contracts or the Charters. The Borrowers will not agree to any material amendment or supplement to, or waive or fail to enforce, a Contract or a Charter, as the case may be, or any of its material provisions.

(j)	No employees; VAT group; Ordinary course of business.

(i)	The Borrowers shall not have any employees other than the master, the officers and the crew of the Ship.

(ii)	The Borrowers shall not be or become a member of any VAT (value added tax) group.

(iii)	The Borrowers shall not enter into any transaction or series of related transactions other than in the ordinary course of business.

(k)	Loans and investments. The Borrowers shall not make any loan or advance to, make any investment in, or enter into any working capital maintenance or similar agreement with respect to any person, whether by acquisition of Equity Interests or indebtedness, by loan, guarantee or otherwise.

(l)	Acquisition of capital assets. The Borrowers shall not acquire any capital assets (including any vessel other than a Ship) by purchase, charter or otherwise, provided that for the avoidance of doubt nothing in this Clause 11.2(l) shall prevent or be deemed to prevent capital improvements being made to a Ship.

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(m)	Changes to Fiscal Year and accounting policies. Each of the Borrowers and the Guarantor shall not change its Fiscal Year or make or permit any change in accounting policies affecting (i) the presentation of financial statements or (ii) reporting practices, except in either case in accordance with IFRS or pursuant to the requirements of applicable laws or regulations.

(n)	Jurisdiction of incorporation or formation; Amendment of constitutional documents. No Security Party shall change the jurisdiction of its incorporation or formation or materially amend its constitutional documents.

(o)	Sale of Ship. None of the Borrowers will consummate the sale of its Ship without paying or causing to be paid all amounts due and owing under this Agreement or in connection therewith and the other Finance Documents prior to or simultaneously with the consummation of such sale.

(p)	Change of location. No Security Party shall change the location of its chief executive office or the office where its corporate records are kept or open any new office for the conduct of its business on less than thirty (30) days prior written notice to the Agent.

(q)	Money laundering. Each of the Borrowers and the Guarantor shall not contravene any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of Directive 2005/60/EC of the European Parliament and of the Council and comparable United States federal and state laws, including without limitation the Bank Secrecy Act and the PATRIOT Act.

12	FINANCIAL COVENANTS

12.1	General. From the Effective Date until the Total Commitments have terminated and all amounts payable hereunder have been paid in full the Guarantor undertakes with each Creditor Party to comply or cause compliance with the following provisions of this Clause 12 except as the Agent, with the consent of the Majority Lenders, may approve from time to time in writing, such approval not to be unreasonably withheld, conditioned or delayed.

12.2	Maximum leverage. The Guarantor shall maintain a ratio of Net Debt to Consolidated Total Capitalization of not more than 0.60 to 1.00, to be tested on the last day of each fiscal quarter.

12.3	Minimum tangible net worth. The Guarantor shall maintain a Consolidated Tangible Net Worth of not less than $150,000,000 plus (a) 25% of the Guarantor’s cumulative, positive consolidated net income for each fiscal quarter commencing on or after July 1, 2010 and (b) 50% of the value of the Equity Proceeds realized from any issuance of Equity Interest in the Guarantor occurring on or after July 2, 2010.

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12.4	Minimum interest coverage. The Guarantor shall maintain a ratio of Consolidated EBITDA to Consolidated Net Interest Expense of not less than 2.00 to 1.00 for the quarter ending September 30, 2011 until and including the quarter ending December 31, 2012 and thereafter 2.50 to 1.00. Such ratio shall be calculated quarterly on a trailing four quarter basis.

12.5	Free liquidity. From and after the Effective Date, the Guarantor shall maintain Consolidated Liquidity of not less than $15,000,000 until the Guarantor owns directly or indirectly a fleet of 15 vessels. When the Guarantor owns directly or indirectly a fleet of 15 or more vessels, the Guarantor shall maintain Consolidated Liquidity of not less than $15,000,000 plus $750,000 per each vessel that the Guarantor owns directly or indirectly in excess of 15 vessels. For the avoidance of doubt, Consolidated Liquidity shall include all amounts held in the Earnings Account and the Retention Account or in any other accounts of the Guarantor or its subsidiaries with any of the Lenders.

13.	MARINE INSURANCE COVENANTS

13.1	General. From the first Drawdown Date of a Delivery Advance until the Total Commitments have terminated and all amounts payable hereunder have been paid in full, each of the Borrowers undertakes with each Creditor Party to comply or cause compliance with the following provisions of this Clause 13 except as the Agent, with the consent of the Majority Lenders, may approve from time to time in writing, such approval not to be unreasonably withheld, conditioned or delayed.

13.2	Maintenance of obligatory insurances. Each of the Borrowers shall keep the Ship owned by it insured at its expense against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks (including without limitation terrorism and piracy and war risk P&I and London blocking and trapping addendum);

(c)	protection and indemnity risks (including FD&D coverage for all periods that such Ship operates on a time charter);

(d)	any other risks against which the Security Trustee considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the reasonable opinion of the Security Trustee be reasonable for that Borrower to insure and which are specified by the Security Trustee by notice to the Borrowers.

13.3	Terms of obligatory insurances. The relevant Borrower shall effect such insurances in respect of its Ship:

(a)	in Dollars;

(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of:

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(i)	120% of the Tranche of the Loan applicable to such Ship; and

(ii)	the Fair Market Value of the Ship owned by it;

provided that not less than 80% of the insured value established pursuant to (i) or (ii) above shall be on a hull and machinery basis.

(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market;

(d)	in relation to protection and indemnity risks in respect of the full tonnage of the Ship owned by it;

(e)	on approved terms; and

(f)	through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations that are members of the International Group of P&I Clubs.

13.4	Further protections for the Creditor Parties. In addition to the terms set out in Clause 13.3, each Borrower shall procure that the obligatory Insurances effected by it shall:

(a)	subject always to paragraph (b), name such Borrower and Approved Manager as the only named assureds unless the interest of every other named assured is limited:

(i)	in respect of any obligatory Insurances for hull and machinery and war risks;

(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and

(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and

(ii)	in respect of any obligatory Insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;

and, where requested in writing by the Security Trustee, every other named assured has undertaken in writing to the Security Trustee (in such form as it reasonably requires) that any deductible shall be apportioned between the relevant Borrower and every other named assured in proportion to the aggregate claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;

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(b)	whenever the Security Trustee requires, name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Lenders, and to the extent permitted by the terms of the Insurances without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments;

(c)	name the Security Trustee as loss payee with such directions for payment as the Security Trustee may specify;

(d)	to the extent permitted by the terms of the Insurances, provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever save for the deduction of unpaid premiums or other amounts applicable to the relevant Borrowers and the Ships and not applicable to any other vessel or person;

(e)	provide that such obligatory insurances shall be primary without right of contribution from other Insurances which may be carried by the Security Trustee or any other Creditor Party; and

(f)	provide that the Security Trustee may make proof of loss if the relevant Borrower fails to do so.

13.5	Renewal of obligatory Insurances. The Borrowers shall:

(a)	at least 14 days before the expiry of any obligatory Insurance:

(i)	notify the Security Trustee of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom the relevant Borrowers propose to renew that obligatory Insurance and of the proposed terms of renewal; and

(ii)	obtain the Security Trustee’s approval to the matters referred to in paragraph (i);

(b)	at least 7 days before the expiry of any obligatory Insurance, renew that obligatory Insurance in accordance with the Security Trustee’s approval pursuant to paragraph (a); and

(c)	procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.

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13.6	Copies of policies; letters of undertaking. The Borrowers shall ensure that all approved brokers provide the Security Trustee with statements detailing the intended cover of all policies relating to the obligatory Insurances which they are to effect or renew and of a letter or letters or undertaking in a form required by the Security Trustee and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment in accordance with the Insurance Assignment;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;

(c)	they will advise the Security Trustee immediately of any material change to the terms of the obligatory Insurances or if they cease to act as brokers;

(d)	they will notify the Security Trustee, not less than 14 days before the expiry of the obligatory Insurances, in the event of their not having received notice of renewal instructions from the relevant Security Party or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and

(e)	in each case to the extent permitted by the terms of the Insurances, they will not set off against any sum recoverable in respect of a claim relating to the Ship owned by such Borrower under such obligatory Insurances any premiums or other amounts due to them or any other person in respect of any vessel other than the Ship, to which the claim refers, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts related to vessels other than the Ships or persons other than the Borrowers, and they will not cancel such obligatory Insurances by reason of non-payment of such premiums or other amounts related to vessels other than the Ships or persons other than the Borrowers, and will arrange for a separate policy to be issued in respect of the relevant Ship forthwith upon being so requested by the Security Trustee.

13.7	Copies of certificates of entry. The relevant Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by it is entered provides the Security Trustee with:

(a)	a certified copy of the certificate of entry for the Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Security Trustee;

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(c)	where required to be issued under the terms of insurance/indemnity provided by the protection and indemnity association, but only if and when so requested by the Agent, a certified copy of each United States of America voyage quarterly declaration (or other similar document or documents) made by such Borrower in relation to that Ship in accordance with the requirements of such protection and indemnity association; and

(d)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to that Ship.

13.8	Deposit of original policies. The relevant Borrower shall ensure that all policies relating to obligatory Insurances are deposited with the approved brokers through which the Insurances are effected or renewed.

13.9	Payment of premiums. The relevant Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Security Trustee.

13.10	Guarantees. The relevant Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

13.11	Compliance with terms of insurances. The relevant Borrower shall neither do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory Insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory Insurance repayable in whole or in part; and, in particular:

(a)	the relevant Borrower shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory Insurances, and (without limiting the obligation contained in Clause 13.6(c)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)	the relevant Borrower shall not make any changes relating to the classification or classification society or manager or operator of the Ship owned by it unless approved by the underwriters of the obligatory Insurances;

(c)	the relevant Borrower shall make (and promptly supply copies to the Agent of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship owned by it is entered to maintain cover for trading to the United States of America’s Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)	the relevant Borrower shall not employ the Ship owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory Insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

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13.12	Alteration to terms of insurances. The relevant Borrower shall neither make nor agree to any alteration to the terms of any obligatory Insurance nor waive any right relating to any obligatory Insurance.

13.13	Settlement of claims. The relevant Borrower shall not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory Insurances.

13.14	Provision of copies of communications. The relevant Borrower shall provide the Security Trustee, at the time of each such communication, copies of all written communications between such Security Party and:

(a)	the approved brokers;

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)	such Borrower’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between such Borrower and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances.

13.15	Provision of information. In addition, the relevant Borrower shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory Insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.16 or dealing with or considering any matters relating to any such Insurances; and the relevant Borrower shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a).

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13.16	Mortgagee’s interest, additional perils and political risk insurances. The Security Trustee shall be entitled from time to time to effect, maintain and renew a mortgagee’s interest additional perils insurance, a mortgagee’s political risks insurance and a mortgagee’s interest marine insurance in such amounts (not to exceed 120% of the Loan), on such terms, through such insurers and generally in such manner as the Security Trustee may from time to time consider appropriate and the Borrowers shall upon demand fully indemnify the Security Trustee in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

13.17	Review of insurance requirements. The Security Trustee may and, on instruction of the Majority Lenders, shall review, at the expense of the Borrowers, the requirements of this Clause 13 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Agent or the Majority Lenders significant and capable of affecting the relevant Borrower or a Ship and its insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the relevant Borrower may be subject.)

13.18	Modification of insurance requirements. The Security Trustee shall notify the Borrowers of any proposed modification under Clause 13.17 to the requirements of this Clause 13 which the Security Trustee may or, on instruction of the Majority Lenders, shall reasonably consider appropriate in the circumstances and such modification shall take effect on and from the date it is notified in writing to the Borrowers as an amendment to this Clause 13 and shall bind the Borrowers accordingly.

13.19	Compliance with instructions. The Security Trustee shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require a Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Security Trustee until the relevant Borrower implements any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 13.18.

14.	SHIP COVENANTS

14.1	General. From the first Delivery Date until the Total Commitments have terminated and all amounts payable hereunder have been paid in full, each of the Borrowers undertakes with each Creditor Party to comply or cause compliance with the following provisions of this Clause 14 except as the Agent, with the consent of the Majority Lenders, may approve from time to time in writing, such approval not to be unreasonably withheld, conditioned or delayed.

14.2	Ship’s name and registration. Each Borrower shall:

(a)	keep the Ship owned by it registered in its name under the law of an Approved Flag;

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(b)	not do, omit to do or allow to be done anything as a result of which such registration might be cancelled or imperiled; and

(c)	not change the name or port of registry on which its Ship was registered when it became subject to a Mortgage.

14.3	Repair and classification. Each Borrower shall keep the Ship owned by it in a good and safe condition and state of repair:

(a)	consistent with first-class ship ownership and management practice;

(b)	so as to maintain the highest class for such Ship with the Classification Society, free of any overdue recommendations and conditions affecting such Ship’s class; and

(c)	so as to comply with all laws and regulations applicable to vessels registered under the law of the Approved Flag on which such Ship is registered or to vessels trading to any jurisdiction to which such Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code.

14.4	Classification Society instructions. The relevant Borrower shall instruct the Classification Society referred to in Clause 14.3(b):

(a)	to send to the Security Trustee, following receipt of a written request from the Security Trustee, certified true copies of all original class records held by the Classification Society in relation to its Ship;

(b)	to allow the Security Trustee (or its agents), at any time and from time to time, to inspect the original class and related records of that Borrower and its Ship either (i) electronically (through the Classification Society directly or by way of indirect access via the Borrower’s account manager and designating the Security Trustee as a user or administrator of the system under its account) or (ii) in person at the offices of the Classification Society, and to take copies of them electronically or otherwise;

(c)	to notify the Security Trustee immediately in writing if the Classification Society:

(i)	receives notification from that Borrower or any other person that the Ship’s Classification Society is to be changed; or

(ii)	becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of that Ship’s class under the rules or terms and conditions of that Borrower’s or that Ship’s membership of the Classification Society;

(d)	following receipt of a written request from the Security Trustee:

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(i)	to confirm that that Borrower is not in default of any of its contractual obligations or liabilities to the Classification Society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the Classification Society; or

(ii)	if that Borrower is in default of any of its contractual obligations or liabilities to the Classification Society, to specify to the Security Trustee in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the Classification Society.

14.5	Modification. The relevant Borrower shall not make any modification or repairs to, or replacement of, the Ship owned by it or equipment installed on such Ship which would or is reasonably likely to materially reduce its value.

14.6	Removal of parts. The relevant Borrower shall not remove any material part owned by it from the Ship owned by it, or any item of equipment owned by it installed on, that Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favor of any person other than the Security Trustee and becomes on installation on that Ship, the property of that Security Party and subject to the security constituted by the Mortgage, provided that the relevant Borrower may install and remove equipment owned by a third party if the equipment can be removed without damage to the Ship owned by it.

14.7	Surveys. The relevant Borrower shall submit the Ship owned by it, at its sole expense, regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Security Trustee provide the Security Trustee, at such Borrower’s expense, with copies of all survey reports.

14.8	Inspection. The relevant Borrower shall permit the Security Trustee (by surveyors or other persons appointed by it for that purpose at the cost of such Borrower) to board the Ship owned by it up to once per year to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections provided, however, that the Security Trustee shall be entitled to inspect the Ship owned by such Borrower at any time following a Major Casualty (a “Post Casualty Inspection”) until the Ship is repaired and such Post Casualty Inspection shall not constitute an annual inspection as provided herein and provided, further, that the first Post Casualty Inspection for such Ship shall be at the cost of the relevant Borrower and any subsequent Post Casualty Inspections related to such Major Casualty conducted by the Security Trustee shall be at its cost. The Security Trustee shall use reasonable endeavors to ensure that the operation of such Ship is not adversely affected as a result of such inspections.

14.9	Prevention of and release from arrest. The relevant Borrower shall promptly discharge:

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(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, the Earnings or the Insurances;

(b)	all taxes, dues and other amounts charged in respect of such Ship, the Earnings or the Insurances; and

(c)	all other accounts payable whatsoever in respect of such Ship, the Earnings or the Insurances,

and, forthwith upon receiving notice of the arrest of the Ship owned by it, or of its detention in exercise or purported exercise of any lien or claim, the relevant Borrower shall procure its release by providing bail or otherwise as the circumstances may require.

14.10	Compliance with laws etc. The relevant Borrower shall:

(a)	comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Ship owned by it, its ownership, operation and management or to the business of such Borrower;

(b)	not employ the Ship nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code; and

(c)	in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit that Ship to enter or trade to any zone which is declared a war zone by that Ship’s war risks insurers unless the relevant Borrower has (at its expense) effected any special, additional or modified insurance cover which its war risks insurers may require.

14.11	Provision of information. The relevant Borrower shall promptly provide the Security Trustee with any information which it requests regarding:

(a)	the Ship owned by it, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to such Ship’s master and crew;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of such Ship and any payments made in respect of such Ship;

(d)	any towages and salvages;

(e)	the relevant Borrower’s, the Approved Manager’s or the Ship’s compliance with the ISM Code and the ISPS Code; and

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(f)	the latest technical reports on such Ship from the Approved Manager, and, upon the Security Trustee’s request, provide copies of any current charter and charter guarantee relating to the Ship, and copies of the Borrower’s or the Approved Manager’s Document of Compliance.

14.12	Notification of certain events. The relevant Borrower shall immediately notify the Security Trustee by fax or email, confirmed forthwith by letter, of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or condition made by any insurer or Classification Society or by any competent authority which is not immediately complied with;

(d)	any arrest or detention of the Ship owned by it, any exercise or purported exercise of any Security Interest on that Ship or the Earnings or any requisition of the Ship for hire;

(e)	any intended dry docking of the Ship owned by it;

(f)	any Environmental Claim made against the relevant Borrower or in connection with the Ship owned by it, or any Environmental Incident;

(g)	any claim for breach of the ISM Code or the ISPS Code being made against the Borrower, the Approved Manager or otherwise in connection with the Ship; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with;

and the relevant Borrower shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of that Borrower’s, the Approved Manager’s or any other person’s response to any of those events or matters.

14.13	Restrictions on chartering, appointment of managers etc. The relevant Borrower shall not unless consented to by the Agent (such consent not to be unreasonably withheld, conditioned or delayed):

(a)	let the Ship owned by it on demise charter for any period;

(b)	enter into any charter in relation to such Ship under which more than two (2) months’ hire (or the equivalent) is payable in advance;

(c)	charter such Ship otherwise than on bona fide arm’s length terms at the time when the Ship is fixed;

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(d)	appoint a manager of such Ship other than the Approved Manager or agree to any material alteration to the material terms of the Approved Management Agreement, provided, however, that any manager so appointed including an Approved Manager appointed after the Effective Date shall enter into a manager’s undertaking in favor of the Security Trustee in form and substance acceptable to the Agent;

(e)	de-activate or lay up the Ship owned by it;

(f)	change the Classification Society; or

(g)	put the Ship owned by it in to the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $1,000,000 (or the equivalent in any other currency) unless that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any Security Interest on that Ship or the Earnings for the cost of such work or for any other reason.

14.14	Notice of Mortgage. The relevant Borrower shall keep the Mortgage registered against the Ship owned by it as a valid first preferred mortgage, carry on board the Ship owned by it a certified copy of the Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of the Ship a framed printed notice stating that the Ship is mortgaged by such Borrower to the Security Trustee.

14.15	ISPS Code. The relevant Borrower shall comply with the ISPS Code and in particular, without limitation, shall:

(a)	procure that the Ship owned by it and the company responsible for the Ship’s compliance with the ISPS Code comply with the ISPS Code; and

(b)	maintain for such Ship an ISSC; and

(c)	notify the Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

15.	SECURITY MAINTENANCE COVER RATIO

15.1	General. From the first Drawdown Date of a Delivery Advance until the Total Commitments have terminated and all amounts payable hereunder have been paid in full, each of the Borrowers undertakes with each Creditor Party to comply with the following provisions of this Clause 15 except as the Agent, with the consent of the Majority Lenders, may approve from time to time in writing, such approval not to be unreasonably withheld, conditioned or delayed.

15.2	Security Maintenance Cover Ratio. If, at any time, the Agent notifies the Borrowers that the ratio of:

(a)	the aggregate Fair Market Value of the Ships delivered to the Borrowers; plus

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(b)	the net realizable value of any additional Collateral previously provided under this Clause 15,

to:

(c)	the Tranches of the Loan relating to such Ships; plus

(d)	the ratable amount of any Swap Exposure allocable to the Borrowers that own such Ships

(such ratio being the “Security Maintenance Cover Ratio”) is below the average of the SMC Threshold of all Tranches relating to delivered Ships, the Agent (acting upon the instruction of the Majority Lenders) shall have the right to require the Borrowers to comply with the requirements of Clause 15.3. For the purpose of this Clause 15.2, the “SMC Threshold” means for each Tranche relating to a delivered Ship either: (i) 140% of the outstanding principal balance of the relevant Tranche plus a pro rata amount of any Swap Exposure allocable to the Borrower that owns the Ship to which such Tranche relates in the case where such Ship is not subject to Acceptable Long Term Employment; or (ii) 120% of the outstanding principal balance of the relevant Tranche plus a pro rata amount of any Swap Exposure allocable to the Borrower that owns the Ship to which such Tranche relates in the case where such Ship is subject to Acceptable Long Term Employment.

15.3	Provision of additional security; prepayment. If the Agent serves a notice on the Borrowers under Clause 15.2, the Borrowers shall, within one month after the date on which the Agent’s notice is served, either:

(a)	provide, or ensure that a third party provides, additional Collateral which, in the reasonable opinion of the Majority Lenders, is in form and substance acceptable to the Majority Lenders and has a net realizable value at least equal to the shortfall and is documented in such terms as the Agent may, with the authorization of the Majority Lenders, approve or require; or

(b)	prepay the relevant Tranche of the Loan in such amount as will eliminate the shortfall.

15.4	Value of additional vessel security. The net realizable value of any additional Collateral which is provided under Clause 15.3 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the definition of Fair Market Value.

15.5	Valuations binding. Any valuation under Clause 15.3 or 15.4 shall be binding and conclusive as regards the Borrowers and the Lenders, as shall be any valuation which the Agent makes of any additional security which does not consist of or include a Security Interest.

15.6	Provision of information. The Borrowers shall promptly provide the Agent and any Approved Broker or other expert acting under Clause 15.4 with any information which the Agent or the Approved Broker or other expert may request for the purposes of the valuation; and, if the Borrowers fail to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the Approved Broker or the Agent (or the expert appointed by the Agent) consider prudent.

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15.7	Payment of valuation expenses. Without prejudice to the generality of the Borrowers’ obligations under Clauses 21.2, 21.3 and 22.3, the Borrowers shall, on demand, pay the Agent the amount of the fees and expenses of any Approved Broker or other expert instructed by the Agent under this Clause 15 and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause 15.

15.8	Application of prepayment. Clause 8 shall apply in relation to any prepayment pursuant to Clause 15.3(b).

16.	GUARANTEE

16.1	Guarantee and indemnity. In order to induce the Lenders to make the Loan to the Borrowers and to induce the Swap Banks to enter into the Designated Transactions with the Borrowers, the Guarantor irrevocably and unconditionally:

(a)	guarantees, as a primary obligor and not as merely as a surety, to each Creditor Party, the punctual payment and performance by the Borrowers when due, whether at stated maturity, by acceleration or otherwise, of all Secured Liabilities of Borrowers, whether for principal, interest, fees, expenses or otherwise (collectively, the “Guaranteed Obligations”);

(b)	undertakes with each Creditor Party that whenever the Borrowers do not pay any Guaranteed Obligation when due, the Guarantor shall immediately on demand pay that Guaranteed Obligation as if it were the primary obligor; and

(c)	indemnifies each Creditor Party immediately on demand against any cost, loss or liability suffered or incurred by that Creditor Party (i) if any Guaranteed Obligation is or becomes unenforceable, invalid or illegal or (ii) by operation of law as a consequence of the transactions contemplated by the Finance Documents and the Master Agreements. The amount of the cost, loss or liability shall be equal to the amount which that Creditor Party would otherwise have been entitled to recover.

16.2	Continuing guarantee. This guarantee:

(a)	is a continuing guarantee;

(b)	is joint and several with any other guarantee given in respect of the Guaranteed Obligations and shall not in any way be prejudiced by any other guarantee or security now or subsequently held by any Creditor Party in respect of the Guaranteed Obligations;

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(c)	shall remain in full force and effect until the later of the termination of the Total Commitments and the payment and performance in full of the Guaranteed Obligations and all other amounts payable hereunder regardless of any intermediate payment or discharge in whole or in part; and

(d)	shall be binding upon the Guarantor, its successors and permitted assigns.

16.3	Performance of Guaranteed Obligations; obligations pari passu.

(a)	The Guarantor agrees that the Guaranteed Obligations will be performed and paid strictly in accordance with the terms of the relevant Finance Document or the Master Agreements regardless of any law or regulation or order of any court:

(i)	affecting (A) any term of such Finance Document or Master Agreements or the rights of any of the Creditor Parties with respect thereto or (B) the Borrower’s ability or obligation to make or render, or right of any Creditor Party to receive, any payments or performance due thereunder; or

(ii)	which might otherwise constitute a defense to, or a legal or equitable discharge of, the Borrowers.

(b)	The obligations of the Guarantor under this guarantee shall rank pari passu with all other unsecured obligations of such Guarantor.

16.4	Reinstatement. If any payment of any of the Guaranteed Obligations is rescinded, discharged, avoided or reduced or must otherwise be returned by a Creditor Party or any other person upon the insolvency, bankruptcy or reorganization of any of the Borrowers or any other Security Party or otherwise:

(a)	this guarantee shall continue to be effective or be reinstated, and the liability of each Guarantor hereunder shall continue or be reinstated, as the case may be, as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Creditor Party shall be entitled to recover the value or amount of that payment from the Guarantor, as if the payment, discharge, avoidance or reduction had not occurred.

16.5	Liability absolute and unconditional. The obligations of the Guarantor under this Clause 16 shall be irrevocable, absolute and unconditional and shall not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 16, and the Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)	any time, waiver or consent granted to, or composition with, any Security Party or other person;

(b)	the release of any other Security Party or any other person under the terms of any composition or arrangement with any creditor of any Security Party;

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(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Security Party or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the corporate or company structure or status of a Security Party or any other person (including without limitation any change in the holding of such Security Party’s or other person’s Equity Interests);

(e)	any amendment to or replacement of a Finance Document, a Master Agreement or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any Security Party or any other person under any Finance Document, any Master Agreement or any other document or security;

(g)	any bankruptcy, insolvency or similar proceedings; or

(h)	any other circumstance whatsoever that might otherwise constitute a defense available to, or a legal or equitable discharge of, any Security Party.

16.6	Waiver of promptness, etc. The Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of non-performance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this guarantee and any requirement that a Creditor Party protect, secure, perfect or insure any Security Interest or any property subject thereto or exhaust any right or take any action against any Security Party or any other person or entity or any Collateral.

16.7	Waiver of revocation, etc. The Guarantor hereby unconditionally and irrevocably waives any right to revoke this guarantee.

16.8	Waiver of certain defenses. The Guarantor hereby unconditionally and irrevocably waives:

(a)	any defense arising by reason of any claim or defense based upon an election of remedies by a Creditor Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Guarantor or other rights of the Guarantor to proceed against the Borrowers, any of the other Security Parties, any other guarantor or any other person or entity or any Collateral; and

(b)	any defense based on any right of set-off or counterclaim against or in respect of the obligations of the Guarantor hereunder.

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16.9	Waiver of disclosure, etc. The Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Creditor Party to disclose to the Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrowers, any other Security Party or any of their respective subsidiaries now or hereafter known by any Creditor Party.

16.10	Immediate recourse. The Guarantor waives any right it may have of first requiring any Creditor Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 16. This waiver applies irrespective of any law or any provision of a Finance Document or Master Agreement to the contrary.

16.11	Acknowledgment of benefits. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Finance Documents and the Master Agreements and that the waivers set forth in this Clause 16 are knowingly made in contemplation of such benefits.

16.12	Independent obligations. The obligations of the Guarantor under or in respect of this guarantee are independent of the Guaranteed Obligations or any other obligations of the Borrowers or any other Security Party under or in respect of the Finance Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this guarantee irrespective of whether any action is brought against the Borrowers or any other Security Party or whether the Borrowers or any other Security Party is joined in any such action or actions.

16.13	Deferral of Guarantor’s rights. Until the Guaranteed Obligations have been irrevocably paid and performed in full and unless the Agent otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by another Security Party;

(b)	to claim any contribution from any other guarantor of any Security Party’s obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Creditor Parties under the Finance Documents, the Master Agreements or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents or the Master Agreements by any Creditor Party.

16.14	Limitation of liability. The Guarantor and each of the Creditor Parties hereby confirms that it is its intention that the Guaranteed Obligations not constitute a fraudulent transfer or conveyance for purposes of the United States Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar law. To effectuate the foregoing intention, the Guarantor and each of the Creditor Parties hereby irrevocably agrees that the Guaranteed Obligations guaranteed by the Guarantor shall be limited to such amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of the Guarantor that are relevant under such laws, result in the Guaranteed Obligations of the Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.

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16.15	Reliance of Creditor Parties. Each of the Creditor Parties has entered into this Agreement in reliance upon, among other things, this guarantee.

16A.	BORROWERS’ SWAP GUARANTEE

16A.1	Guarantee and indemnity. In order to induce the Lenders to make the Loan to the Borrowers and to induce the Swap Banks to enter into the Designated Transactions with the Borrowers, each of the Borrowers, jointly and severally, irrevocably and unconditionally:

(a)	guarantees, as a primary obligor and not as merely as a surety, to each Creditor Party, the punctual payment and performance by each of the other Borrowers when due, whether at stated maturity, by acceleration or otherwise, of all Secured Liabilities of such Borrower under the Master Agreements to which it is a party, whether for principal, interest, fees, expenses or otherwise (collectively, the “Guaranteed Swap Obligations”);

(b)	undertakes with each Creditor Party that whenever a Borrower does not pay any Guaranteed Swap Obligation when due, each of the other Borrowers shall immediately on demand pay that Guaranteed Swap Obligation as if it were the primary obligor; and

(c)	indemnifies each Creditor Party immediately on demand against any cost, loss or liability suffered or incurred by that Creditor Party (i) if any Guaranteed Swap Obligation is or becomes unenforceable, invalid or illegal or (ii) by operation of law as a consequence of the transactions contemplated by the Finance Documents and the Master Agreements. The amount of the cost, loss or liability shall be equal to the amount which that Creditor Party would otherwise have been entitled to recover.

16A.2	Continuing guarantee. This guarantee:

(a)	is a continuing guarantee;

(b)	is joint and several with any other guarantee given in respect of the Guaranteed Swap Obligations and shall not in any way be prejudiced by any other guarantee or security now or subsequently held by any Creditor Party in respect of the Guaranteed Swap Obligations;

(c)	shall remain in full force and effect until the later of the termination of the Total Commitments and the payment and performance in full of the Guaranteed Swap Obligations and all other amounts payable hereunder regardless of any intermediate payment or discharge in whole or in part; and

(d)	shall be binding upon each of the Borrowers, its successors and permitted assigns.

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16A.3	Performance of Guaranteed Swap Obligations; obligations pari passu.

(a)	Each of the Borrowers agrees that the Guaranteed Swap Obligations will be performed and paid strictly in accordance with the terms of the relevant Finance Document or the Master Agreements regardless of any law or regulation or order of any court:

(i)	affecting (A) any term of such Finance Document or Master Agreements or the rights of any of the Creditor Parties with respect thereto or (B) the relevant Borrower’s ability or obligation to make or render, or right of any Creditor Party to receive, any payments or performance due thereunder; or

(ii)	which might otherwise constitute a defense to, or a legal or equitable discharge of, the Borrowers.

(b)	The obligations of the Borrowers under this guarantee shall rank pari passu with all other secured obligations of the Borrowers under the Finance Documents.

16A.4	Reinstatement. If any payment of any of the Guaranteed Swap Obligations is rescinded, discharged, avoided or reduced or must otherwise be returned by a Creditor Party or any other person upon the insolvency, bankruptcy or reorganization of any of the Borrowers or any other Security Party or otherwise:

(a)	this guarantee shall continue to be effective or be reinstated, and the liability of each Borrower hereunder shall continue or be reinstated, as the case may be, as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Creditor Party shall be entitled to recover the value or amount of that payment from the Borrowers, as if the payment, discharge, avoidance or reduction had not occurred.

16A.5	Liability absolute and unconditional. The obligations of each of the Borrowers under this Clause 16A shall be irrevocable, absolute and unconditional and shall not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 16A, and each of the Borrowers hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)	any time, waiver or consent granted to, or composition with, any Security Party or other person;

(b)	the release of any other Security Party or any other person under the terms of any composition or arrangement with any creditor of any Security Party;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Security Party or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any security;

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(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the corporate or company structure or status of a Security Party or any other person (including without limitation any change in the holding of such Security Party’s or other person’s Equity Interests);

(e)	any amendment to or replacement of a Finance Document, a Master Agreement or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any Security Party or any other person under any Finance Document, any Master Agreement or any other document or security;

(g)	any bankruptcy, insolvency or similar proceedings; or

(h)	any other circumstance whatsoever that might otherwise constitute a defense available to, or a legal or equitable discharge of, any Security Party.

16A.6	Waiver of promptness, etc. The Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of non-performance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Swap Obligations and this guarantee and any requirement that a Creditor Party protect, secure, perfect or insure any Security Interest or any property subject thereto or exhaust any right or take any action against any Security Party or any other person or entity or any Collateral.

16A.7	Waiver of revocation, etc. Each of the Borrowers hereby unconditionally and irrevocably waives any right to revoke this guarantee.

16A.8	Waiver of certain defenses. Each of the Borrowers hereby unconditionally and irrevocably waives:

(a)	any defense arising by reason of any claim or defense based upon an election of remedies by a Creditor Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of each of the Borrowers or other rights of each of the Borrowers to proceed against any other Borrower, any of the other Security Parties, any other guarantor or any other person or entity or any Collateral; and

(b)	any defense based on any right of set-off or counterclaim against or in respect of the obligations of each of the Borrowers hereunder.

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16A.9	Waiver of disclosure, etc. Each of the Borrowers hereby unconditionally and irrevocably waives any duty on the part of any Creditor Party to disclose to the such Borrower any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the other Borrowers, any other Security Party or any of their respective subsidiaries now or hereafter known by any Creditor Party.

16A.10	Immediate recourse. Each of the Borrowers waives any right it may have of first requiring any Creditor Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from such Borrower under this Clause 16A. This waiver applies irrespective of any law or any provision of a Finance Document or Master Agreement to the contrary.

16A.11	Acknowledgment of benefits. Each of the Borrowers acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Finance Documents and the Master Agreements and that the waivers set forth in this Clause 16A are knowingly made in contemplation of such benefits.

16A.12	Independent obligations. The obligations of each of the Borrowers under or in respect of this guarantee are independent of the Guaranteed Swap Obligations or any other obligations of the Borrowers or any other Security Party under or in respect of the Finance Documents, and a separate action or actions may be brought and prosecuted against each Borrower to enforce this guarantee irrespective of whether any action is brought against any of the other Borrowers or any other Security Party or whether any other Borrower or any other Security Party is joined in any such action or actions.

16A.13	Deferral of Borrower’s rights. Until the Guaranteed Swap Obligations have been irrevocably paid and performed in full and unless the Agent otherwise directs, each of the Borrowers will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or the Master Agreements:

(a)	to be indemnified by another Security Party;

(b)	to claim any contribution from any other guarantor of any Security Party’s obligations under the Finance Documents or the Master Agreements; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Creditor Parties under the Finance Documents, the Master Agreements or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents or the Master Agreements by any Creditor Party.

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16A.14	Limitation of liability. Each of the Borrowers and each of the Creditor Parties hereby confirms that it is its intention that the Guaranteed Swap Obligations not constitute a fraudulent transfer or conveyance for purposes of the United States Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar law. To effectuate the foregoing intention, each of the Borrowers and each of the Creditor Parties hereby irrevocably agrees that the Guaranteed Swap Obligations guaranteed by each of the Borrowers shall be limited to such amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of the relevant Borrower that are relevant under such laws, result in the Guaranteed Swap Obligations of such Borrower in respect of such maximum amount not constituting a fraudulent transfer or conveyance.

16A.15	Reliance of Creditor Parties. Each of the Creditor Parties has entered into this Agreement in reliance upon, among other things, this guarantee.

17.	PAYMENTS AND CALCULATIONS

17.2	Currency and method of payments. All payments to be made by the Lenders or by the Security Parties under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(a)	by not later than 11:00 a.m. (New York City time) on the due date;

(b)	in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(c)	in the case of an amount payable by a Lender to the Agent or by another Security Party to the Agent or any Lender, to the account of the Agent as the Agent may from time to time notify to the Borrowers, the other Security Parties and the other Creditor Parties; and

(d)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrowers and the other Creditor Parties.

17.3	Payment on non-Business Day. If any payment by any Security Party under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day;

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

17.4	Basis for calculation of periodic payments. All interest, commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

17.5	Distribution of payments to Creditor Parties. Subject to Clauses 17.5, 17.6 and 17.7

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(a)	any amount received by the Agent under a Finance Document for distribution or remittance to a Lender, a Swap Counterparty or the Security Trustee shall be made available by the Agent to that Lender, that Swap Counterparty or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender, the Swap Counterparty or the Security Trustee may have notified to the Agent not less than five (5) Business Days previously; and

(b)	amounts to be applied in satisfying amounts of a particular category which are due to the Lenders and/or Swap Counterparty generally shall be distributed by the Agent to each Lender and each Swap Counterparty pro rata to the amount in that category which is due to it.

17.6	Permitted deductions by Agent. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender or a Swap Counterparty, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender or that Swap Counterparty under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender or that Swap Counterparty to pay on demand.

17.7	Agent only obliged to pay when monies received. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrowers or any Lender or any Swap Counterparty any sum which the Agent is expecting to receive for remittance or distribution to the Borrowers or that Lender or that Swap Counterparty until the Agent has satisfied itself that it has received that sum.

17.8	Refund to Agent of monies not received. If and to the extent that the Agent makes available a sum to the Borrowers or a Lender or a Swap Counterparty, without first having received that sum, the Borrowers or (as the case may be) the Lender or the Swap Counterparty concerned shall, on demand:

(a)	refund the sum in full to the Agent; and

(b)	pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sums available before receiving it.

17.9	Agent may assume receipt. Clause 17.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

17.10	Creditor Party accounts. Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrowers and each other Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any other Security Party.

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17.11	Agent’s memorandum account. The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrowers and each other Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any other Security Party.

17.12	Accounts prima facie evidence. If any accounts maintained under Clauses 17.9 and 17.10 show an amount to be owing by the Borrowers or any other Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party.

18.	APPLICATION OF RECEIPTS

18.1	Normal order of application. Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents and the Master Agreements in the following order and proportions:

(i)	first, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents and the Master Agreements other than those amounts referred to at paragraphs (ii) and (iii) (including, but without limitation, all amounts payable by the Borrowers’ under Clauses 21, 22 and 23 of this Agreement or by the Borrowers or any other Security Party under any corresponding or similar provision in any other Finance Document or under any of the Master Agreements);

(ii)	second, in or towards satisfaction pro rata of (x) any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents and (y) any and all amounts of interest and default interest payable to each Swap Counterparty (and, for this purpose, the expression “interest” shall include any net amount which the Borrowers or any of them shall have become liable to pay or deliver under Section 9(h) of any Master Agreement but shall have failed to pay or deliver to the relevant Swap Counterparty at the time of application or distribution under this Clause 18); and

(iii)	third, in or towards satisfaction pro rata of (x) any and all amounts of principal payable to the Lenders under this Agreement and (y) in or toward satisfaction of the Swap Exposure of each Swap Counterparty (calculated as at the actual Early Termination Date applying to each particular Designated Transaction, or if no such Early Termination Date shall have occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder);

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(b)	SECOND: in retention of an amount equal to any amount not then due and payable under any Finance Document or any Master Agreement but which the Agent, by notice to the Borrowers, the other Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 18.1(a); and

(c)	THIRD: any surplus shall be paid to the Borrowers or to any other person appearing to be entitled to it.

18.2	Variation of order of application. The Agent may, with the authorization of the Majority Lenders and the Swap Counterparties, by notice to the Borrowers, the other Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 18.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

18.3	Notice of variation of order of application. The Agent may give notices under Clause 18.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

18.4	Appropriation rights overridden. This Clause 18 and any notice which the Agent gives under Clause 18.2 shall override any right of appropriation possessed, and any appropriation made, by the Borrowers or any other Security Party.

18.5	Payments in excess of Contribution.

(a)	If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, counterclaim or otherwise) in excess of its Contribution, such Lender shall forthwith purchase from the other Lenders such participation in their respective Contributions as shall be necessary to share the excess payment ratably with each of them, provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.

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(b)	The Borrowers agrees that any Lender so purchasing a participation from another Lender pursuant to this Clause 18.5 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

(c)	Notwithstanding paragraphs (a) and (b) of this Clause 18.5, any Lender which shall have commenced or joined (as a plaintiff) in an action or proceeding in any court to recover sums due to it under any Finance Document and pursuant to a judgment obtained therein or a settlement or compromise of that action or proceeding shall have received any amount, such Lender shall not be required to share any proportion of that amount with a Lender which has the legal right to, but does not, join such action or proceeding or commence and diligently prosecute a separate action or proceeding to enforce its rights in the same or another court.

(d)	Each Lender exercising or contemplating exercising any rights giving rise to a receipt or receiving any payment of the type referred to in this Clause 18.5 or instituting legal proceedings to recover sums owing to it under this Agreement shall, as soon as reasonably practicable thereafter, give notice thereof to the Agent who shall give notice to the other Lenders.

19.	APPLICATION OF EARNINGS, SALES PROCEEDS, INSURANCE PROCEEDS AND RETENTION ACCOUNT

19.1	General. From the first Drawdown Date until the Total Commitments have terminated and all amounts payable hereunder have been paid in full, the Borrowers undertakes with each Creditor Party to comply or cause compliance with the following provisions of this Clause 19 except as the Agent, with the consent of the Majority Lenders, may approve from time to time in writing, such approval not to be unreasonably withheld, conditioned or delayed.

19.2	Payment of Earnings. The Borrowers undertakes with each Creditor Party to ensure that subject only to the provisions of any Charter Assignment or Earnings Assignment, all of the Earnings of each Ship are paid to the Earnings Account for such Ship.

19.3	Location of Accounts. The Borrowers shall promptly:

(a)	comply with any requirement of the Agent as to the location or re-location of the Earnings Accounts and the Retention Account; and

(b)	execute the Account Pledge with respect to each Earnings Account and the Retention Account and/or any other documents which the Agent specifies to create or maintain in favor of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) any of the Earnings Accounts and the Retention Account.

19.4	Borrowers’ obligations unaffected. The provisions of this Clause 19 do not affect:

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(a)	the liability of the Borrowers to make payments of principal and interest on the due dates; or

(b)	any other liability or obligation of the Borrowers or any other Security Party under any Finance Document.

19.5	Interest accrued on Retention Account. Any credit balance on the Retention Account shall bear interest at the rate from time to time offered by the Account Bank to the Borrowers and such interest shall be paid to the Retention Account and applied in accordance with Clause 19.7(b).

19.6	Debt for expenses etc. The Agent shall be entitled (but not obliged) from time to time to debit the Retention Account with prior notice to the Borrowers in order to discharge any amount due and payable under Clause 21 or Clause 22 to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clause 21 or 22 .

19.7	Retention Account: credits and withdrawals

(a)	The Borrowers undertake with the Credit Parties that they will, from the Effective Date and for so long as any moneys are owing under the Finance Documents, on each Retention Date for a Tranche of the Loan pay to the Agent for credit to the Retention Account, the Retention Amount for the applicable Tranche of the Loan for such Retention Date less any amounts credited to the Retention Account pursuant to Section 19.5 provided however that, to the extent that there are moneys standing to the credit of the Earnings Account for the Ship which is the subject of such Tranche as at the relevant Retention Date, such moneys shall, up to an amount equal to the Retention Amount, be transferred to the Retention Account on that Retention Date.

(b)	Unless and until there shall occur an Event of Default (whereupon the provisions of Clause 20.4 shall apply), all Retention Amounts credited to the Retention Account together with interest from time to time accruing or at any time accrued on any amounts standing to the credit of the Retention Account from time to time, shall be applied by the Agent upon each Repayment Date and/or on each day that interest is payable pursuant to Clause 7, in or towards payment to the Lenders of (i) the relevant installment then falling due for repayment or, as the case may be, (ii) the relevant amount of interest then due. Each such application by the Agent shall constitute a payment in or towards satisfaction of the Borrowers’ corresponding payment obligations under this Agreement but shall be strictly without prejudice to the obligations of the Borrowers to make any such payment to the extent that the aforesaid application by the Agent is insufficient to meet the same.

(c)	Unless the Agent otherwise agrees in writing, the Borrowers shall not be entitled to withdraw any moneys from the Retention Account at any time from the Effective Date and so long as any moneys are owing under the Finance Documents.

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19.8	Earnings Account Balance. On and after the Drawdown Date of the Delivery Advance for a Ship, the Borrower that is the owner of such Ship shall maintain in its Earnings Account a minimum balance of $200,000 at all times.

20.	EVENTS OF DEFAULT

20.1	Events of Default. An Event of Default occurs if:

(a)	the Borrowers or any other Security Party fails to pay when due any principal or interest payable under a Finance Document or under any document relating to a Finance Document, unless its failure to pay is caused by a technical or administrative error (which is not caused by and is beyond the control of the Borrowers) and payment is made within two (2) Business Days of its due date, or, in the case of all other amounts and sums payable on demand, within five (5) Business Days after the date when first demanded; or

(b)	any breach occurs of any of Clauses 8.9, 9.2(a), 11.2(b), 11.2(e), 11.2(o) or 11.2(p); or

(c)	any breach by a Borrower or any other Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a), (b) or (e) of this Clause 20.1) which, in the opinion of the Majority Lenders, is capable of remedy, and such default continues unremedied 10 days after written notice from the Agent requesting action to remedy the same; or

(d)	(subject to any applicable grace period specified in the Finance Document) any breach by a Borrower or any other Security Party occurs of any provision of a Finance Document (other than a breach falling within paragraphs (a), (b), (c) or (e) of this Clause 20.1); or

(e)	any representation, warranty or statement made or repeated by, or by an officer or director of, a Borrower or any other Security Party in a Finance Document or in the Drawdown Notice or any other notice or document relating to a Finance Document is untrue or materially misleading when it is made or repeated; or

(f)	an event of default, or an event or circumstance which, with the giving of any notice, the lapse of time or both would constitute an event of default, has occurred on the part of a Security Party under any contract or agreement in excess of $5,000,000 (other than the Finance Documents and the Master Agreements) to which such Security Party, and such event of default has not been cured within any applicable grace period;

(g)	any Financial Indebtedness of a Security Party in excess of $5,000,000 is not paid when due (or if there is an applicable grace period within such applicable grace period) or, only in the case of sums payable on demand, when first demanded, except for any such Financial Indebtedness which is being contested by such Security Party in good faith and through appropriate proceedings and in a manner that does not involve any risk of sale, forfeiture, loss, confiscation or seizure of the Ship owned by such Security Party; or

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(h)	any Security Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or

(i)	any proceeding shall be instituted by or against any Security Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, and solely in the case of an involuntary proceeding:

(i)	such proceeding shall remain undismissed or unstayed for a period of 60 days; or

(ii)	any of the actions sought in such involuntary proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or

(j)	all or a material part of the undertakings, assets, rights or revenues of, or shares or other ownership interest in, any Security Party are seized, nationalized, expropriated or compulsorily acquired by or under authority of any government; or

(k)	a creditor attaches or takes possession of, or a distress, execution, sequestration or process (each an “action”) is levied or enforced upon or sued out against, a material part of the undertakings, assets, rights or revenues (the “assets”) of any Security Party in relation to a claim by such creditor which, in the reasonable opinion of the Majority Lenders, is likely to materially and adversely affect the ability of such Security Party to perform all or any of its material obligations under or otherwise to comply with the terms of any Finance Document to which it is a party and such Security Party does not procure that such action is lifted, released or expunged within 20 Business Days of such action being (i) instituted and (ii) notified to such Security Party; or

(l)	any Security Party ceases or suspends or threatens to cease or suspend the carrying on of its business, except in the case of a sale or a proposed sale of a Ship by the Borrower that owns such Ship; or

(m)	a Ship becomes a Total Loss or suffers a Major Casualty and (i) in the case of a Total Loss, insurance proceeds are not collected or received by the Security Trustee from the underwriters or the Borrowers have not repaid the Tranche relating to the lost Ship within 180 days of the Total Loss Date or (ii) in the case of a Major Casualty, such Ship has not been otherwise repaired in a proper fashion; or

(n)	it becomes unlawful or impossible:

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(i)	for any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document;

(ii)	for the Agent, the Security Trustee, the Lenders or a Swap Bank to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(o)	any consent necessary to enable any of the Borrowers to own, operate or charter the Ship owned by it or to enable the Borrowers or any other Security Party to comply with any provision which the Majority Lenders consider material of a Finance Document or a Charter is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(p)	any material provision of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest;

(q)	there occurs or develops a change in the financial position, state of affairs or prospects of a Security Party which, in the reasonable opinion of the Majority Lenders, has a material adverse effect on such Security Party’s ability to discharge its liabilities under the Finance Documents as they fall due;

(r)	an ERISA Funding Event or an ERISA Termination Event has occurred and is continuing which, in the reasonable opinion of the Majority Lenders, could reasonably be expected to result in a material adverse effect on the Security Parties’ business, assets or financial conditions or which may affect the legality, validity, binding effect and/or enforceability of any of the Finance Documents or the Master Agreements; or

(s)	an Event of Default as defined in Section 14 of a Master Agreement occurs.

20.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default:

(a)	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:

(i)	serve on the Borrowers a notice stating that the Commitments and all other obligations of each Lender to the Borrowers under this Agreement are cancelled; and/or

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(ii)	serve on the Borrowers a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand, provided that in the case of an Event of Default under either of Clauses 20.1(h) or (i), the Loan and all accrued interest and other amounts accrued or owing hereunder shall be deemed immediately due and payable without notice or demand therefor; and/or

(iii)	take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or

(b)	the Security Trustee may, and if so instructed by the Agent, acting with the authorization of the Majority Lenders, the Security Trustee shall, take any action which, as a result of the Event of Default or any notice served under paragraph (a) (i) or (ii), the Security Trustee, the Agent and/or the Lenders and/or any Swap Counterparties are entitled to take under any Finance Document or any applicable law.

20.3	Termination of Commitments. On the service of a notice under Clause 20.2(a)(i), the Commitments and all other obligations of each Lender to the Borrowers under this Agreement shall be cancelled.

20.4	Acceleration of Loan. On the service of a notice under Clause 20.2(a)(ii), the Loan, all accrued interest and all other amounts accrued or owing from the Borrowers or any other Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand, and the Security Trustee shall forthwith be entitled to enforce the Security Interests created by this Agreement and any other Finance Document in any manner available to it and in such sequence as the Security Trustee may, in its absolute discretion, determine.

20.5	Multiple notices; action without notice. The Agent may serve notices under Clauses 20.2(a)(i) and (ii) simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in Clause 20.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

20.6	Notification of Creditor Parties and Security Parties. The Agent shall send to each Lender, each Swap Counterparty, the Security Trustee and each Security Party a copy of the text of any notice which the Agent serves on the Borrowers under Clause 20.2 together with the text of any similar notice served on the Borrowers under any of the Master Agreements. Such notice shall become effective when it is served on the Borrowers, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrowers or any Security Party with any form of claim or defense.

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20.7	Creditor Party rights unimpaired. Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders or a Swap Counterparty under a Finance Document, a Master Agreement or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.

20.8	Exclusion of Creditor Party liability. No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to any Security Party:

(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realized from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, provided that nothing in this Clause 20.8 shall exempt a Creditor Party or a receiver or manager from liability for losses shown to have been caused by the gross negligence or the willful misconduct of such Creditor Party’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

20.9	POSITION OF SWAP COUNTERPARTIES. Neither the Agent nor the Security Trustee shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to the foregoing provisions of this Clause 20, to have any regard to the requirements of a Swap Counterparty except to the extent such Swap Counterparty is also a Lender.

21.	FEES AND EXPENSES

21.1	Arrangement, commitment and up front fees. The Borrowers shall pay to the Agent:

(a)	for the account of the Arranger an upfront arrangement fee in such amount as set forth in the relevant Fee Letter within sixty (60) days after the Effective Date;

(b)	quarterly in arrears during the period from (and including) the Effective Date until the undrawn portion of the Total Commitments is permanently reduced to zero, for the account of the Lenders, a commitment fee at the rate of 1.10% per annum on the amount of the Total Commitments less the amount of the Loan, for distribution among the Lenders pro rata to their Commitments;

(c)	for the account of the Agent an annual agency fee in the amount of $5,000 per delivered Ship which shall be payable on the Delivery Date of such Ship and thereafter on each anniversary of the Effective Date occurring after the year in which such Delivery Date fell; and

(d)	for the account of the Lenders, a participation fee in such amount as set forth in the relevant Fee Letter which shall be paid within sixty (60) days after the Effective Date and shall be distributed pro rata to each Lender in proportion to which its Commitment bears to the Total Commitments.

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21.2	Costs of negotiation, preparation etc. The Borrowers shall pay to the Agent on its demand the amount of all expenses incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document, including, without limitation, the reasonable fees and disbursements of a Creditor Party’s legal counsel and any local counsel retained by them.

21.3	Costs of variations, amendments, enforcement etc. The Borrowers shall pay to the Agent, on the Agent’s demand, for the account of the Creditor Party concerned, the amount of all expenses incurred by a Creditor Party in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Lenders, the Swap Banks, the Majority Lenders or the Creditor Party concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any Collateral provided or offered under Clause 15 or any other matter relating to such Collateral; or

(d)	any step taken by the Security Trustee, a Lender or Swap Bank with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (d) the full amount of all reasonable legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

21.4	Documentary taxes. The Borrowers shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent’s demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrowers to pay such a tax.

21.5	Certification of amounts. A notice which is signed by an officer of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

22.	INDEMNITIES

22.1	Indemnities regarding borrowing and repayment of Loan. The Borrowers shall fully indemnify the Agent and each Lender on the Agent’s demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

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(a)	the Advance not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender claiming the indemnity;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)	any failure (for whatever reason) by the Borrowers to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrowers on the amount concerned under Clause 7); or

(d)	the occurrence of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 20.

It is understood that the indemnities provided in this Clause 22.1 shall not apply to any claim cost or expense which is a tax levied by a taxing authority on the indemnified party (which taxes are subject to indemnity solely as provided in Clause 23 below) but shall apply to any other costs associated with any tax which is not a Non-indemnified Tax.

22.2	Breakage costs. Without limiting its generality, Clause 22.1 covers any claim, expense, liability or loss incurred by a Lender:

(a)	in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and

(b)	in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender concerned) to hedge any exposure arising under this Agreement or that part which the Lender concerned determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one, provided, however, that such claim, expense, liability or loss shall not include the actual Swap Exposure of either Swap Counterparty to that extent that such amount is covered by Clause 18.1(a)(iii).

22.3	Miscellaneous indemnities. The Borrowers shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by a Creditor Party, in any country, as a result of or in connection with:

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(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document; or

(b)	any other Pertinent Matter,

other than claims, expenses, liabilities and losses which are shown to have been caused by the dishonesty or willful misconduct or gross negligence of the officers or employees of the Creditor Party concerned.

Without prejudice to its generality, this Clause 22.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law.

22.4	Currency indemnity. If any sum due from the Borrowers or any other Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against the Borrowers or any other Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment,

the Borrowers shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 22.4, the “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 22.4 creates a separate liability of the Borrowers which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

22.5	Application to Master Agreements. For the avoidance of doubt, Clause 22.4 does not apply in respect of sums due from any of the Borrowers to a Swap Counterparty under or in connection with a Master Agreement as to which sums the provisions of Section 8 (Contractual Currency) of the Master Agreement shall apply.

22.6	Certification of amounts. A notice which is signed by an officer of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 22 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

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22.7	Sums deemed due to a Lender. For the purposes of this Clause 22, a sum payable by the Borrowers to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

23.	NO SET-OFF OR TAX DEDUCTION; TAX INDEMNITY

23.1	No deductions. All amounts due from a Security Party under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which such Security Party is required by law to make.

23.2	Grossing-up for taxes. If a Security Party is required by law to make a tax deduction from any payment:

(a)	such Security Party shall notify the Agent as soon as it becomes aware of the requirement;

(b)	such Security Party shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises; and

(c)	except if the deduction is for collection or payment of a Non-indemnified Tax of a Creditor Party, the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

23.3	Evidence of payment of taxes. Within one (1) month after making any tax deduction, the relevant Security Party shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

23.4	Indemnity for taxes. The Borrowers hereby indemnify and agree to hold each Creditor Party harmless from and against all taxes other than Non-indemnified Taxes levied on such Creditor Party (including, without limitation, taxes imposed on any amounts payable under this Clause 23.4) paid or payable by such person, whether or not such taxes or other taxes were correctly or legally asserted. Such indemnification shall be paid within 10 days from the date on which such Creditor Party makes written demand therefore specifying in reasonable detail the nature and amount of such taxes or other taxes.

23.5	Exclusion from indemnity and gross-up for taxes. The Borrowers shall not be required to indemnify any Creditor Party for a tax pursuant to Clause 23.4, or to pay any additional amounts to any Creditor Party pursuant to Clause 23.2, to the extent that the tax is collected by withholding on payments (a “Withholding”) and is levied by a Pertinent Jurisdiction of the payer and:

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(a)	the person claiming such indemnity or additional amounts was not an original party to this agreement and under applicable law (after taking into account relevant treaties and assuming that such person has provided all forms it may legally and truthfully provided) on the date such person became a party to this Agreement a Withholding would have been required on such payment provided that this exclusion shall not apply to the extent such Withholding does not exceed the Withholding that would have been applicable if such payment had been made to the person from whom such person acquired its rights under the Agreement and this exclusion shall not apply to the extent that such Withholding exceeds the amount of Withholding that would have been required under the law in effect on the date such person became a party to this Agreement; or

(b)	the person claiming such indemnity or additional amounts is a Lender who has changed its Lending Office and under applicable law (after taking into account relevant treaties and assuming that such Lender has provided all forms it may legally and truthfully provide) on the date such Lender changed its Lending Office Withholding would have been required on such payment provided that this exclusion shall not apply to the extent such Withholding does not exceed the Withholding that would have been applicable to such payment if such Lender had not changed its Lending Office and this exclusion shall not apply to the extent that the Withholding exceeds the amount of Withholding that would have been required under the law in effect immediately after such Lender changed its Lending Office; or

(c)	in the case of a Lender, to the extent that Withholding would not have been required on such payment if such Lender has complied with its obligations to deliver certain tax form pursuant to Section 23.6 below.

23.6	Delivery of tax forms.

(a)	Upon the reasonable request of the Borrowers, each Lender or transferee that is organized under the laws of a jurisdiction outside the United States (a “Non-U.S. Lender”) shall deliver to the Agent and the Borrowers two properly completed and duly executed copies of either U.S. Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY or, upon request of the Borrowers or the Agent, any subsequent versions thereof or successors thereto, in each case claiming such reduced rate (which may be zero) of U.S. Federal withholding tax with respect to payments of interest hereunder as such Non-U.S. Lender may properly claim.

(b)	In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code, such Non-U.S. Lender shall, when so requested by the Borrowers provide to the Agent and the Borrowers to in addition to the W-8BEN required under Section 23.6(a) a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrowers and is not a controlled foreign corporation related to the Borrowers (within the meaning of Section 864(d)(4) of the Code), and such Non-U.S. Lender agrees that it shall promptly notify the Agent in the event any representation in such certificate is no longer accurate.

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(c)	Each Non-U.S. Lender shall deliver such forms within 20 days after receipt of a written request therefor from the Agent or Borrowers.

(d)	Notwithstanding any other provision of this Clause 23.6, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Clause 23.7 that such Non-U.S. Lender is not legally entitled to deliver.

23.7	Application to Master Agreements. For the avoidance of doubt, Clause 23 does not apply in respect of sums due from any of the Borrowers to a Swap Counterparty under or in connection with a Master Agreement as to which sums the provisions of Section 2(d) (Deduction or Withholding for Tax) of that Master Agreement shall apply.

24.	ILLEGALITY, ETC

24.1	Illegality. This Clause 24 applies if a Lender (the “Notifying Lender”) notifies the Agent that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

24.2	Notification of illegality. The Agent shall promptly notify the Borrowers, the other Security Parties, the Security Trustee and the other Lenders of the notice under Clause 24.1 which the Agent receives from the Notifying Lender.

24.3	Prepayment; termination of Commitment. On the Agent notifying the Borrowers under Clause 24.2, the Notifying Lender’s Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender’s notice under Clause 24.1 as the date on which the notified event would become effective the Borrowers shall prepay the Notifying Lender’s Contribution with accrued interest, but without penalty, premium or breakage cost.

24.4	Mitigation. If circumstances arise which would result in a notification under Clause 24.1 then, without in any way limiting the rights of the Notifying Lender under Clause 24.3, the Notifying Lender shall use reasonable endeavors to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

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(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

25.	INCREASED COSTS

25.1	Increased costs. This Clause 25 applies if a Lender (the “Notifying Lender”) notifies the Agent that the Notifying Lender considers that as a result of:

(a)	the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a Non-Indemnified tax); or

(a)	complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, the Notifying Lender (or a parent company of it) has incurred or will incur an “increased cost”.

25.2	Meaning of “increased costs”. In this Clause 25, “increased costs” means, in relation to a Notifying Lender:

(a)	an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or having taken an assignment of rights under this Agreement, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;

(b)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(c)	an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender’s Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

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(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement;

(e)	but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 22.1 or by Clause 23 or an item arising directly out of the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004, in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Creditor Party or any of its affiliates). For the purposes of this Clause 25.2 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.

25.3	Notification to Borrowers of claim for increased costs. The Agent shall promptly notify the Borrowers and the other Security Parties of the notice which the Agent received from the Notifying Lender under Clause 25.1.

25.4	Payment of increased costs. The Borrowers shall pay to the Agent, on the Agent’s demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrowers that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

25.5	Notice of prepayment. If the Borrowers are not willing to continue to compensate the Notifying Lender for the increased cost under Clause 25.4, the Borrowers may give the Agent not less than 14 days’ notice of its intention to prepay the Notifying Lender’s Contribution at the end of an Interest Period.

25.6	Prepayment; termination of Commitment. A notice under Clause 25.5 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrowers’ notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and

(b)	on the date specified in its notice of intended prepayment, the Borrowers shall prepay (without premium or penalty) the Notifying Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin.

25.7	Application of prepayment. Clause 8.8 shall apply in relation to the prepayment.

26.	SET-OFF

26.1	Application of credit balances. Upon the occurrence and during the continuance of an Event of Default, each Creditor Party may without prior notice:

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(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrowers or any of them at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrowers or any of them to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of the Borrowers or any of them;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

26.2	Existing rights unaffected. No Creditor Party shall be obliged to exercise any of its rights under Clause 26.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

26.3	Sums deemed due to a Lender. For the purposes of this Clause 26, a sum payable by the Borrowers or any of them to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender’s proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

26.4	No Security Interest. This Clause 26 gives the Creditor Parties a contractual right of set-off only, and does not create any Security Interest over any credit balance of the Borrowers or any of them.

27.	TRANSFERS AND CHANGES IN LENDING OFFICES

27.1	Transfer by Borrowers or Guarantor. Neither the Borrowers nor the Guarantor may, without the consent of the Agent, given on the instructions of the Majority Lenders, transfer any of its rights, liabilities or obligations under any Finance Document.

27.2	Transfer by a Lender. Subject to Clause 27.4, a Lender (the “Transferor Lender”) may at any time, with the consent of the Borrowers (such consent not to be unreasonably withheld, conditioned or delayed), cause:

(a)	its rights in respect of all or part of its Contribution; or

(b)	its obligations in respect of all or part of its Commitment; or

(c)	a combination of (a) and (b),

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to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank or financial institution or trust, fund or other entity reasonably acceptable to the Borrowers (each, a “Transferee Lender”) which (i) is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets or the securitization or similar transaction of that Transferor Lender’s Contribution or Commitment and (ii) is not an Affiliate of the Borrowers, by delivering to the Agent a completed certificate in the form set out in Schedule 5 with any modifications approved or required by the Agent (a “Transfer Certificate”) executed by the Transferor Lender and the Transferee Lender.

Notwithstanding the foregoing, any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee shall be determined in accordance with Clause 31.

27.3	Transfer Certificate, delivery and notification. As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Borrowers, the other Security Parties, the Security Trustee and each of the other Lenders;

(b)	on behalf of the Transferee Lender, send to the Borrowers and each other Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it;

(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b),

but the Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Transferor Lender and the Transferee Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations to the transfer to that Transferee Lender.

27.4	Effective Date of Transfer Certificate. A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date, provided that it is signed by the Agent under Clause 27.3 on or before that date.

27.5	No transfer without Transfer Certificate. Except as provided in Clause 27.17, no assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrowers, any other Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

27.6	Lender re-organization; waiver of Transfer Certificate. If a Lender enters into any merger, de-merger or other reorganization as a result of which all its rights or obligations vest in a successor, the Agent may, if it sees fit, by notice to the successor and the Borrowers and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate and, upon service of the Agent’s notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

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27.7	Effect of Transfer Certificate. The effect of a Transfer Certificate is as follows:

(a)	to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender’s title and of any rights or equities which the Borrowers or any other Security Party had against the Transferor Lender;

(b)	the Transferor Lender’s Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;

(d)	the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)	any part of the Loan which the Transferee Lender advances after the Transfer Certificate’s effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor’s title and any rights or equities of the Borrowers or any other Security Party against the Transferor Lender had not existed;

(f)	the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and Clause 21, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)	in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of the Borrowers or any other Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

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27.8	Maintenance of register of Lenders. During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 27.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrowers during normal banking hours, subject to receiving at least three (3) Business Days’ prior notice.

27.9	Reliance on register of Lenders. The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

27.10	Authorization of Agent to sign Transfer Certificates. The Borrowers, the Security Trustee and each Lender irrevocably authorizes the Agent to sign Transfer Certificates on its behalf.

27.11	Registration fee. In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $5,000 from the Transferor Lender or (at the Agent’s option) the Transferee Lender.

27.12	Sub-participation; subrogation assignment. A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents with notice to the Security Parties, the Agent and the Security Trustee; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

27.13	Disclosure of information.

27.14	Change of lending office. A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

(a)	the date on which the Agent receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

27.15	Notification. On receiving such a notice, the Agent shall notify the Borrowers and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

27.16	Security over Lenders’ rights. In addition to the other rights provided to Lenders under this Clause 27, each Lender may without consulting with or obtaining consent from the Borrowers or any other Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

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(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities;

except that no such charge, assignment or Security Interest shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by the Borrowers or any other Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

28.	VARIATIONS AND WAIVERS

28.1	Variations, waivers etc. by Majority Lenders. Subject to Clause 28.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrowers, by the Agent on behalf of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

28.2	Variations, waivers etc. requiring agreement of all Lenders. As regards the following, Clause 28.1 applies as if the words “by the Agent on behalf of the Majority Lenders” were replaced by the words “by or on behalf of every Lender”:

(a)	a reduction in the Margin;

(b)	a postponement to the date for, or a reduction in the amount of, any payment of principal, interest, fees or other sum payable under this Agreement or the Note;

(c)	an increase in any Lender’s Commitment;

(d)	a change to the definition of “Majority Lenders”;

(e)	a change to Clause 3 or this Clause 28;

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(f)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and

(g)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender’s consent is required.

28.3	Variations, waivers etc. relating to the Servicing Banks. An amendment or waiver that relates to the rights or obligations of the Agent or the Security Trustee under Clause 31 may not be effected without the consent of the Agent or the Security Trustee.

28.4	Exclusion of other or implied variations. Except for a document which satisfies the requirements of Clauses 28.1, 28.2 or 28.3, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by the Borrowers or another Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law,

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

29.	NOTICES

29.1	General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter, email or fax and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly, provided, however, that if notice is provided by email, such notice shall also be given by confirming letter or fax to constitute effective notice hereunder unless receipt of such email notice is confirmed by return email and, provided, further, that notwithstanding anything in this Agreement to the contrary, all notices must be in writing.

29.2	Addresses for communications. A notice by letter or fax shall be sent:

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(a)	to the Borrowers

	or the Guarantor:	9, Boulevard Charles III
Monaco 98000
Attention: General Counsel
Facsimile:+377 97 77 8346
Email: legal@scorpiogroup.net

	with a copy to:	150 E. 58th Street
New York, New York 10155
Attention: Chief Financial Officer
Facsimile: +212-542-1618
Email: blee@scorpiogroup.net

(b)	to a Lender:	At the address below its name in
Schedule 1 or (as the case may
require) in the relevant Transfer
Certificate.

(c)	to the Agent:	Credit Agricole Corporate And
Investment Bank
Middle Office Shipping
Attention: Marie-Claire VANDERPERRE
9 quai du President Paul Doumer
92920 Paris La Defense Cedex
France
Facsimile: +33 141 891 934
Email: marieclaire.vanderperre@ca-cib.com

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	with a copy to:	Credit Agricole Corporate And Investment Bank
Ship Finance Department
Broadwalk House, 5 Appold Street
London EC2A 2DA
United Kingdom

(d)	to the Security Trustee:	Credit Agricole Corporate And Investment Bank
Middle Office Shipping
Attention: Marie-Claire VANDERPERRE
9 quai du President Paul Doumer
92920 Paris La Defense Cedex
France
Facsimile: +33 141 891 934
Email: marieclaire.vanderperre@ca-cib.com

	with a copy to:	Credit Agricole Corporate And Investment Bank
Ship Finance Department
Broadwalk House, 5 Appold Street
London EC2A 2DA
United Kingdom

or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrowers, the Lenders and the Security Parties.

29.3	Effective date of notices. Subject to Clauses 29.4 and 29.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, two (2) hours after its transmission is completed; and.

(c)	a notice which is sent by electronic mail shall be deemed to be served and shall take effect at the time that (i) the confirming letter or fax is deemed to be served as provided in (a) or (b) above; or (ii) if receipt is confirmed by return email, the time of such return email.

29.4	Service outside business hours. However, if under Clause 29.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5:00 p.m. local time,

the notice shall (subject to Clause 29.5) be deemed to be served, and shall take effect, at 9:00 a.m. on the next day which is such a business day.

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29.5	Illegible notices. Clauses 29.3 and 29.4 do not apply if the recipient of a notice notifies the sender within one (1) hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

29.6	Valid notices. A notice (other than a notice sent solely by electronic mail without a confirming letter, fax or return email) under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

29.7	English language. Any notice under or in connection with a Finance Document shall be in English.

29.8	Meaning of “notice”. In this Clause 29, “notice” includes any demand, consent, authorization, approval, instruction, waiver or other communication.

30.	SUPPLEMENTAL

30.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

30.2	Severability of provisions. If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

30.3	Counterparts. A Finance Document may be executed in any number of counterparts.

30.4	Binding Effect. This Agreement shall become effective on the Effective Date and thereafter shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

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31.	THE SERVICING BANKS AND PARALLEL DEBT

31.1	Appointment and Granting.

(a)	The Agent. Each of the Lenders and the Arranger appoints and authorizes (with a right of revocation) the Agent to act as its agent hereunder and under any of the other Finance Documents with such powers as are specifically delegated to the Agent by the terms of this Agreement and of any of the other Finance Documents, together with such other powers as are reasonably incidental thereto.

(b)	The Security Trustee.

(i)	Authorization of Security Trustee. Each of the Lenders, the Swap Banks, the Arranger and the Agent appoints and authorizes (with a right of revocation) the Security Trustee to act as security trustee hereunder and under the other Finance Documents (other than the Notes) with such powers as are specifically delegated to the Security Trustee by the terms of this Agreement and such other Finance Documents, together with such other powers as are reasonably incidental thereto.

(ii)	Granting Clause. To secure the payment of all sums of money from time to time (i) owing to the Lenders under the Finance Documents and (ii) to the Swap Banks under the Master Agreements in the maximum principal amount of 25% of the Total Commitments plus accrued interest thereon and the performance of the covenants of the Borrowers and any other Security Party herein and therein contained, and in consideration of the premises and of the covenants herein contained and of the extensions of credit by the Lenders, the Security Trustee does hereby declare that it will hold as such trustee in trust for the benefit of the Lenders, the Swap Banks, the Arranger and the Agent, from and after the execution and delivery thereof, all of its right, title and interest as mortgagee in, to and under the Mortgages and its right, title and interest as assignee and secured party under the other Finance Documents (the right, title and interest of the Security Trustee in and to the property, rights and privileges described above, from and after the execution and delivery thereof, and all property hereafter specifically subjected to the Security Interest of the indenture created hereby and by the Finance Documents by any amendment hereto or thereto are herein collectively called the “Estate”); TO HAVE AND TO HOLD the Estate unto the Security Trustee and its successors and assigns forever, BUT IN TRUST, NEVERTHELESS, for the equal and proportionate benefit and security of the Lenders, the Swap Banks, the Arranger and the Agent and their respective successors and assigns without any priority of any one over any other, UPON THE CONDITION that, unless and until an Event of Default under this Agreement shall have occurred and be continuing, the Borrowers shall be permitted, to the exclusion of the Security Trustee, to possess and use the Ships. IT IS HEREBY COVENANTED, DECLARED AND AGREED that all property subject or to become subject hereto is to be held, subject to the further covenants, conditions, uses and trusts hereinafter set forth, and each Security Party, for itself and its respective successors and assigns, hereby covenants and agrees to and with the Security Trustee and its successors in said trust, for the equal and proportionate benefit and security of the Lenders, the Swap Banks, the Arranger and the Agent as hereinafter set forth.

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(iii)	Acceptance of Trusts. The Security Trustee hereby accepts the trusts imposed upon it as Security Trustee by this Agreement, and the Security Trustee covenants and agrees to perform the same as herein expressed and agrees to receive and disburse all monies constituting part of the Estate in accordance with the terms hereof.

31.2	Scope of Duties. Neither the Agent nor the Security Trustee (which terms as used in this sentence and in Clause 31.5 hereof shall include reference to their respective affiliates and their own respective and their respective affiliates’ officers, directors, employees, agents and attorneys-in-fact):

(a)	shall have any duties or responsibilities except those expressly set forth in this Agreement and in any of the Finance Documents, and shall not by reason of this Agreement or any of the Finance Documents be (except, with respect to the Security Trustee, as specifically stated to the contrary in this Agreement) a trustee for a Lender or a Swap Bank;

(b)	shall be responsible to the Lenders or the Swap Banks for any recitals, statements, representations or warranties contained in this Agreement or in any of the Finance Documents, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any of the other Finance Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any of the other Finance Documents or any other document referred to or provided for herein or therein or for any failure by a Security Party or any other person to perform any of its obligations hereunder or thereunder or for the location, condition or value of any property covered by any Security Interest under any of the Finance Documents or for the creation, perfection or priority of any such Security Interest;

(c)	shall be required to initiate or conduct any litigation or collection proceedings hereunder or under any of the Finance Documents unless expressly instructed to do so in writing by the Majority Lenders; or

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(d)	shall be responsible for any action taken or omitted to be taken by it hereunder or under any of the Finance Documents or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct. Each of the Security Trustee and the Agent may employ agents and attorneys-in-fact and neither the Security Trustee nor the Agent shall be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. Each of the Security Trustee and the Agent may deem and treat the payee of a Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent together with the written consent of the Borrowers to such assignment or transfer, provided, however, that if an Event of Default has occurred and is continuing, no consent of the Borrower shall be required for such assignment or transfer.

31.3	Reliance. Each of the Security Trustee and the Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telefacsimile, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper person or persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Security Trustee or the Agent, as the case may be. As to any matters not expressly provided for by this Agreement or any of the other Finance Documents, each of the Security Trustee and the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions signed by the Majority Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

31.4	Knowledge. Neither the Security Trustee nor the Agent shall be deemed to have knowledge or notice of the occurrence of a Potential Event of Default or Event of Default (other than, in the case of the Agent, the non-payment of principal of or interest on the Loan or actual knowledge thereof) unless each of the Security Trustee and the Agent has received notice from a Lender or the Borrowers specifying such Potential Event of Default or Event of Default and stating that such notice is a “Notice of Default”. If the Agent receives such a notice of the occurrence of such Potential Event of Default or Event of Default, the Agent shall give prompt notice thereof to the Security Trustee, the Swap Banks, and the Lenders (and shall give each Lender prompt notice of each such non-payment). Subject to Clause 31.8 hereof, the Security Trustee and the Agent shall take such action with respect to such Potential Event of Default or Event of Default or other event as shall be directed by the Majority Lenders, except that, unless and until the Security Trustee and the Agent shall have received such directions, each of the Security Trustee and the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Event of Default or Event of Default or other event as it shall deem advisable in the best interest of the Lenders and the Swap Banks.

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31.5	Security Trustee and Agent as Lenders. Each of the Security Trustee and the Agent (and any successor acting as Security Trustee or Agent, as the case may be) in its individual capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Security Trustee or the Agent, as the case may be, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include each of the Security Trustee and the Agent in their respective individual capacities. Each of the Security Trustee and the Agent (and any successor acting as Security Trustee and Agent, as the case may be) and their respective affiliates may (without having to account therefor to a Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrowers and any of their subsidiaries or affiliates as if it were not acting as the Security Trustee or the Agent, as the case may be, and each of the Security Trustee and the Agent and their respective affiliates may accept fees and other consideration from the Borrowers for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

31.6	Indemnification of Security Trustee and Agent. The Lenders severally agree, ratably in accordance with the aggregate principal amount of each Lender’s Contribution in the Loan, to indemnify each of the Agent and the Security Trustee (to the extent not reimbursed under other provisions of this Agreement, but without limiting the obligations of the Borrowers under said other provisions) for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Security Trustee or the Agent in any way relating to or arising out of this Agreement or any of the other Finance Documents or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby (including, without limitation, the costs and expenses which the Borrowers are to pay hereunder, but excluding, unless an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of their respective agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, except that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

31.7	Reliance on Security Trustee or Agent. Each Lender and each Swap Bank agrees that it has, independently and without reliance on the Security Trustee, the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrowers and decision to enter into this Agreement and that it will, independently and without reliance upon the Security Trustee, the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the Finance Documents. None of the Security Trustee or the Agent shall be required to keep itself informed as to the performance or observance by the Borrowers of this Agreement or any of the Finance Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrowers. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Security Trustee or the Agent hereunder, neither the Security Trustee nor the Agent shall have any duty or responsibility to provide a Lender with any credit or other information concerning the affairs, financial condition or business of the Borrowers or any of their parents, subsidiaries or affiliates which may come into the possession of the Security Trustee, the Agent or any of their respective affiliates.

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31.8	Actions by Security Trustee and Agent. Except for action expressly required of the Security Trustee or the Agent hereunder and under the other Finance Documents, each of the Security Trustee and the Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Clause 31.6 against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

31.9	Resignation and Removal. Subject to the appointment and acceptance of a successor Security Trustee or Agent (as the case may be) as provided below, each of the Security Trustee and the Agent may resign at any time by giving notice thereof to the Lenders, the Swap Bank, and the Borrowers, and the Security Trustee or the Agent may be removed at any time with or without cause by the Majority Lenders by giving notice thereof to the Agent, the Security Trustee, the Lenders and the Borrowers. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Security Trustee or Agent, as the case may be. If no successor Security Trustee or Agent, as the case may be, shall have been so appointed by the Lenders or, if appointed, shall not have accepted such appointment within 30 days after the retiring Security Trustee’s or Agent’s, as the case may be, giving of notice of resignation or the Majority Lenders’ removal of the retiring Security Trustee or Agent, as the case may be, then the retiring Security Trustee or Agent, as the case may be, may, on behalf of the Lenders and the Swap Banks, appoint a successor Security Trustee or Agent. Upon the acceptance of any appointment as Security Trustee or Agent hereunder by a successor Security Trustee or Agent, such successor Security Trustee or Agent, as the case may be, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Security Trustee or Agent, as the case may be, and the retiring Security Trustee or Agent shall be discharged from its duties and obligations hereunder. After any retiring Security Trustee or Agent’s resignation or removal hereunder as Security Trustee or Agent, as the case may be, the provisions of this Clause 31 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Security Trustee or the Agent, as the case may be.

31.10	Release of Collateral. Without the prior written consent of the Majority Lenders, and the Swap Banks neither the Security Trustee nor the Agent will consent to any modification, supplement or waiver under any of the Finance Documents nor without the prior written consent of all of the Lenders and the Swap Banks release any Collateral or otherwise terminate any Security Interest under the Finance Documents, except that no such consent is required, and each of the Security Trustee and the Agent is authorized, to release any Security Interest covering property if the Secured Liabilities have been paid and performed in full or which is the subject of a disposition of property permitted hereunder or to which the Lenders and the Swap Banks have consented.

31.11	Parallel Debt

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(a)	Each Borrower hereby irrevocably and unconditionally undertakes, as far as necessary in advance, to pay to the Security Trustee, as creditor in its own right and not as representative of any of the other Creditor Parties, an amount equal to the aggregate of all its Principal Obligations to all the Creditor Parties from time to time due in accordance with the terms and conditions of such Principal Obligations (such payment undertaking and the obligations and liabilities which are the result thereof, its “Parallel Debt”).

(b)	Each of the parties hereto hereby acknowledges that (i) the Parallel Debt of any Borrower constitutes undertakings, obligations and liabilities of such Borrower to the Security Trustee which are separate and independent from, and without prejudice to, the Principal Obligations which such Borrower has to any other Creditor Party and (ii) that the Parallel Debt represents the Security Trustee’s own claim to receive payment of such Parallel Debt by such Borrower, provided that the total amount which may become due under the Parallel Debt of such Borrower under this Clause 31.11 shall never exceed the total amount which may become due under all the Principal Obligations of such Borrower to all the Creditor Parties.

(i)	The total amount due by the relevant Borrower as the Parallel Debt under Clause 31.11(a) shall be decreased to the extent that such Borrower shall have paid any amounts to the Creditor Parties or any of them to reduce such Borrower’s outstanding Principal Obligations or any Creditor Party otherwise receive any amount of such Principal Obligations (other than by virtue of Clause 31.11(c)(ii); and

(ii)	To the extent that any Borrower shall have paid any amounts to the Security Trustee under the Parallel Debt or the Security Trustee shall have otherwise received monies in payment of such Parallel Debt, the total amount due under the Principal Obligations shall be decreased by the same amount.

(c)	In the event the Security Trustee should resign or be removed by the Majority Lenders, the Security Trustee shall assign the Parallel Debt owed to it to its successor security trustee together with all of its other rights and obligations under this Clause 31.11 and shall take all such further actions as the Agent in its sole discretion may deem necessary or desirable in order to assign and transfer to the successor security trustee the Parallel Debt and the other rights and obligations under this Clause 31.11.

32.	LAW AND JURISDICTION

32.1	Governing law. THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS (EXCEPT AS OTHERWISE PROVIDED IN A FINANCE DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAW PRINCIPLES.

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32.2	Consent to Jurisdiction.

(a)	Each of the Security Parties hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Finance Documents to which such Security Party is a party or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State Court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)	Nothing in this Clause 32.2 shall affect the right of a Creditor Party to bring any action or proceeding against a Security Party or its property in the courts of any other jurisdictions where such action or proceeding may be heard.

(c)	Each of the Security Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any immunity from jurisdiction of any court or from any legal process with respect to itself or its property.

(d)	Each of the Security Parties hereby agrees to appoint Seward & Kissel LLP, with offices currently located at One Battery Park Plaza, New York, New York 10004, Attention: Lawrence Rutkowski, as its designated agent for service of process for any action or proceeding arising out of or relating to this Agreement or any other Finance Document. Each of the Security Parties also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to its address specified in Clause 29.2. Each of the Security Parties also agrees that service of process may be made on it by any other method of service provided for under the applicable laws in effect in the State of New York.

32.3	Creditor Party rights unaffected. Nothing in this Clause 32 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

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32.4	Meaning of “proceedings”. In this Clause 32, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

33.	WAIVER OF JURY TRIAL

33.1	WAIVER. EACH OF THE SECURITY PARTIES AND THE CREDITOR PARTIES MUTUALLY AND IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

34.	PATRIOT ACT NOTICE

34.1	PATRIOT Act Notice. Each of the Agent and the Lenders hereby notifies the Borrowers that pursuant to the requirements of the PATRIOT Act and the policies and practices of the Agent and each Lender, the Agent and each of the Lenders is required to obtain, verify and record certain information and documentation that identifies each Security Party, which information includes the name and address of each Security Party and such other information that will allow the Agent and each of the Lenders to identify each Security Party in accordance with the PATRIOT Act.

[SIGNATURE PAGES FOLLOW ON NEXT PAGES]

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EXECUTION PAGE

WHEREFORE, the parties hereto have caused this Loan Agreement to be executed as of the date first above written.

STI AMBER SHIPPING COMPANY LIMITED, as Borrower By: /s/ Brian M. Lee Name: Brian M. Lee Title: Director	CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Lender, Agent, Arranger, Security Trustee and Swap Bank By: /s/ Geoffrey D. Ferrer Name: Geoffrey D. Ferrer Title: Attorney in Fact
STI GARNET SHIPPING COMPANY LIMITED, as Borrower By: /s/ Brian M. Lee Name: Brian M. Lee Title: Director	SKANDINAVISKA ENSKILDA BANKEN AB (PUBL), as Lender and Swap Bank By: /s/ Geoffrey D. Ferrer Name: Geoffrey D. Ferrer Title: Attorney in Fact
STI RUBY SHIPPING COMPANY LIMITED, as Borrower By: /s/ Brian M. Lee Name: Brian M. Lee Title: Director
STI TOPAZ SHIPPING COMPANY LIMITED, as Borrower By: /s/ Brian M. Lee Name: Brian M. Lee Title: Director
SCORPIO TANKERS INC., as Guarantor By: /s/ Brian M. Lee Name: Brian M. Lee Title: Chief Financial Officer

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